As filed with the Securities and Exchange Commission on April 16, 2021

Registration No. 333-239782

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIO-key International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	8071	41-1741861
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3349 HIGHWAY 138, BUILDING A, SUITE E

WALL, NJ 07719

(732) 359-1100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael DePasquale

Chief Executive Officer

BIO-key International, Inc.

3349 HIGHWAY 138, BUILDING A, SUITE E

WALL, NJ 07719

(732) 359-1100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Vincent A. Vietti

Fox Rothschild LLP

997 Lenox Drive, Building 3

Lawrenceville, NJ 08648

(609) 896-3600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Post- Effective Amendment No. 1.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this Post-Effective Amendment No. 1 to registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Post-Effective Amendment No. 1 to registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Post-Effective Amendment No. 1 to registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1, as amended (Commission File No. 333-239782) (the “Original Registration Statement”), of BIO-key International, Inc. (the “Company”) is being filed pursuant to the undertakings in the Original Registration Statement to update and supplement the information contained in the Original Registration Statement, which was originally declared effective by the Securities and Exchange Commission on July 20, 2020.

The information provided below has been updated as noted to retroactively reflect the effect of the Company’s 1-for-8 reverse stock split effected in November 2020.

The Original Registration Statement, as amended by this Amendment, pertains solely to the registration of 3,979,775 shares of common stock, par value $0.0001 per share (“Common Stock”), underlying warrants (the “July Warrants”) previously issued by the Company to investors in its July 2020 public offering. The Registrant’s issuance and sale of the July Warrants, as well as the underlying common stock, was registered under the Original Registration Statement.

For the convenience of the reader, this Amendment sets forth the Original Registration Statement in its entirety, as amended by this Amendment.

No additional securities are being registered under this Amendment. All applicable registration fees were paid in connection with the initial filings of the Original Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 16, 2021

PROSPECTUS

Up to 3,979,775 Shares of Common Stock Underlying Previously Issued Warrants

This prospectus relates to the offer and sale by BIO-key International, Inc., a Delaware corporation, of up to 3,979,775 shares of common stock, $0.0001 par value, underlying warrants previously issued by us that are issuable at a price of $5.20 per share from time to time upon exercise of outstanding warrants (the “July Warrants”) issued to investors in our July 2020 public offering, the issuance of which was previously registered on a Registration Statement on Form S-1 (File No. 333- 239782).

Upon exercise of the July Warrants, we will receive proceeds from the exercise of such warrants. See “Plan of Distribution.” Any proceeds received from the exercise of such warrants will be used for general working capital and other corporate purposes.

Our common stock is listed on the NASDAQ Capital Market under the symbol “BKYI”. On April 14, 2021, the last reported sale price of our common stock on the NASDAQ Capital Market was $3.39 per share. We urge prospective purchasers of our common stock to obtain current information about the market prices of our common stock and July Warrants.

This prospectus may only be used where it is legal to offer and sell the shares covered by this prospectus. We have not taken any action to register or obtain permission for this offering or the distribution of this prospectus in any country other than the United States.

Investing in the common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 for a discussion of these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is April 16, 2021

You should rely only on information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful.

The information in this prospectus is accurate only as of the date on the front cover of this prospectus and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates. No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

For investors outside the United States: We have not, and the underwriters have not, taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside the United States.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We have registered our trademarks “BIO-key”, “True User Identification”, “Intelligent Image Indexing®”, “WEB-key®”, “SideSwipe®, “SidePass®”, “EcoID®”, “PistolStar®”, “PortalGuard®”, “PASSIVEKEY®”, and “The Biometric of Things®” with the U.S. Patent & Trademark Office, as well as many foreign countries, protecting our name, PistolStar, and  key technology offering names discussed later in this prospectus. This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks and tradenames referred to in this prospectus appear (after the first usage) without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and tradenames.

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the Securities and Exchange Commission, or SEC, listed in the section of the prospectus entitled “Incorporation of Certain Information by Reference.” Because it is only a summary, it does not contain all of the information that you should consider before purchasing our securities in this offering and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference into this prospectus. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference herein in their entirety, including the “Risk Factors” and our financial statements and the related notes incorporated by reference into this prospectus, before purchasing our securities in this offering. Unless the context requires otherwise, references in this prospectus to “BIO-key” “we,” “us” and “our” refer to BIO-key International, Inc. and our subsidiaries.

Overview

We are a leading identity and access management (IAM) platform provider enabling secure work-from-anywhere for enterprise, education, and government customers.  Our vision is to enable any organization to secure streamlined and passwordless workforce, customer, citizen and student access to any online service, workstation, or mobile application, without a requirement to use tokens or phones.

We have developed what we believe is the most discriminating and effective commercially available finger-based biometric technology. This technology is embedded in our PortalGuard® product for enterprise security, providing customers with a unique capability to authenticate users without a phone or token, where appropriate, such as manufacturing, retail, call centers, and health care workers.

Our customers use our services to: (i) manage and secure work-related IT access of their employees, contractors and supply chain partners, which we call workforce identity; and (ii) manage and secure the identities of users of their web properties, which we call customer identity. We offer our software under a software as a service (SaaS) term license and generate annual recurring revenue (ARR) primarily by selling multi-year subscriptions to our software.

Our Products

Our products simplify the authentication process for enterprise users and consumers, while raising security levels. Our products provide stronger identity binding and a superior user experience versus traditional credentialing systems, which utilize a physical or knowledge-based electronic credential to authenticate the holder, but fail to authenticate the actual user in addition to the token.

BIO-key PortalGuard is our independent, customer-controlled and neutral-by-design cloud-based identity platform that allows our customers to integrate with any cloud or on-premises SaaS application, service or cloud host, as well as Windows device authentication through a single secure, reliable and scalable IAM platform.  Our platform enables any user to connect to any device, cloud or application, all with a simple, customizable, intuitive and consumer-friendly user experience.  We utilize server-secured biometrics to support roving users without requiring them to carry their phone or a token. As of December 31, 2020, more than 300 customers across multiple industries use BIO-key to secure and manage access for users around the world.

WEB-key® is our scalable biometric service management platform, incorporating key functions for regulatory compliance, enrollment, authentication or identification, and integrity in a multi-tenant private or public cloud delivery platform.  Government agencies use WEB-key for their large-scale civil ID projects, because WEB-key underpins a biometric identity ecosystem, is cloud-ready, and provides a scalable, high-integrity trust platform which can be operated anywhere and supports over 30 fingerprint scanners interchangeably.

We also offer a full line of easy to use finger scanners for both enterprise and consumer markets which we market under the brand names SideSwipe®, EcoID® and SideTouch™. These readers can be used for passwordless login on any laptop, tablet or other device which contains a USB port.

Our Markets

Both commercial enterprises and the public sector have seen a shift in the requirement for stronger authentication. The FBI, the National Institute of Standards and Technology (NIST), and industry thought leaders such as SalesForce and Microsoft have encouraged entities to enhance their security posture by implementing stronger 2-factor authentication (2FA), or multi-factor authentication (MFA). We believe the market for advanced user MFA, including fingerprint biometrics, extends to nearly every industry segment and the market opportunity for our products is massive, global and growing.

Historically, our largest market has been access control within highly regulated industries like government and healthcare. In 2019, we became the go-to biometric authentication provider for board of election offices as eight offices deployed our hardware and software to secure internal access to the voter registration database. We will seek to extend this footprint in 2021 and beyond. In 2020, we secured two of the largest contracts in the Company’s history. These contracts, valued at a combined $75 million are for large-scale identification projects in Africa and Nigeria utilizing our core biometric authentication software engine, WEB-key. We expect to ship the first order on these contracts in the first half of 2021. In connection with the acquisition of PistolStar in 2020, we have developed a large customer base in the higher education vertical.

We sell our products directly through our field and inside sales teams, as well as indirectly through our network of channel partners. Through our Channel Alliance Program, we have partnered with more than 40 resellers, system integrators, and other distribution partners. We are committed to aggressively growing this program in 2021.

Growth Strategy

We have grown our business through a combination of organic growth and the strategic acquisition of PistolStar. We expect to grow our business within government services and highly-regulated industries in which we have historically had a strong presence including financial services, higher education, and healthcare.  We believe that continued heightened security and privacy requirements in these industries, and as colleges, universities and businesses continue operating in remote environments, will generate increased demand for security solutions, including biometrics and IAM platforms.

We expect to continue to pursue strategic acquisitions of select businesses and assets in the IAM space. We cannot provide any assurance as to whether we will be able to complete any acquisition and if completed, successfully integrate any business we acquire into our operations. Please see the section captioned “RISK FACTORS” for additional information regarding acquisition risks.

General

Our principal executive office is located at 3349 Highway 138, Building A, Suite E, Wall, New Jersey 07719 and our telephone number is (732) 359-1100. Our website is located at www.bio-key.com. The information on our website or any other website is not incorporated by reference into this prospectus supplement or the accompanying base prospectus. Our website address is included as an inactive textual reference only.

The Offering

Common stock offered by us	3,979,775 shares issuable upon exercise of the July Warrants.

Common stock outstanding after this offering	11,797,688 shares (assuming the issuance of all of the shares of common stock underlying the July Warrants).

Use of proceeds

We will receive approximately $20,694,830 of gross proceeds if all the currently outstanding July Warrants are exercised for cash before deduction of our anticipated offering expenses. See “Plan of Distribution.” We currently intend to use these proceeds for general corporate purposes. For additional information, please refer to the section entitled “Use of Proceeds” of this prospectus.

Risk Factors

Investing in our securities involves a high degree of risk. You should carefully review and consider the “Risk Factors” section of this prospectus for a discussion of factors to consider before deciding to purchase any of our securities in this offering.

Market Symbol and trading

Our common stock is listed on The Nasdaq Capital Market under the symbol “BKYI.” There is no established trading market for the July Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the July Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the July Warrants will be limited.

The number of shares of our common stock to be outstanding after this offering is based on 7,817,913 shares of our common stock outstanding as of April 12, 2021 and excludes as of such date:

●	212,711 shares of our common stock issuable upon the exercise of stock options, with a weighted-average exercise price of $16.65 per share;

●	709,612 shares of our common stock issuable upon the exercise of outstanding warrants, other than the July Warrants, with a weighted-average exercise price of $10.73 per share; and

●	35,870 other shares of our common stock reserved for future issuance under our 2015 Equity Incentive Plan.

RISK FACTORS

Set forth below are the risks that we believe are material to our investors. This section contains forward-looking statements. You should refer to the explanation of the qualifications and limitations on forward-looking statements appearing in section “Special Note Regarding Forward-Looking Statements”. Effective November 20, 2020, we implemented a reverse stock split of our outstanding common stock at a ratio of 1-for-8. All share figures are reflected on a post-split basis.

BUSINESS AND FINANCIAL RISKS

We have historically not generated significant revenue and have sustained substantial operating losses.

In order to increase revenue, we have developed a direct sales force and anticipate the need to retain additional sales, marketing and technical support personnel and may need to incur substantial expenses. We cannot assure you that we will be able to secure these necessary resources, that a significant market for our technologies will develop, or that we will be able to achieve our targeted revenue. If we are unable to achieve revenue or raise capital sufficient to cover our ongoing operating expenses, we will be required to scale back operations, including marketing and research initiatives, or in the extreme case, discontinue operations. As of December 31, 2020, we had an accumulated deficit of approximately $99 million.

Our biometric technology has yet to gain widespread market acceptance and we do not know how large of a market will develop for our technology.

Biometric technology has received only limited market acceptance, particularly in the private sector. Our technology represents a novel security solution and we have not yet generated significant sales. Although recent security concerns relating to identification of individuals and appearance of biometric readers on popular consumer products, including the Apple iPhone, have increased interest in biometrics generally, it remains an undeveloped, evolving market. Biometric based solutions compete with more traditional security methods including keys, cards, personal identification numbers and security personnel. Acceptance of biometrics as an alternative to such traditional methods depends upon a number of factors including:

●	national or international events which may affect the need for or interest in biometric solutions;

●	the performance and reliability of biometric solutions;

●	marketing efforts and publicity regarding these solutions;

●	public perception regarding privacy concerns;

●	costs involved in adopting and integrating biometric solutions;

●	proposed or enacted legislation related to privacy of information; and

●	competition from non-biometric technologies that provide more affordable, but less robust, authentication (such as tokens and smart cards).

For these reasons, we are uncertain whether our biometric technology will gain widespread acceptance in any commercial markets or that demand will be sufficient to create a market large enough to produce significant revenue or earnings. Our future success depends, in part, upon business customers adopting biometrics generally, and our solution specifically.

Biometric technology is a new approach to Internet security, which must be accepted in order for our WEB-key solution to generate significant revenue.

Our WEB-key authentication initiative represents a new approach to Internet security, which has been adopted on a limited basis by companies that distribute goods, content or software applications over the Internet. The implementation of our WEB-key solution requires the distribution and use of a finger scanning device and integration of database and server side software. Although we believe our solutions provide a higher level of security for information transmitted over the Internet than existing traditional methods, unless business and consumer markets embrace the use of a scanning device and believe the benefits of increased accuracy outweigh implementation costs, our solution will not gain market acceptance.

The market for our solutions is still developing and if the biometrics industry adopts standards or a platform different from our standards or platform, our competitive position would be negatively affected.

The market for identity solutions is still developing. The evolution of this market may result in the development of different technologies and industry standards that are not compatible with our current solutions, products or technologies. Several organizations set standards for biometrics to be used in identification and documentation. Although we believe that our biometric technologies comply with existing standards, these standards may change and any standards adopted could prove disadvantageous to or incompatible with our business model and current or future solutions, products and services.

Our software products may contain defects which will make it more difficult for us to establish and maintain customers.

Although we have completed the development of our core biometric technology, it has only been used by a limited number of business customers. Despite extensive testing during development, our software may contain undetected design faults and software errors, or “bugs” that are discovered only after it has been installed and used by a greater number of customers. Any such defect or error in new or existing software or applications could cause delays in delivering our technology or require design modifications. These could adversely affect our competitive position and cause us to lose potential customers or opportunities. Since our technologies are intended to be utilized to secure physical and electronic access, the effect of any such bugs or delays will likely have a detrimental impact on us. In addition, given that biometric technology generally, and our biometric technology specifically, has yet to gain widespread acceptance in the market, any delays would likely have a more detrimental impact on our business than if we were a more established company.

In order to generate revenue from our biometric products, we are dependent upon independent original equipment manufacturers, system integrators and application developers, which we do not control. As a result, it may be more difficult to generate sales.

We market our technology through licensing arrangements with:

●	original equipment manufacturers (OEMs), system integrators and application developers which develop and market products and applications which can then be sold to end users; and

●	companies which distribute goods, services or software applications over the Internet.

As a technology licensing company, our success will depend upon the ability of these manufacturers and developers to effectively integrate our technology into products and services which they market and sell. We have no control over these licensees and cannot assure you that they have the financial, marketing or technical resources to successfully develop and distribute products or applications acceptable to end users or generate any meaningful revenue for us. These third parties may also offer the products of our competitors to end users. While we have commenced a significant sales and marketing effort, we have only begun to develop a significant distribution channel and may not have the resources or ability to sustain these efforts or generate any meaningful sales.

We face intense competition and may not have the financial and human resources necessary to keep up with rapid technological changes, which may result in our technology becoming obsolete.

The Internet, facility access control, and information security markets are subject to rapid technological change and intense competition. We compete with both established biometric companies and a significant number of startup enterprises as well as providers of more traditional methods of access control. Most of our competitors have substantially greater financial and marketing resources than we do and may independently develop superior technologies, which may result in our technology becoming less competitive or obsolete. We may not be able to keep pace with this change. If we are unable to develop new applications or enhance our existing technology in a timely manner in response to technological changes, we will be unable to compete in our chosen markets. In addition, if one or more other biometric technologies such as voice, face, iris, hand geometry or blood vessel recognition are widely adopted, it would significantly reduce the potential market for our fingerprint identification technology.

We expect material revenues from Africa beginning in 2021 and future periods. Our financial performance will be subject to risks associated with changes in the value of the U.S. dollar versus local currencies.

Our primary exposure to movements in foreign currency exchange rates relates to non-U.S. dollar-denominated sales and operating expenses worldwide. Weakening of foreign currencies relative to the U.S. dollar will adversely affect the U.S. dollar value of our foreign currency-denominated sales and earnings, if any, and could lead to us raising international pricing, potentially reducing the demand for our products. In addition, margins on sales of our products in foreign countries and on sales of products that include components obtained from foreign suppliers could be materially adversely affected by foreign currency exchange rate fluctuations.

Although we have made significant sales of our products throughout Asia and Africa in prior years, we have not been able to consistently enforce our contract rights and collect all receivables which has resulted in material write-offs.

Our ability to enforce our international contracts is contingent on our relationships with foreign resellers, and their financial viability. Although we are making efforts to better enforce our contract rights, there can be no assurance that we will be able to fully collect all receivables originating in Asia and Africa or that will not have to write-off future receivables which may be material in amount.  Any such write-offs have in the past and will negatively impact our financial position and results of operation.

We depend on key employees and members of our management team, including our Chairman of the Board and Chief Executive Officer and our Chief Technology Officer, in order to achieve our goals. We cannot assure you that we will be able to retain or attract such persons.

Our employment contracts with Michael W. DePasquale, our Chairman of the Board and Chief Executive Officer, and Mira LaCous, our Chief Technology Officer, expire annually, and renew automatically for successive one year periods unless notice of non-renewal is provided by the Company. Although the contracts do not prevent them from resigning, they do contain confidentiality and non-compete clauses, which are intended to prevent them from working for a competitor within one year after leaving our Company. Our success depends on our ability to attract, train and retain employees with expertise in developing, marketing and selling software solutions. In order to successfully market our technology, we will need to retain additional engineering, technical support and marketing personnel. The market for such persons remains highly competitive and our limited financial resources will make it more difficult for us to recruit and retain qualified persons.

We cannot assure you that the intellectual property protection for our core technology provides a sustainable competitive advantage or barrier to entry against our competitors.

Our success and ability to compete is dependent in part upon proprietary rights to our technology. We rely primarily on a combination of patent, copyright and trademark laws, trade secrets and technical measures to protect our propriety rights. We have filed a patent application relating to both the optic technology and biometrics solution components of our technology wherein several claims have been allowed. The U.S. Patent and Trademark Office has issued us a series of patents for our Vector Segment fingerprint technology (VST), and our other core biometric analysis and identification technologies. However, we cannot assure you that we will be able to adequately protect our technology or other intellectual property from misappropriation in the U.S. and abroad. Any patent issued to us could be challenged, invalidated or circumvented or rights granted thereunder may not provide a competitive advantage to us. Furthermore, patent applications that we file may not result in issuance of a patent or, if a patent is issued, the patent may not be issued in a form that is advantageous to us. Despite our efforts to protect our intellectual property rights, others may independently develop similar products, duplicate our products or design around our patents and other rights. In addition, it is difficult to monitor compliance with, and enforce, our intellectual property rights on a worldwide basis in a cost-effective manner. In jurisdictions where foreign laws provide less intellectual property protection than afforded in the U.S. and abroad, our technology or other intellectual property may be compromised, and our business would be materially adversely affected. If any of our proprietary rights are misappropriated or we are forced to defend our intellectual property rights, we will have to incur substantial costs. Such litigation could result in substantial costs and diversion of our resources, including diverting the time and effort of our senior management, and could disrupt our business, as well as have a material adverse effect on our business, prospects, financial condition and results of operations. We can provide no assurance that we will have the financial resources to oppose any actual or threatened infringement by any third party. Furthermore, any patent or copyrights that we may be granted may be held by a court to infringe on the intellectual property rights of others and subject us to the payment of damage awards.

We may be subject to claims with respect to the infringement of intellectual property rights of others, which could result in substantial costs and diversion of our financial and management resources.

Third parties may claim that we are infringing on their intellectual property rights. We may violate the rights of others without our knowledge. We may expose ourselves to additional liability if we agree to indemnify our customers against third party infringement claims. While we know of no basis for any claims of this type, the existence of and ownership of intellectual property can be difficult to verify and we have not made an exhaustive search of all patent filings. Additionally, most patent applications are kept confidential for twelve to eighteen months, or longer, and we would not be aware of potentially conflicting claims that they make. We may become subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. If we are found to have violated the intellectual property rights of others, we may be enjoined from using such intellectual property, and we may incur licensing fees or be forced to develop alternative technology or obtain other licenses. In addition, we may incur substantial expenses in defending against these third party infringement claims and be diverted from devoting time to our business and operational issues, regardless of the merits of any such claim.

In addition, in the event that we recruit employees from other technology companies, including certain potential competitors, and these employees are engaged in the development of portions of products which are similar to the development in which they were involved at their former employers, we may become subject to claims that such employees have improperly used or disclosed trade secrets or other proprietary information. If any such claims were to arise in the future, litigation or other dispute resolution procedures might be necessary to retain our ability to offer our current and future services, which could result in substantial costs and diversion of our financial and management resources. Successful infringement or licensing claims against us may result in substantial monetary damages, which may materially disrupt the conduct of our business and have a material adverse effect on our reputation, business, financial condition and results of operations. Even if intellectual property claims brought against us are without merit, they could result in costly and time consuming litigation, and may divert our management and key personnel from operating our business.

If we are unable to effectively protect our intellectual property rights on a worldwide basis, we may not be successful in the international expansion of our business.

Access to worldwide markets depends in part on the strength of our intellectual property portfolio. There can be no assurance that, as our business expands into new areas, we will be able to independently develop the technology, software or know-how necessary to conduct our business or that we can do so without infringing the intellectual property rights of others. To the extent that we have to rely on licensed technology from others, there can be no assurance that we will be able to obtain licenses at all or on terms we consider reasonable. The lack of a necessary license could expose us to claims for damages and/or injunction from third parties, as well as claims for indemnification by our customers in instances where we have a contractual or other legal obligation to indemnify them against damages resulting from infringement claims. With regard to our own intellectual property, we actively enforce and protect our rights. However, there can be no assurance that our efforts will be adequate to prevent the misappropriation or improper use of our protected technology in international markets.

We face inherent product liability or other liability risks that could result in large claims against us.

We have inherent risk of exposure to product liability and other liability claims resulting from the use of our products, especially to the extent customers may depend on our products in public safety situations that may involve physical harm or even death to individuals, as well as exposure to potential loss or damage to property. Despite quality control systems and inspection, there remains an ever-present risk of an accident resulting from a faulty manufacture or maintenance of products, or an act of an agent outside of our or our supplier’s control. Even if our products perform properly, we may become subject to claims and costly litigation due to the catastrophic nature of the potential injury and loss. A product liability claim, or other legal claims based on theories including personal injury or wrongful death, made against us could adversely affect operations and financial condition. Although we may have insurance to cover product liability claims, the amount of coverage may not be sufficient.

We may need to obtain additional financing to execute our business plan over the long-term, which may not be available. If we are unable to raise additional capital or generate significant revenue, we may not be able to continue operations.

We have historically financed our operations through access to the capital markets by issuing secured and convertible debt securities, convertible preferred stock, common stock, and through factoring receivables. We currently require approximately $735,000 per month to conduct our operations, a monthly amount that we have been unable to consistently achieve through revenue generation. During 2020, we generated approximately $2,837,000 of revenue, which is below our average monthly requirements. If we are unable to generate sufficient revenue to cover operating expenses and fund our business plan, we will need to obtain additional third-party financing. We may, therefore, need to obtain additional financing through the issuance of debt or equity securities. We cannot assure you that we will be able to secure any such additional financing on terms acceptable to us or at all. If we cannot obtain such financing, we will not be able to execute our business plan, will be required to reduce operating expenses, and in the extreme case, discontinue operations.

We may not achieve profitability if we are unable to maintain, improve our offerings.

We believe that our future business prospects depend in part on our ability to maintain and improve our current services and to develop new ones on a timely basis. Our services will have to achieve market acceptance, maintain technological competitiveness, and meet an expanding range of customer requirements. As a result of the complexities inherent in our service offerings, major new wireless data services and service enhancements require long development and testing periods. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new services and service enhancements. Additionally, our new services and service enhancements may not achieve market acceptance. If we cannot effectively develop and improve services, we may not be able to recover our fixed costs or otherwise become profitable.

If we fail to adequately manage our resources, it could have a severe negative impact on our financial results or stock price.

We could be subject to fluctuations in technology spending by existing and potential customers. Accordingly, we will have to actively manage expenses in a rapidly changing economic environment. This could require reducing costs during economic downturns and selectively growing in periods of economic expansion. If we do not properly manage our resources in response to these conditions, our results of operations could be negatively impacted.

The recent outbreak of COVID-19 has and may continue to have a negative impact on our business, sales, results of operations and financial condition.

The global outbreak of COVID-19 has led to severe disruptions in general economic activities, particularly retail operations and travel, as businesses and federal, state, and local governments take increasingly broad actions to mitigate this public health crisis. Individually and collectively, the consequences of the COVID-19 outbreak could have a material adverse effect on our business, sales, results of operations and financial condition.  Although our employees have been accustomed to working remotely prior to the COVID-19 pandemic, the uncertainty has extended sales cycles, extended payment terms, impacted access to inventory overseas, and delayed the start of planned deployments.

Additionally, our liquidity could be negatively impacted if these conditions continue for a significant period of time and we may be required to pursue additional sources of financing to obtain working capital, maintain appropriate inventory levels, and meet our financial obligations. Currently capital and credit markets have been disrupted by the crisis and our ability to obtain any required financing is not guaranteed and largely dependent upon evolving market conditions and other factors. Depending on the continued impact of the crisis, further actions may be required.

The extent to which the COVID-19 outbreak ultimately impacts our business, sales, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Even after the COVID-19 outbreak has subsided, we may continue to experience significant impacts to our business as a result of its global economic impact, including any economic downturn or recession that has occurred or may occur in the future.

We have taken measures to minimize the health risks of COVID-19 to our employees, as their safety and well-being are a top priority. Our U.S. employees are working remotely when possible, and we may experience reduced productivity due to the remote work environment. The extent to which COVID-19 impacts our business, sales and results of operations will depend on future developments, which are highly uncertain and cannot be predicted.

War, terrorism, other acts of violence or natural or manmade disasters such as a global pandemic may affect the markets in which the Company operates, the Company’s customers, the Company’s delivery of products and customer service, and could have a material adverse impact on our business, results of operations, or financial condition.

Our business may be adversely affected by instability, disruption or destruction in a geographic region in which we operate, regardless of cause, including war, terrorism, riot, civil insurrection or social unrest, and natural or manmade disasters, including famine, food, fire, earthquake, storm or pandemic events and spread of COVID-19, described above.

Such events may cause customers to suspend their decisions on using our products and services, make it difficult or impossible to access some of our inventory, and give rise to sudden significant changes in regional and global economic conditions and cycles that could interfere with purchases of goods or services. These events also pose significant risks to our personnel and to physical facilities which could materially adversely affect our financial results.

Our business could be negatively impacted by security threats, including cybersecurity threats, ransomware, and other disruptions.

As a technology company, we face various security threats, including cybersecurity threats to gain unauthorized access to sensitive information. Although we utilize various procedures and controls to monitor these threats and mitigate our exposure to such threats, there can be no assurance that these procedures and controls will be sufficient in preventing security threats from materializing. If any of these events were to materialize, they could lead to losses of sensitive information, critical infrastructure, personnel or capabilities, essential to our operations and could have a material adverse effect on our reputation, financial position, results of operations, or cash flows.

Cybersecurity attacks in particular are evolving and include but are not limited to, malicious software, attempts to gain unauthorized access to data, and other electronic security breaches that could lead to disruptions in critical systems, unauthorized release of confidential or otherwise protected information and corruption of data. Although we have implemented systems and procedures that are designed to protect customer, employee, vendor and Company information, prevent data loss and other security breaches, and otherwise identify, assess, and analyze cybersecurity risks, these measures may not be effective. Development and maintenance of these systems is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures increase and become more sophisticated. We face an evolving threat landscape in which cybercriminals, among others, employ a complex array of techniques designed to access personal data and other information, including, for example, the use of fraudulent or stolen access credentials, malware, ransomware, phishing, denial of service and other types of attacks. While, to the best of our knowledge, we have not experienced any material misappropriation, loss or other unauthorized disclosure of confidential or personally identifiable information as a result of a security breach or cyberattack that could materially increase financial risk to the Company or our customers, such a security breach or cyberattack could adversely affect our business and operations, including by damaging our reputation and our relationships with our customers, employees and investors, exposing us to litigation, fines, penalties or remediation costs.

We may experience difficulties in completing the integration of the operations, personnel and assets of PistolStar which we acquired in June 2020.

We recently acquired PistolStar. There can be no assurance that we will be able to manage PistolStar’s business or successfully integrate the business with our historic operations without substantial costs, delays or other operational or financial problems. In addition, we cannot assure you that we will be able to maintain and grow the revenues and operating margins of the combined business, realize cost synergies with PistolStar’s products, services, and operations, or that we will be able to retain all of PistolStar’s existing customers and employees. If we are unable to successfully manage the new business, we will not be able to generate sufficient revenue to offset the acquisition costs that we have incurred which would have a material adverse effect on our financial position and results of operations.

There is a scarcity of and competition for acquisition opportunities.

There are a limited number of operating companies available for acquisition that we deem to be desirable targets. In addition, there is a very high level of competition among companies seeking to acquire these operating companies. Many established and well-financed entities are active in acquiring interests in companies that we may find to be desirable acquisition candidates. Many of these entities have significantly greater financial resources, technical expertise and managerial capabilities than us. Consequently, we will be at a competitive disadvantage in negotiating and executing possible acquisitions of these businesses. Even if we are able to successfully compete with these entities, this competition may affect the terms of completed transactions and, as a result, we may pay more or receive less favorable terms than we expected for potential acquisitions. We may not be able to identify operating companies that complement our strategy, and even if we identify a company that complements our strategy, we may be unable to complete an acquisition of such a company for many reasons, including:

●	failure to agree on the terms necessary for a transaction, such as the purchase price;

●	incompatibility between our operational strategies or management philosophies with those of the potential acquiree;

●	competition from other acquirers of operating companies;

●	lack of sufficient capital to acquire a profitable distribution company; and

●	unwillingness of a potential acquiree to work with our management.

Risks related to acquisition financing.

We have a limited amount of financial resources and our ability to make additional acquisitions without securing additional financing from outside sources is limited. In order to continue to pursue our acquisition strategy, we may be required to obtain additional financing. We may obtain such financing through a combination of traditional debt financing or the placement of debt and equity securities. We may finance some portion of our future acquisitions by either issuing equity or by using shares of our common stock for all or a portion of the purchase price for such businesses. In the event that our common stock does not attain or maintain a sufficient market value, or potential acquisition candidates are otherwise unwilling to accept our common stock as part of the purchase price for the sale of their businesses, we may be required to use more of our cash resources, if available, in order to maintain our acquisition program. If we do not have sufficient cash resources, we will not be able to complete acquisitions and our growth could be limited unless we are able to obtain additional capital through debt or equity financings.

We may experience difficulties in integrating the operations, personnel and assets of any business we acquire which may disrupt our business, dilute stockholder value, and adversely affect our operating results.

A component of our business plan is to acquire businesses and assets in the biometric and identity access management industry. There can be no assurance that we will be able to identify, acquire or profitably manage businesses or successfully integrate acquired businesses into the Company without substantial costs, delays or other operational or financial problems. Such acquisitions also involve numerous operational risks, including:

●	difficulties in integrating operations, technologies, services and personnel;

●	the diversion of financial and management resources from existing operations;

●	the risk of entering new markets;

●	difficulties in retaining the existing customers;

●	the potential loss of existing or acquired strategic operating partners following an acquisition;

●	the potential loss of key employees following an acquisition and the associated risk of competitive efforts from such departed personnel;

●	assumed or unforeseen liabilities that arise in connection with the acquired business

●	possible legal disputes with the acquired company following an acquisition; and

●	the inability to generate sufficient revenue to offset acquisition or investment costs.

As a result, if we fail to properly evaluate and execute any acquisitions or investments, our business and prospects may be seriously harmed.

To the extent we make any material acquisitions, our earnings may adversely affected by non-cash charges relating to the amortization of intangible assets.

Under applicable accounting standards, purchasers are required to allocate the total consideration paid in a business combination to the identified acquired assets and liabilities based on their fair values at the time of acquisition. The excess of the consideration paid to acquire a business over the fair value of the identifiable tangible assets acquired must be allocated among identifiable intangible assets including goodwill. The amount allocated to goodwill is not subject to amortization. However, it is tested at least annually for impairment. The amount allocated to identifiable intangible assets, such as customer relationships and the like, is amortized over the life of these intangible assets. We expect that this will subject us to periodic charges against our earnings to the extent of the amortization incurred for that period. Because our business strategy focuses, in part, on growth through acquisitions, our future earnings may be subject to greater non-cash amortization charges than a company whose earnings are derived solely from organic growth. As a result, we may experience an increase in non-cash charges related to the amortization of intangible assets acquired in our acquisitions. Our financial statements will show that our intangible assets are diminishing in value, even if the acquired businesses are increasing (or not diminishing) in value.

RISKS RELATED TO OUR COMMON STOCK

We have issued a substantial number of options and warrants exercisable into shares of our common stock which could result in substantial dilution to the ownership interests of our existing stockholders.

As of the date of this prospectus, approximately 4,902,000 shares of our common stock were reserved for issuance upon exercise or conversion of outstanding stock options and warrants, including the July Warrants. The exercise or conversion of these securities will result in a significant increase in the number of outstanding shares and substantially dilute the ownership interests of our existing stockholders.

The availability of a substantial number of shares of our common stock for public sale may cause the price of our common stock to decline.

Our most recent public offering in July 2020 resulted in the issuance of 5,061,350 shares of our common stock, including the exercise of prefunded warrants, and July Warrants to purchase 4,264,000 shares of common stock.  The July Warrants are immediately exercisable as of the date of this prospectus, are registered hereunder, and the shares underlying the July Warrants can be sold without restriction. The availability of these shares for sale to the public, whether or not sales have occurred or are occurring, and the sale of such shares in the public markets could have an adverse effect on the market price of our common stock. Such an adverse effect on the market price would make it more difficult for us to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

An active trading market for our common stock may not be sustained.

Although our common stock is listed on the Nasdaq Capital Market, an active trading market for our shares may not be developed and if developed, sustained. If an active market for our common stock is not developed or sustained, it may be difficult for you to sell your shares without depressing the market price for the shares or sell your shares at all. Any inactive trading market for our common stock may also impair our ability to raise capital to continue to fund our operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

If we fail to comply with the continued minimum closing bid requirements of the Nasdaq or other requirements for continued listing, our Common Stock may be delisted and the price of our Common Stock and our ability to access the capital markets could be negatively impacted.

Our common stock is listed for trading on Nasdaq. We must satisfy Nasdaq’s continued listing requirements, including, among other things, a minimum closing bid price requirement of $1.00 per share and minimum stockholders’ agreement. A delisting of our common stock from Nasdaq could materially reduce the liquidity of our common stock and result in a corresponding material reduction in the price of our Common Stock. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, employees and fewer business development opportunities.

We may need to raise additional funds in the future through issuances of securities and such additional funding may be dilutive to stockholders or impose operational restrictions.

We may need to raise additional capital in the future to help fund our operations through sales of shares of our common stock or securities convertible into shares of our common stock, as well as issuances of debt. Such additional financing may be dilutive to our stockholders, and debt financing, if available, and may involve restrictive covenants which may limit our operating flexibility. If additional capital is raised through the issuance of shares of our common stock or securities convertible into shares of our common stock, the percentage ownership of existing stockholders will be reduced. These stockholders may experience additional dilution in net book value per share and any additional equity securities may have rights, preferences and privileges senior to those of the holders of our common stock.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our shares of common stock.

We have never declared or paid any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors seeking cash dividends should not purchase shares of our common stock.

Provisions of our certificate of incorporation, bylaws and Delaware law may make a contested takeover of our Company more difficult.

Certain provisions of our certificate of incorporation, bylaws and the General Corporation Law of the State of Delaware (“DGCL”) could deter a change in our management or render more difficult an attempt to obtain control of us, even if such a proposal is favored by a majority of our stockholders. For example, we are subject to the provisions of the DGCL that prohibit a public Delaware corporation from engaging in a broad range of business combinations with a person who, together with affiliates and associates, owns 15% or more of the corporation’s outstanding voting shares (an “interested stockholder”) for three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Our certificate of incorporation also includes undesignated preferred stock, which may enable our board of directors to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise. Finally, our bylaws include an advance notice procedure for stockholders to nominate directors or submit proposals at a stockholders meeting. Delaware law and our charter may, therefore, inhibit a takeover.

The trading price of our common stock may be volatile.

The trading price of our shares has from time to time fluctuated widely and in the future may be subject to similar fluctuations. The trading price may be affected by a number of factors including the risk factors set forth in this prospectus as well as our operating results, financial condition, announcements of innovations or new products by us or our competitors, general conditions in the biometrics and access control industries, and other events or factors. We cannot assure you that any of the broker-dealers that currently make a market in our common stock will continue to serve as market makers or have the financial capability to stabilize or support our common stock. A reduction in the number of market makers or the financial capability of any of these market makers could also result in a decrease in the trading volume of and price of our shares. In recent years broad stock market indices, in general, and the securities of technology companies, in particular, have experienced substantial price fluctuations. Such broad market fluctuations may adversely affect the future-trading price of our common stock.

RISKS RELATED TO THIS OFFERING

We have broad discretion in the use of the net proceeds we receive from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds we receive in this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether our management is using the net proceeds appropriately. Because of the number and variability of factors that will determine our use of our net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our common stock to decline. Pending their use, we may invest our net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

Holders of our July Warrants will have no rights as a common stockholder until they acquire our common stock.

Until you acquire shares of our common stock upon exercise of your July Warrants, you will have no rights with respect to shares of our common stock issuable upon exercise of your July Warrants. Upon exercise of your July Warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

There is no public market for the July Warrants to purchase shares of our common stock being offered in this offering.

There is no established public trading market for the July Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list July Warrants on any national securities exchange or other nationally recognized trading system, including The Nasdaq Capital Market. Without an active trading market, the liquidity of the July Warrants will be limited.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in this prospectus. In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “should,” “estimate,” “will,” “may,” “future,” “plan,” “intend” and “expect” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes. These forward-looking statements reflect our management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties.

Particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: our history of losses and limited revenue; our ability to raise additional capital; our ability to protect our intellectual property; changes in business conditions; changes in our sales strategy and product development plans; changes in the marketplace; continued services of our executive management team; security breaches; competition between us and other companies in the biometric technology industry; market acceptance of biometric products generally and our products under development; our ability to execute and deliver on contracts in Africa, our ability to expand into Asia, Africa and other foreign markets, our ability to integrate the operations and personnel of PistolStar into our business; the duration and severity of the current COVID-19 pandemic and its effect on our business operations, sales cycles, personnel, and the geographic markets in which we operate; delays in the development of products and statements of assumption underlying any of the foregoing as well as other factors set forth under the caption “Risk Factors” below and in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing.

These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future.

You should carefully read this prospectus and the documents we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, whether as a result of new information, future events or otherwise.

This prospectus also refers to estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

USE OF PROCEEDS

We intend to use the net proceeds from this offering for general corporate and working capital purposes and to fund ongoing operations and expansion of our business. We cannot currently allocate specific percentages of the net proceeds to us from this offering that we may use for these purposes and our management will have broad discretion in the allocation of such net proceeds. We may also use the net proceeds from this offering to acquire and invest in complementary products, technologies or businesses; however, we currently have no agreements or commitments to complete any such transaction.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Our common stock currently trades on the Nasdaq Capital Market under the symbol “BKYI”.

Holders

As of April 12, 2021, the number of stockholders of record of our common stock was 109.

Dividends

We have not paid any cash dividends on our common stock to date, and have no intention of paying any cash dividends on our common stock in the foreseeable future. The declaration and payment of dividends on our common stock is also subject to the discretion of our Board of Directors and certain limitations imposed under the DGCL. The timing, amount and form of dividends, if any, will depend on, among other things, our results of operations, financial condition, cash requirements and other factors deemed relevant by our Board of Directors.

CAPITALIZATION

The following table summarizes our audited capitalization and cash and cash equivalents as of December 31, 2020 to reflect:

●	on an actual basis; and

●

on an as adjusted basis to give effect to the issuance of the shares of common stock upon exercise of the July Warrants and the receipt of approximately $20,669,830 in net proceeds from the sale of such securities, after deducting estimated offering expenses of $25,000.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” as well as our financial statements and related notes and the other financial information, incorporated by reference into this prospectus supplement.

	As of December 31, 2020
	Actual	As Adjusted
Cash and cash equivalents	$16,993,096	$37,662,926
Common stock, $0.0001 par value, 170,000,000 shares authorized, 7,814,572, issued and outstanding, pro forma, 11,794,347 issued and outstanding, as adjusted	$782	$1,180
Additional paid in capital	$119,844,026	$140,513,458
Accumulated deficit	(99,509,689)	(99,509,689)
Total stockholders’ equity	$20,335,119	$41,004,949
Total capitalization	$20,335,119	$41,004,949

DILUTION

If you invest in our common stock by exercising July Warrants, your interest will be diluted to the extent of the difference between the exercise price per share of common stock underlying the July Warrants and the pro forma as adjusted net tangible book value per share of common stock.

Our net tangible book value is the amount of our total tangible assets less our total liabilities. Net tangible book value per share is our net tangible book value divided by the number of shares of common stock. Our net tangible book value at December 31, 2020 was $16,838,213, or $2.15 per share, based on 7,814,572 shares of our common stock outstanding at that date.

After giving effect to the issuance and sale by us of 3,979,775 shares of common stock, upon exercise of the remaining July Warrants for cash at exercise price of $5.20 per share after deducting estimated offering expenses of $25,000, our pro forma net tangible book value as of December 31, 2020 would have been approximately $37,508,043, or $3.18 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $1.03 per share to our existing holders of common stock and an immediate dilution of $2.02 per share to investors purchasing shares by exercise of July Warrants.

The following table illustrates this dilution on a per share basis:

Exercise price per share	$5.20
Net tangible book value per share as of December 31, 2020	$16,838,213.00
Increase in net tangible book value per share attributable to exercise of July Warrants	$20,669,830.00
Pro forma net tangible book value per share after exercise of July Warrants	$37,508,043.00
Dilution per share to new investors	$2.02

We may also choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

The table and discussion above are based on 7,814,572 shares of common stock outstanding as of December 31, 2020, and 11,794,347 shares as adjusted, and do not include, as of that date:

●	709,612 shares of common stock issuable upon the exercise of outstanding warrants other than the July Warrants with a weighted average exercise price of $10.73 per share;

●	227,274 shares of common stock issuable upon the exercise of stock options, with a weighted average exercise price of $17.61 per share; or

●	36,086 shares of our common stock which are reserved for issuance under our 2015 Equity Incentive Plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations, and other parts of this prospectus contain forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this prospectus are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth in the section captioned “RISK FACTORS” and elsewhere in this Prospectus.

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations is intended to help you understand our Company. This discussion is provided as a supplement to and should be read in conjunction with our consolidated financial statements for the years ended December 31, 2020 and 2019 and the accompanying notes included elsewhere in this Prospectus.

Effective November 20, 2020, we implemented a reverse stock split of our outstanding common stock at a ratio of 1-for-8. All share figures are reflected on a post-split basis.

Overview

We are a leading identity access management (IAM) platform provider for the enterprise and large-scale customer and civil ID solutions.  Built to leverage BIO-key’s world-class biometric core platform among 14 other strong authentication factors, BIO-key PortalGuard and hosted PortalGuard IDaaS are platforms that enable our customers to securely and easily assure that only the right people can access the right systems.  PortalGuard goes beyond traditional multifactor authentication (MFA) solutions by addressing sizeable gaps, such as allowing roving users to biometrically authenticate at any workstation without using their phones or tokens, eliminating unauthorized account delegation, detecting duplicate users, and accommodating in-person identification.

Millions use BIO-key every day to securely access a variety of cloud, mobile and web applications, on-premise and cloud-based hypervisor servers from all of their devices. Employees, contractors, students and faculty sign in through PortalGuard to seamlessly and securely access the applications they need to do their important work, without relying on personal phone use or per-user tokens. Organizations use our platform to securely collaborate with their supply chain and partners, and to provide their customers with flexible, resilient user experiences online or in-person.

Large-scale customer and civil ID customers use our scalable biometric management platform and FBI-certified scanner hardware to manage enrollment, de-duplication and authentication for millions of users.  One large bank has enrolled and identifies over 10 million of their customers in branches on a daily basis.

We sell our branded biometric and FIDO authentication hardware as accessories to our IAM platforms, so that customers can have a single vendor providing all components of their IAM solution.  We do not mandate BIO-key hardware and our NIST-certified biometric platform is unique in that it supports interoperable mixing and matching combinations of fingerprint scanners regardless of manufacturer, so that the right scanner can be deployed for the right use case, without mandating the user of a particular scanner.

Security-conscious developers leverage our platform APIs and federation interfaces to securely and efficiently embed biometric and MFA identity capabilities into their software.   Our approach to IDaaS allows our customers to efficiently scale their security and identity infrastructures to protect both internal cloud workforce- and external customer-facing applications.

We operate a SaaS business model with customers subscribing to term use of our software for annual recurring revenue. We sell our products directly through our field and inside sales teams, as well as indirectly through our network of channel partners including resellers, system integrators, master agents and other distribution partners. Our subscription fees include a term license of hosted or on-premise product and technical support and maintenance of our platform. We base subscription fees primarily on the products used and the number of users enrolled in our platform. We generate subscription fees pursuant to noncancelable contracts with a weighted average duration of approximately one year.

PortalGuard is used by our customers to manage and secure IT access by their employees, contractors and partners, which we call workforce identity. PortalGuard is also used to manage and secure the identities of an organization’s customers through integration of APIs we have developed and industry-standard federation standards, which we call customer identity. We invoice customers in advance in annual and multi-year prepaid installments for subscriptions to our platforms.

Strategic Outlook

Historically, our largest market has been access control within highly regulated industries such as government, financial services, and healthcare.  In 2019 we became the go-to biometric authentication provider for board of election offices as eight offices deployed our hardware and software to secure internal access to the voter registration database. We will seek to extend this footprint in 2021 and beyond.

In 2020, we announced that we had secured two of the largest contracts in our history, with our partner Technology Transfer Institute.  The contracts, valued at a combined $75,000,000, are for large-scale identification projects in Africa and Nigeria. Under the first contract, we will provide biometric authentication to support the infrastructure of a new e-commerce project developed with the expectation to generate more than one million jobs in Nigeria. The second contract provides for BIO-key hardware and software to be used by a leading African telecommunications company to secure internal access to customer data. Currently Africa and the surrounding regions are receiving government funding to expand the use of biometric authentication solutions to help establish trustworthy government programs and reduce fraud.  We received our first purchase order under these contracts in the fourth quarter of 2020 which we expect to ship in the first half of 2021 upon receipt of prepayment for the order.  The COVID-19 pandemic has and may continue to delay the rollout of these programs.

We plan to have a more significant role in the IAM market which continues to expand. We plan to offer customers a suite of authentication options that complement our biometric solutions. The more well-rounded offerings of authentication options will allow customers to customize their approach to authentication all under one umbrella.

We expect to grow our business within government services and highly-regulated industries in which we have historically had a strong presence including financial services, higher education, and healthcare.  We believe that continued heightened security and privacy requirements in these industries, and as colleges and universities continue operating in remote environments, we will generate increased demand for security solutions, including biometrics. In addition, we expect that the compatible, yet superior portable biometric user experience offered by our technology for Windows 10 users will accelerate the demand for our computer network log-on solutions and fingerprint readers.  Through value add-offerings via direct sales, resellers, and strategic partnerships with leading higher education platform providers, we will continue to grow our installed base.

Our primary sales strategies are focused on (i) increased marketing efforts into the IAM market, (ii) dedicated pursuit of large-scale identification projects across the globe and (iii) growing our channel alliance program which we have grown to more than forty participants and is starting to generate incremental revenues.

A second component of our growth strategy is to pursue strategic acquisitions of select businesses and assets in the IAM space.  In furtherance of this strategy, we are active in the industry and regularly evaluate businesses that we believe will either provide an entry into new market verticals or be synergistic with our existing operations and in either case, be accretive to earnings.  We cannot provide any assurance as to whether we will be able to complete any acquisition and if completed, successfully integrate any business we acquire into our operations.

Recent Developments

As discussed under “Risk Factors” above, an outbreak of a novel strain of the coronavirus, COVID-19, has been recognized as a pandemic by the World Health Organization. This outbreak has severely restricted the level of economic activity around the world. In response to this coronavirus outbreak the governments of many countries, states, cities and other geographic regions have taken preventative or protective actions, including imposing restrictions on travel and business operations and requiring individuals to limit time outside of their homes. Given the uncertainty regarding the spread of this coronavirus, the related financial impact cannot be reasonably estimated at this time.

The complications caused by COVID-19 has forced organizations to quickly adapt to a work from home remote business model. This increases the risk of unauthorized users, phishing attacks, and hackers who are eager to take advantage of the challenges of securing remote workers. We believe that biometrics should play a key role in remote user authentication.

RESULTS OF OPERATIONS

Consolidated Results of Operations

Two Year % trend

	Years ended December 31,
	2020	2019
Revenues
Services	50%	40%
License fees	34%	20%
Hardware	16%	40%
	100%	100%
Costs and other expenses
Cost of services	18%	12%
Cost of license fees	2%	41%
Cost of hardware	9%	56%
	29%	109%
Gross Profit (Loss)	71%	-9%

Operating expenses
Selling, general and administrative	206%	222%
Research, development and engineering	49%	58%
Total operating expenses before impairment	255%	280%
Impairment of resalable software license rights	0%	307%
Operating loss	-184%	-596%

Other income (expense)
Total other income (expense)	-158%	-47%
Net loss	-342%	-643%

Revenues and Costs and other expenses

			2020 - 2019
	2020	2019	$ Chg	% Chg

Revenues
Services	$1,432,228	$925,245	$506,983	55%
License fees	962,038	442,649	519,389	117%
Hardware	442,516	899,634	(457,118)	-51%
Total Revenue	$2,836,782	$2,267,528	$569,254	25%

Costs and other expenses
Services	$502,214	$272,318	$229,896	84%
License fees	49,891	916,112	(866,221)	-95%
Hardware	242,721	1,272,815	(1,030,094)	-81%
Total Costs and other expenses	$794,826	$2,461,245	$(1,666,419)	-68%

Revenues

Revenue increased $569,254 or 25% to $2,836,782 in 2020 as compared to $2,267,528 in 2019 due to the factors stated below.

For the years ended December 31, 2020 and 2019, service revenues included approximately $1,383,000 and $904,000, respectively, of recurring maintenance and support revenue, and approximately $49,000 and $21,000, respectively, of non-recurring custom services revenue.  Recurring service revenue increased 53% from 2019 to 2020 which is due largely to the additional service revenue from PistolStar customers in the last six months of 2020. Non-recurring custom services increased 134% due to increased new customer installations. As our customer base continues to grow, we expect the service revenue to increase in future periods.

For the years ended December 31, 2020 and 2019, license revenue increased approximately $519,000 or 117% to $962,038. We increased both the variation and number of customers, including additional revenue from the PistolStar acquisition in the last six months of 2020.

Hardware sales decreased by approximately $457,000, or 51%, to $442,516 in 2020 as a result of fewer large customer deployments, and reduced lock sales.  Fingerprint reader sales decreased approximately $412,000, or 48%, while the biometric locks decreased approximately $45,000, or 98% from 2019.

Costs of goods sold

For the year ended December 31, 2020, cost of service increased approximately 84% to $502,214, due to the increased revenue and the direct support for the PortalGuard installations.

License costs for the year ended December 31, 2020 decreased approximately 95% to $49,891. The decrease was attributable primarily to the amortization and actual deployments of the software rights of approximately $15,000 in 2020 compared to $884,000 in 2019.

Hardware costs for the year ended December 31, 2020 decreased approximately 81% to $242,721. The decrease was attributable primarily to the write down of lock inventory and parts as a result of the discontinuance of lock sales in the US in 2019 and reduction of hardware sales.

Selling, general and administrative

		2020 - 2019
2020	2019	$ Chg	% Chg

$5,848,687	$5,036,820	$811,867	16%

Selling, general and administrative costs for year ended December 31, 2020 were $5,848,687 representing a 16% increase over 2019. The increase included expenses associated with new marketing personnel and web-site integration of PistolStar, additional costs associated with the PistolStar office staff and expenses, one-time integration costs incurred in connection the acquisition of PistolStar, increased accounting and legal fees incurred in connection with financing transactions, and costs associated with establishing our African subsidiary.  These amounts were offset in part by a decrease in travel, bad debt expense, factor fees, and non-cash compensation.

Research, development and engineering

		2020 - 2019
2020	2019	$ Chg	% Chg

$1,396,436	$1,331,667	$64,769	5%

For the year ended December 31, 2020, research, development and engineering costs were $1,396,436 representing a 5% increase over 2019, as a result of an increase in recruiting expenses and the addition of PistolStar expenses.  These amounts were offset by a decrease in contracting services and non-cash compensation.

Impairment

			2020 - 2019
	2020	2019	$ Chg	% Chg
Impairment of resalable software license rights	$-	6,957,516	$(6,957,516)	-100%

Impairment of assets relates to the write-down of the FingerQ resalable software license rights to zero in the fourth quarter of 2019.

Other income (expense)

			2020 - 2019
	2020	2019	$ Chg	% Chg

Interest income	30,649	154	30,495	19,802%
Government grant	340,819	-	340,819	n/a
Interest expense	(4,343,212)	(1,069,134)	(3,274,078)	306%
Loss of extinguishment of debt	(499,076)	-	(499,076)	n/a
	$(4,470,820)	$(1,068,980)	$(3,401,840)	318%

Interest expense for 2020 related to the amortization of debt discounts and debt issuance costs relating to convertible notes of approximately $3,574,000, as well as the amortization of a beneficial conversion feature of approximately $641,000. Also included in other income (expense) for 2020 was a loss on the extinguishment of a convertible note in the approximate amount of $500,000 resulting from the issuance of an amended and restated convertible note, for which the issuer did not grant a concession. These amounts were partially offset by amounts received under the Payment Protection Program (the “Program”) the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) administered by the U.S. Small Business Administration of approximately $341,000 and interest income of approximately $31,000.

The 2019 total includes the write-off of unamortized discount and debt issuance costs related to the April 2019 and June 2019 notes repaid prior to maturity.

LIQUIDITY AND CAPITAL RESOURCES

Operating activities overview

Net cash used for operations during the year ended December 31, 2020 was approximately $4,950,000. Items of note included:

●	Net positive cash flows related to non-cash expenses of approximately $6,104,000.
●

Net negative cash flows related to changes in accounts receivable, prepayments, accounts payable, accruals, lease liabilities, and deferred revenue of approximately $1,457,000 and our net loss for the period.

Investing activities overview

Approximately $2,230,000 was used for investing activities during the year ended December 31, 2020 and related primarily to the acquisition of PistolStar.

Financing activities overview

Approximately $24,094,000 was provided by financing activities during the year ended December 31, 2020 consisting of the issuance of common stock and warrants in our underwritten public offering, exercise of warrants and issuance of convertible notes.  These amounts were offset by repayment of convertible notes, repayment of notes payable and other related party debt, debt service fees, and costs associated with the issuance of our securities.

Sources of Liquidity

Since our inception, our capital needs have been principally met through proceeds from the sale of equity and debt securities. We expect capital expenditures to be less than $100,000 during the next twelve months.

The following sets forth our primary sources of capital during the previous two years:

We entered into an accounts receivable factoring arrangement with a financial institution (the “Factor”) which has been extended to October 31, 2021 and may be discontinued at that time. Pursuant to the terms of the arrangement, from time to time, we sell to the Factor a minimum of $150,000 per quarter of certain of our accounts receivable balances on a non-recourse basis for credit approved accounts. The Factor remits 35% of the foreign and 75% of the domestic accounts receivable balance to us (the “Advance Amount”), with the remaining balance, less fees, forwarded to us once the Factor collects the full accounts receivable balance from the customer. In addition, from time to time, we receive over advances from the Factor. Factoring fees range from 2.75% to 15% of the face value of the invoice factored and are determined by the number of days required for collection of the invoice. We expect to continue to use this factoring arrangement periodically to assist with our general working capital requirements due to contractual requirements.

On June 14, 2019, we issued a $157,000 principal amount convertible note to an institutional investor with a maturity date of November 14, 2019 which was convertible into common stock at a conversion price of $12.00 per share. On July 10, 2019, this note was redeemed and repaid in full in connection with the financing described below.

On July 10, 2019, we issued a $3,060,000 principal amount senior secured convertible note (the “Original Note”) to an institutional investor. At closing, $2,550,000 was funded. The Original Note was secured by a lien on substantially all of our assets and properties and was convertible into shares of our common stock at a fixed conversion price of $12.00 per share. Pursuant to amendments in the first and second quarter of 2020, we amended the Original Note to increase the principal amount to $3,789,000 as a result of interest and penalties, accelerated the maturity date to June 13, 2020, and reduced the conversion price to $5.20 per share (the “Amended Note”). The full balance of the Amended Note has been converted into common stock.

On January 13, 2020, we issued a $157,000 principal amount convertible note to an institutional investor with a maturity date of June 13, 2020 which was convertible into common stock at a conversion price of $12.00 per share. This note was paid in full on June 12, 2020 by payment of $211,984.

On February 13, 2020, we issued a $126,000 principal amount convertible note to an institutional investor with a maturity date of July 13, 2020 which was convertible into common stock at a conversion price of $9.20 per share. This note was paid in full on July 10, 2020 by payment of $170,442.

On April 20, 2020, we entered into a Paycheck Protection Program Term Note (the “SVB Note”) with Silicon Valley Bank (“SVB”) pursuant to the Program. We received total proceeds of approximately $341,000 which was used in accordance with the requirements of the CARES Act. The full amount of the SVB Note has been forgiven.

On May 6, 2020, we issued a $2,415,000 principal amount senior secured convertible note. The principal amount was due and payable in five equal monthly installments of $268,333 beginning seven months after the funding date with the remaining balance due twelve months after the date of funding. Following the completion of the underwritten offering consummated in July 2020 discussed below, all outstanding amounts relating this note were paid in full.

On June 29, 2020, we issued a $1,811,250 principal amount senior secured convertible note. The principal amount was due and payable in nine equal monthly installments of $201,250 beginning four months after the funding date. Following the completion of the underwritten offering consummated in July 2020 discussed below, all outstanding amounts relating this note were paid in full.

On July 23, 2020, we completed an underwritten public offering of shares of common stock and warrants resulting in net proceeds of approximately $22.7 million, inclusive of the over-allotment and after deducting underwriting discounts and commissions and estimated offering expenses. We used approximately $4.2 million of the net proceeds to repay all outstanding amounts due under outstanding convertible promissory notes at that time.

Liquidity Outlook

At December 31, 2020, our total cash and cash equivalents were approximately $17,000,000, as compared to approximately $79,000 at December 31, 2019.  At December 31, 2020, we had working capital of approximately $17,000,000.

As discussed above, we have historically financed our operations through access to the capital markets by issuing secured and convertible debt securities, convertible preferred stock, common stock, and through factoring receivables. We currently require approximately $735,000 per month to conduct our operations, a monthly amount that we have been unable to consistently achieve through revenue generation.  During 2020, we generated approximately $2,837,000 of revenue, which is below our average monthly requirements.  If we are unable to generate sufficient revenue to fund current operations and execute our business plan, we may need to obtain additional third-party financing. As of the date of this prospectus, we do not expect that we will need to obtain additional financing during the next twelve months.

Our long-term viability and growth will depend upon the successful commercialization of our technologies and our ability to obtain adequate financing. To the extent that we require such additional financing, no assurance can be given that any form of additional financing will be available on terms acceptable to us, that adequate financing will be obtained to meet our needs, or that such financing would not be dilutive to existing stockholders. If available financing is insufficient or unavailable or we fail to continue to generate sufficient revenue, we may be required to further reduce operating expenses, delay the expansion of operations, be unable to pursue merger or acquisition candidates, or in the extreme case, not continue as a going concern.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that have, or are in the opinion of management reasonably likely to have, a current or future effect on our financial condition or results of operations.

CRITICAL ACCOUNTING POLICIES

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ significantly from these estimates under different assumptions or conditions. There have been no material changes to these estimates for the periods presented in this prospectus.

We believe that of our significant accounting policies, which are described in Note A of the notes to our consolidated financial statements included in this prospectus, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our financial condition and results of operations, as listed below:

1. Revenue Recognition

2. Business Combinations

3. Goodwill and acquired intangible assets

4. Impairment or Disposal of Long Lived Assets, including Intangible Assets

5. Research and Development Expenditures

6. Income Taxes

7. Accounting for Stock-Based Compensation

BUSINESS

Overview

We are a leading identity and access management (IAM) platform provider enabling secure work-from-anywhere for enterprise, education, and government customers.  Our vision is to enable any organization to secure streamlined and passwordless workforce, customer, citizen and student access to any online service, workstation, or mobile application, without a requirement to use tokens or phones.  Our products include PortalGuard® and PortalGuard Identity-as-a-Service (IDaaS) enterprise IAM, WEB-key® biometric civil and large-scale ID infrastructure, and high-quality, low-cost accessory hardware to provide a full and complete solution for identity-innovating customers.

BIO-key PortalGuard empowers organizations to maximize the power of cloud, mobile and web technologies by securing users’ identities and connecting them with the applications they rely on, while keeping cyber-intruders and unauthorized delegates (proxy) out.

Millions of users trust BIO-key® to secure access to a variety of cloud, mobile and web applications, on-premise and cloud-based hypervisor servers from all of their devices. Employees and contractors sign into BIO-key PortalGuard to seamlessly and securely access the applications of need to do their work, and customers sign into BIO-key PortalGuard to access online services.  Organizations use PortalGuard to securely collaborate and communicate with their partners and to provide their customers with flexible, resilient user experiences online and while using mobile devices.

BIO-key’s WEB-key is a scalable biometric service management platform, incorporating key functions for regulatory compliance, enrollment, authentication or identification, and integrity in a multi-tenant private or public cloud delivery platform.  Government agencies use BIO-key for their large-scale civil ID projects, because WEB-key underpins a biometric identity ecosystem, is cloud-ready, and provides a scalable, high-integrity trust platform which can be operated anywhere and supports over 30 fingerprint scanners interchangeably.

We also deliver biometric software integration application programming interfaces, or APIs, allowing software developers to leverage our platform to securely and efficiently embed biometric multi-factor authentication, or MFA, into their own products.  This allows software developers to focus on their core functionality while BIO-key ensures users enter the application without requiring they carry their phone or any token.

Even the most security-focused organizations are suffering breaches as a result of human error or improper conduct. As enterprises scale the number of software as a service, or SaaS applications, and multi-cloud services they rely on and the interconnections between them increase, assured identity has emerged as a critical component of an organization’s security framework, directly affecting each triad of cybersecurity – confidentiality, integrity, and availability.  As access perimeters dissolve, organizations must evolve from network-based security models to Zero Trust and Continuous Authentication and Risk Trust Assessment (CARTA) security models, focusing on adaptive and context-aware controls.  True server-secured biometric verification removes the human nature vulnerability at the root of many security compromises creating a more reliable means to manage user access and protect digital assets against rogue users willing to hand over their credentials to a proxy.  Our global identity as a service, or IDaaS, hosting capability allows our customers to simplify and efficiently scale their security infrastructures across internal IT systems and external customer facing applications without installation overhead, security or uptime management efforts.

We designed BIO-key PortalGuard IDaaS and WEB-key to provide organizations an integrated approach to managing and securing all of their identities using the technologies they already use while providing capacity for future needs through the strategic use of biometrics to limit vulnerability and contain authentication costs.  Our platform allows users to authenticate their customers, employees, contractors, and partners. It enables any user to connect to any device, cloud or application, all with a simple, customizable, intuitive and consumer-friendly user experience.  We utilize server-secured biometrics to support roving users without requiring them to carry their phone or a token. As of December 31, 2020, more than 300 customers across multiple industries use BIO-key to secure and manage access for users around the world.

Development of Business

We were founded in 1993 to develop and market advanced fingerprint biometric technology and related security software solutions. First incorporated as BBG Engineering, the company was renamed SAC Technologies in 1994 and renamed BIO-key International, Inc. in 2002. Our principal executive office is located at 3349 Highway 138, Building A, Suite E, Wall, New Jersey 07719.

We were pioneers in developing automated, finger identification technology that supplements or compliments other methods of identification and verification, such as personal inspection identification, passwords, tokens, smart cards, ID cards, credit card, passports, driver’s licenses, or other form of possession or knowledge-based credentialing. Our advanced technology has been, and is, used to improve both the accuracy and speed of competing fingerprint biometrics in some of the largest biometric systems in the world.

On June 30, 2020, we enhanced our product offering by acquiring PistolStar, Inc. (“PistolStar”) for $2.5 million.  PistolStar provides enterprise-ready identity access management solutions to commercial, government and education customers throughout the United States and internationally.  PistolStar develops and markets our PortalGuard line of software and services.

Our Products

BIO-key PortalGuard and PortalGuard IDaaS

BIO-key PortalGuard is an independent, customer-controlled and neutral-by-design cloud-based identity platform that allows our customers to integrate with any cloud or on-premise SaaS application, service or cloud host, as well as Windows device authentication through a single secure, reliable and scalable IAM platform.  It provides identical capabilities in both a SaaS (PortalGuard IDaaS) or on-premise (PortalGuard) delivery model.  Our three-way IAM neutrality consists of:

●	fifteen MFA authentication factor choices, including our server-secured biometrics,
●	open user directory choices including on premise, hybrid or full-Azure Active Directory, LDAP, IBM Domino, or custom SQL user directory; and
●	multiple single sign on, or SSO, federation options, including SAML, OIDC, CAS and WS-Fed.

The forgoing allows our customers to combine and authenticate legacy and future technologies and to securely connect users to the technology that they choose. We design transparent compatibility of the BIO-key PortalGuard IDaaS with on-premise infrastructures and public and hybrid clouds.

Our customers use the BIO-key PortalGuard IDaaS to secure their workforces and student populations and make their partner networks more collaborative. PortalGuard IDaaS provides more and secure experiences for their customers and end users, which enables our customers to future-proof their environments. PortalGuard IDaaS can be used as the central system for an organization’s connectivity, access, authentication and identity lifecycle management needs across all of its users, technology and applications. We enable our customers to easily deploy, manage and secure applications and devices, and offer provisioning services using open source tools.

Developers can leverage an extensive suite of API and modular SDK tools to build custom cloud, mobile and web application enrollment and authentication experiences that leverage BIO-key PortalGuard and WEB-key as the underlying identity management platform. Once deployed, PortalGuard allows administrators to enforce contextual access management decisions based on conditions such as user identity, device, geolocation, application destination identity, IP range, and time of day.

Our customers use BIO-key to (i) manage and secure work-related IT access of their employees, contractors and supply chain partners, which we call workforce identity; and (ii) manage and secure the identities of users of their web properties, which we call customer identity.

BIO-key PortalGuard and PortalGuard IDaaS for Workforce Identity.  PortalGuard streamlines the way an organization’s employees, contractors and supply chain partners connect to its applications and data from any device, while increasing user efficiency, preventing unauthorized delegation, credential sharing, and keeping digital environments secure through our MFA capabilities. We enable organizations to provide their workforces with immediate and secure access to every application from any device they use, without maintaining multiple credentials.  Our multi-directory support interfaces with the directories in place at an organization, while allowing SQL-based custom directories where none presently exist.  BIO-key PortalGuard Desktop allows customers to extend the BIO-key PortalGuard IDaaS to their existing on-premises and remote workstation Windows sign in.

BIO-key PortalGuard and PortalGuard IDaaS for Customer Identity.  BIO-key PortalGuard allows organizations to secure access to their online properties, while upgrading their customers’ user experience by delivering self-enrollment and management for customer-facing cloud, mobile or web applications. We enable an organization’s product team to layer BIO-key’s MFA, SSO and self-service password reset, or SSPR, functionality into their cloud, web and mobile applications through federation standards or using our APIs.  Our customers are able to centrally manage policies, audit and log access across their properties, leading to more seamless customer experiences.

BIO-key VST and WEB-key; Products; Civil and Large-Scale ID Infrastructure

We have developed what we believe is the most discriminating and effective commercially available finger-based biometric technology. This technology is embedded in our PortalGuard product for enterprise security, providing customers with a unique capability to authenticate users without a phone or token, where appropriate, such as manufacturing, retail, call centers, and health care workers.  Other markets for scalable biometric engines include government markets, large scale identity projects such as voter’s registration, driver’s license, national ID programs, and SIM card registration.

We also offer a full line of easy to use finger scanners for both enterprise and consumer markets.  Our SideSwipe®, EcoID® and SidePass® finger readers can be used on any laptop, tablet or other device which contains a USB A or C port.  We market and sell these fingerprint scanners through distributors and directly to end users via Amazon.

Impact of COVID-19

The COVID-19 outbreak has led us to migrate to a remote business model for our sales, marketing, administrative and executive teams.  Research and development and production are adjusting to the new landscape to maintain production as best as possible considering the conditions and regulations.  Our transition to remote work has been highly successful, and our teams operate efficiently using our own IAM software to authenticate video conferencing applications and other collaboration tools.  The COVID-19 pandemic has extended sales cycles and delayed deployments in most markets in which we operate, particularly in Africa.  We continue to conduct business daily and are actively closing transactions throughout the current climate, with no changes to personnel.

Markets

Identity Management, User Authentication, Privilege Entitlement and Access Control

Our products simplify the authentication process for enterprise users and consumers, while raising security levels. This allows our customers to meet new, stronger authentication requirements and security best practices across many industries, while delivering a superior end-user experience. Customers use our products to reduce risk of theft, fraud, loss, account takeover attacks, and unauthorized account sharing by limiting access to valuable assets, privileges, data, services, networks and places to only authorized individuals. Our products provide stronger identity binding and a superior user experience versus traditional credentialing systems, which utilize a physical or knowledge-based electronic credential to authenticate the holder, but fail to authenticate the actual user in addition to the token. Both commercial enterprises and the public sector have seen a shift in the requirement for stronger authentication, and the FBI, NIST and industry thought leaders such as SalesForce and Microsoft have encouraged entities to enhance their security posture by implementing stronger 2-factor authentication (2FA) or MFA. We believe the market for advanced user MFA, including fingerprint biometrics, extends to nearly every industry segment and the market opportunity for our products is massive, global and growing.

Historically, our largest market has been access control within highly regulated industries like government and healthcare. However, we are witnessing a change in the landscape as organizations within all industries and of all sizes are embracing biometric technology and MFA as a security and workflow solution. Championed by the millions of users that have been successfully introduced to biometrics by companies such as Apple and Samsung, today’s users have witnessed the security and convenience benefits of biometric technology in their phones and welcome the same user experience to access applications without passwords.

More recently, in connection with the acquisition of PistolStar we have developed a large customer base in the higher education vertical. Colleges and universities throughout the United States use our PortalGuard single sign on platform. As colleges and universities continue to operate in remote environments, we have seen additional demand for our solutions.

Upon introducing a series of compact fingerprint readers, we saw an immediate increase in inquiries from both commercial companies seeking an alternative to passwords, and from consumers recognizing that they could use SidePass, SideSwipe or EcoID to replace their Windows passwords and enable Windows Hello without replacing or upgrading laptops or tablets.

In October 2015, we established BIO-key Hong Kong for purposes of establishing relationships and conducting business is the Asia Pacific Region. Through our Hong Kong subsidiary, we support the growing demand for secure identification and authentication in the region.

We believe there is potential for significant market growth in the following key areas:

●	Corporate network access control, corporate campuses, computer networks, and applications.

●	Large scale identification projects, especially in Africa and the surrounding regions.

●	Government funded initiatives, including the state board of elections.

●

International law enforcement use case applications as prospects see us as a global leader in the biometric technology space as witnessed by our agreement with the Israeli Defense Force, and the Singapore and Dubai Police departments.

●	Consumer mobile credentialing, including mobile payments, credit and payment card programs, data and application access, and commercial loyalty programs.

●	Demand for BIO-key hardware products from Windows 10 users and Fortune 500 companies.

●	Government services and highly regulated industries including, Medicare, Medicaid, Social Security, drivers licenses, campus and school ID, passports/visas.

●	The Asia Pacific region.

●	New remote authentication challenges, including those created by the COVID-19 pandemic.

Business Model

Our business model is focused on the following key areas:

Market Drivers

The frequent announcements of supply chain breaches, ransomware attacks, and administrative access compromises have highlighted the shortcomings of mainstream MFA and security approaches, which leave far too much responsibility on end-users to comply with cyber-hygiene policies.  BIO-key biometrics remove the human error and human nature elements from the authentication process, while making the end user’s access easier than ever.  The current climate of broad enterprise adoption of MFA to replace passwords, an ongoing upgrade cycle of Microsoft Windows 10, and accompanying moves to Windows Hello for Business, all present broad opportunities for us to leverage our unique differentiators and exploit the gaps in existing IAM technology approaches.  One of those gaps is the challenge of authenticating users that “rove” among workstations. A second gap is preventing unauthorized account sharing and delegation.

OEM Customers

We will continue to prioritize securing agreements with OEM customers. The history of success supporting NCR, McKesson, Omnicell, and LexisNexis provides an established footprint that we intend to build upon. As OEM customers embed our solutions within their products, the customer benefits from the enhanced security and workflow, and frees them from investing in R&D to manage an IAM infrastructure of their own. OEM customers’ ordering patterns are more predictable and OEM customers generally require lower service and support resourcing.

Highly Regulated Industries

Government ID projects and healthcare organizations, including hospitals, clinics, and small private practices present a strong opportunity for us. Additionally, the financial services industry, including banks and credit unions has grown substantially.

Partner Model

In 2020, we took major steps to upgrade our partner program. We hired dedicated resources and announced the launch of a new Channel Alliance Partner program (CAP) focused on partnering with select value added resellers, integrators, and resellers.

Microsoft Partnership	We are a Microsoft Partner and our line of compact fingerprint scanners has been tested and qualified by Microsoft to support Windows Hello and Windows Hello for Business.

Hardware

Hardware products generated 16% of our revenue in 2020. EcoID has emerged as our most popular scanner for enterprise deployments. For customers that require the highest level of security, PIV-Pro is a FIPS complaint fingerprint scanner, suitable for highly regulated industries and organizations that want a best-in-class solution.

We have grown our business through a combination of organic growth and the strategic acquisition of PistolStar.  We expect to continue to pursue strategic acquisitions of select businesses and assets in the IAM space.  In furtherance of this strategy, we are active in the industry and regularly evaluate businesses that we believe will either provide an entry into new market verticals or be synergistic with our existing operations and in either case, be accretive to earnings.  We cannot provide any assurance as to whether we will be able to complete any acquisition and if completed, successfully integrate any business we acquire into our operations. Please see the section captioned “RISK FACTORS” for additional information regarding acquisition risks.

Marketing and Distribution

We sell our products directly through our field and inside sales teams, as well as indirectly through our network of channel partners. Through our CAP, we have partnered with more than 40 resellers, system integrators and other distribution partners.  We are committed to aggressively growing this program in 2021.

We partner with leading application, managed service and infrastructure vendors, such as Ingram, D&H, Insight, NGEN, Amazon Web Services, UCROO Campus, Software House International (SHI), Virtual Graffiti, Atlassian, and ProCirrus.

We offer our software under a SaaS term license and generate annual recurring revenue (ARR) primarily by selling multi-year subscriptions to our software. We employ a customer success team, focused on customer satisfaction and early remediation.

In 2020, we announced that we had secured two of the largest contracts in our history, with our partner Technology Transfer Institute. The contracts, valued at a combined $75,000,000, are for large-scale identification projects in Nigeria. Under the first contract, we will provide biometric authentication to support the infrastructure of a new e-commerce project developed with the expectation to generate more than one million jobs in Nigeria. The second contract provides for BIO-key hardware and software to be used by a leading African telecommunications company to secure internal access to customer data. Currently Africa and the surrounding regions are receiving government funding to expand the use of biometric authentication solutions to help establish trustworthy government programs and reduce fraud.  These historic opportunities are expected to showcase our ability to support large scale projects utilizing our core biometric authentication software engine, WEB-key and hardware to support large-scale enrollment and ID verification. We received our first purchase order under these contracts in the fourth quarter of 2020 which we expect to ship in the first half of 2021 upon receipt of prepayment of the order. The COVID-19 pandemic has and may continue to delay the rollout of these programs.

Intellectual Property Rights

We develop and own significant intellectual property and believe that our intellectual property is fundamental to our biometric operation:

Patents

We own patented technologies and trade secrets developed or acquired by us.

In May 2005, the U.S. Patent & Trademark Office issued patent 6,895,104 for our Vector Segment fingerprint technology (VST), our core biometric analysis and identification technology. With the payment of all maintenance fees, this patent will expire on March 4, 2023.

On October 3, 2006, we announced that our patent for a biometric authentication security framework had been granted by the U.S. Patent & Trademark Office. The patent No. 7,117,356 was issued to us for a biometric authentication security framework that enhances commercial and civil biometric use. Our authentication security framework protects privacy and security of cloud or network-based authentications while also facilitates ease of use of biometric systems. The technology that this patent is based on is the foundation for the authentication security incorporated in our WEB-key product line. WEB-key is a mature enterprise authentication solution that functions in a wide variety of application environments. The solution supports a variety of implementation alternatives including card technologies for “two-factor” authentication and also supports “single-factor” authentication. Partners and customers implementing our WEB-key software to provide convenient and secure user identity include a number of institutions including the Allscripts Healthcare Solutions, Computer Associates Site Minder, Oracle Access Manager and many other enterprise and solutions-based systems. With the payment of all maintenance fees, this patent will expire on May 20, 2023.

On December 26, 2006, we were issued US patent No. 7,155,040 covering our unique image processing technology, which is critical for enhancing information used in the extraction of biometric minutiae. The issued patent protects a critical part of an innovative four-phase image enhancement process developed by us. With the payment of all maintenance fees, this patent will expire on January 29, 2025.

On April 15, 2008, we were issued US patent No. 7,359,553 covering our image enhancement and data extraction core algorithm components. The solution protected under this patent provides the capability to quickly and accurately transform a fingerprint image into a computer image that can be analyzed to determine the critical data elements. With the payment of all maintenance fees, this patent will expire on January 3, 2025.

On August 19, 2008, we were issued US patent No. 7,415,605 for our “Biometric Identification Network Security” method. The solution protected under this patent provides a defense against hackers and system attacks, while leveraging the industry standard Trusted Platform Module (TPM) specification for encryption key management. With the payment of all maintenance fees, this patent will expire on May 20, 2023.

On November 18, 2008, we were issued US patent No. 7,454,624 for our “Match Template Protection within a Biometric Security System” method. The solution protected under this patent limits the scope of enrollment templates usage and also eliminates the need for revocation or encryption processes, which can be expensive and time consuming. With the payment of all maintenance fees, this patent will expire on May 17, 2025.

On March 10, 2009, we were issued US patent No. 7,502,938 for our “Trusted Biometric Device” which covers a simple, yet secure method of protecting a user’s biometric information. It covers the transmission of information from the point the information is collected at the biometric reader until the data reaches the computer or device that is authenticating the user’s identity. With the payment of all maintenance fees, this patent will expire on October 25, 2025.

On May 26, 2009, we were issued US patent No. 7,539,331 for our “Image Identification System” method for improving the performance and reliability of image analysis within an image identification system. With the payment of all maintenance fees, this patent will expire on March 22, 2022.

On November 8, 2011, we were issued US Patent No. 8,055,027 for our “Generation of Directional Information in the Context of Image Processing” method for image enhancement and processing. With the payment of all maintenance fees, this patent will expire on October 10, 2027.

On June 5, 2012, PistolStar was issued US Patent No. 8,196,193 for “Method For Retrofitting Password Enabled Computer Software with a Redirectional User Authentication Method”, where a device, method, and system may be used to integrate and control authentication and passwords among various applications and platforms. With the payment of all maintenance fees, this patent will expire on November 1, 2030.

On July 3, 2012, we were issued US Patent No. 8,214,652 for our “Biometric Identification Network Security”, an expanded method of network and related network authentication security systems utilizing hardware-based support for encryption and key management for authentication purposes. With the payment of all maintenance fees, this patent will expire on April 24, 2024.

On March 12, 2013, PistolStar was issued US Patent No. 8,397,077 for “Client Side Authentication Redirection”, where user specific attributes may be accessed and used to produce a generated password, using an algorithm and the user attributes. With the payment of all maintenance fees, this patent will expire on August 7, 2030.

On May 3, 2017, we were issued US Patent No. 9,646,146 for our “Utilization of Biometric Data”, a method enables existing small area sensors to capture substantially more fingerprint surface area, leading to a higher degree of accuracy when performing a match. With the payment of all maintenance fees, this patent will expire on March 6, 2035.

On June 19, 2018 we were issued U.S. Patent No. 10,002,244 for our “Utilization of Biometric Data” to allow continuous, passive user authentication on a mobile device. With the payment of all maintenance fees, this patent will expire on March 6, 2035.

On July 27, 2018 we were issued U.S. Patent No. 10,025,831 for “Adaptive Short Lists and Acceleration of Biometric Database Search”, a method to quickly and iteratively search a database of biometric data. With the payment of all maintenance fees, this patent will expire on August 10, 2036.

On September 3, 2019 we were issued U.S. Patent No. 10,400,481 for “Fingerprint Lock”, a lock design method of the shackle and spring integration to electronics. With the payment of all maintenance fees, this patent will expire on June 27, 2037.

On September 10, 2019 we were issued U.S Patent No. 10,410,040 for “Fingerprint Lock Control method and Fingerprint Lock System”, a lock design method of the control process of scanning, and server communications for user profile management. With the payment of all maintenance fees, this patent will expire on July 26, 2037.

We have also been granted parallel patents to the US Patent portfolio to certain of our patents in many foreign countries offering protection of our intellectual property rights around the world.

Trademarks

We have registered our trademarks “BIO-key”, “True User Identification”, “Intelligent Image Indexing”, “WEB-key”, “SideSwipe”, “SidePass”, “EcoID”, “PistolStar”, “PortalGuard”, “PASSIVEKEY”, and “The Biometric of Things” with the U.S. Patent & Trademark Office, as well as many foreign countries, protecting our companies name and key technology offering names.

Through our subsidiary PistolStar, we have the following additional registered trademarks: “PortalGuard”, “PASSIVEKEY”, and “PISTOLSTAR”. We also acquired the following unregistered trademarks: “PortalGuard NebulaTM”, “Password PowerTM” and “ScoochTM”.

Copyrights and trade secrets

We take measures to ensure copyright and license protection for our software releases prior to distribution When possible, the software is licensed in an attempt to ensure that only licensed and activated software functions to its full potential. We also take measures to protect the confidentiality of our trade secrets.

Research and Development

Our PortalGuard IAM product line is mature, with hundreds of active customers, and we are adding additional factors and capabilities to the product, as well as enhancing the self-management for the functionally equivalent PortalGuard IDaaS offering.  Our VST and WEB-key biometric platforms are mature, stable, and widely-deployed and we concentrate our research and development efforts on enhancing the functionality, reliability and integration of our current products as well as acquiring and developing new and innovative products and solutions for providing broader access to the BIO-key user experience.

Although we believe that our identification technology is one of the most advanced and discriminating fingerprint technologies available today, the markets in which we compete are characterized by rapid technological change and evolving standards and use-cases. In order to maintain our position in the market, we will need to continue to upgrade and refine our existing technologies as new standards become relevant to our customers and markets.

During the years ended December 31, 2020 and 2019, we incurred $1,396,436 and $1,331,667, respectively, on research and development.

In future periods our R&D efforts will remain focused on updating and advancing our core software products including PortalGuard and PortalGuard IDaaS, WEB-key and VST. These products are critical to support the anticipated growth in enterprise IAM and large-scale ID projects.

Competition

The IAM MFA and SSO market has many providers of solutions in either standalone or IAM suite delivery models.  We believe that our unique differentiator in this market is the incorporation of an unparalleled server-secured biometric authentication capability among our 15 authentication factors.  In addition to companies that provide existing commonplace methods of restricting access to facilities and logical access points such as pass cards, PIN numbers, passwords, locks and keys, there are numerous companies involved in the development, manufacturing and marketing of fingerprint biometrics products to commercial, government, law enforcement and prison markets. These companies include, but are not limited to, 3M (Cogent), NEC, and MorphoTrak.

The majority of sales for automated fingerprint identification products in the market to date have been deployed for government agencies, healthcare facilities, and law enforcement applications. The consumer and commercial markets represent areas of growth potential for biometrics, led by the use of mobile devices.

The epidemic of security and data breaches reported over the past few years is one of the driving factors for identifying new methods of protecting valuable data. After attempting to create a more sophisticated password or more efficient token or PIN, it has become apparent that each of these methods are easily compromised, and the downside risks are significant.

We have also seen FIDO-compliant keys enter the market, led by Yubico’s YubiKey, a USB key that acts as a credential for access.  Keys alone do not meet the needs of large organizations for which key sharing and lost keys are concerns.  We are introducing a line of low-cost USB keys and they do not offer the security benefits of biometric technology as they can be easily lost or stolen and replacement costs / managing the product becomes a growing expense.

With respect to competing biometrics technologies, each has its strengths and weaknesses and none has emerged as a market leader:

●	Fingerprint identification is generally viewed as very accurate, inexpensive and non-intrusive and is the dominant biometric in use today and will be for the foreseeable future;

●	Palm Vein scanning is expensive, technique-sensitive, and offers mobility challenges;

●	Iris scanning is viewed as accurate, but the hardware is significantly more expensive; and

●	Facial recognition can have privacy concerns with work-from-home use, and is typically highly dependent on ambient lighting conditions, angle of view, and other factors.

Government Regulations

Various state, federal and EU privacy laws govern the collection, storage, use and any sale of biometric-related data.  To the extent that BIO-key’s IDaaS offerings include the collection and storage of customer users’ personal or biometric data, we operate as a processor of such data.  Our WEB-key platform includes compliance features to ensure automated compliance with these laws including collection of informed written consent during enrollment workflows and robust auditing to control and report on the retention of biometric data and removal requests.  Additionally, our customers have access to these tools to maintain their own compliance, including deletion of user data when business relationships terminate.

We believe in biometric privacy rights, and that both users and their organizations benefit from a responsibly operated biometric identity infrastructure.  We actively participate in industry privacy workgroups as recognized biometric subject matter experts in order to influence and keep abreast of any proposed changes to these regulations. Beyond these regulations, we are not currently subject to direct regulation by any government agency, other than regulations generally applicable to businesses or related to specific project requirements. In the event of any international sales, we would be subject to various domestic and foreign laws regulating such exports and export activities.

Environmental Regulations

As of the date of this prospectus, we have not incurred any material expenses relating to our compliance with federal, state, or local environmental laws and do not expect to incur any material expenses in the foreseeable future.

Seasonality

Generally, our revenues do not exhibit a seasonal pattern, however, revenue is affected by customer budgeting, government fiscal year planning, and capital budgets.

Human Capital Resources

As of the date of this prospectus, we employed thirty-six individuals on a full-time basis as follows: (i) eighteen in engineering, customer support, and research and development; (ii) seven in finance and administration; and (iii) eleven in sales and marketing. We also use two consultants who provide engineering and technical services on a part-time basis, three full-time factory contractors, and three part-time factory contractors in China. None of our employees are represented by a labor union, we believe that our relationship with our employees is good, and we are committed to inclusion and policies and procedures to maintain a safe work environment.

We offer a package of company-sponsored benefits to our team and make investing in the growth and development of our employees an important priority. Eligibility depends on the full-time or part-time status, location and other factors, and benefits include medical and dental plans, disability insurance, employee assistance programs and life insurance. Additionally, we believe in aligned incentives and utilize employee stock and incentive plans for a competitive total rewards program.

Description of Property

We do not own any real estate. We conduct operations from leased premises in Eagan, Minnesota (5,544 square feet), Bedford, New Hampshire (3,364 square feet), and Wall, New Jersey (4,517 square feet). Internationally, we conduct operations from leased premises in Tsuen Wan, Hong Kong (1,098 square feet), and Jiangmen, China (3,267 square feet). Our Eagan, Minnesota and Bedford, New Hampshire offices provide research and development, and customer support, for BIO-key software and PistolStar software, respectively. Our Wall, New Jersey location serves as our corporate headquarters. Our Hong Kong location is a small warehouse for finished goods as well as administrative and sales support. Our Jiangmen, China facility provides our hardware research and development, contract manufacturing and warehousing of raw materials, work-in-process, and finished goods.

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of the date of this prospectus, we are not a party to any pending lawsuit.

Available Information

We maintain a website with the address www.BIO-key.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports are available on our website, without charge, as soon as reasonably practicable after they are filed electronically with the SEC. The SEC also maintains a website that contains reports, proxy and information statements and other information statements and other information regarding issuers who file electronically with the SEC. The SEC’s website address is www.sec.gov.

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

The following sets forth certain information about each director and executive officer of the Company.

NAME	AGE	POSITIONS HELD
Michael W. DePasquale	66	Chairman of the Board of Directors and Chief Executive Officer
Thomas E. Bush, III (a)* (c)	68	Director
Robert J. Michel (a) (b)*	64	Director
Thomas Gilley (c)	61	Director
Wong Kwok Fong (Kelvin)	57	Director and Vice-Chairman of the Board of Directors
Pieter Knook (b)	62	Director
Emmanuel Alia (Manny) (b)	55	Director
Cecilia Welch	61	Chief Financial Officer
Mira K. LaCous	58	Chief Technology Officer
James Sullivan	52	Vice President of Strategy and Compliance, Chief Legal Officer

(a)	Compensation Committee Member

(b)	Audit Committee Member

(c)	Nominating and Corporate Governance Committee Member

*	Indicates chair of committee

Set forth below is a brief description of the background and business experience of our directors and executive officers for the past five years.

Directors

Michael W. DePasquale has served as our Chief Executive Officer and a Director since January 3, 2003, and Chairman of the Board since January 29, 2014. He served as Co-Chief Executive Officer of the Company from July 2005 to August 2006. Mr. DePasquale brings more than 30 years of executive management, sales and marketing experience to the Company. Prior to joining us, Mr. DePasquale served as the President and Chief Executive Officer of Prism eSolutions, Inc., a Pennsylvania-based provider of professional consulting services and online solutions for ISO-9001/14000 certification for customers in manufacturing, healthcare and government markets, since February 2001. From December 1999 through December 2000, Mr. DePasquale served as Group Vice President for WRC Media, a New York-based distributor of supplemental education products and software. From January 1996 until December 1999, Mr. DePasquale served as Senior Vice President of Jostens Learning Corp., a California-based provider of multimedia curriculum. Prior to Jostens, Mr. DePasquale held sales and marketing management positions with McGraw-Hill and Digital Equipment Corporation. Mr. DePasquale earned a Bachelor of Science degree from the New Jersey Institute of Technology. He serves as the Vice Chairman on the Board of Directors of the International Biometrics and Identification Industry Association. We believe Mr. DePasquale’s qualifications to sit on the board of directors include his extensive executive management experience in the technology sector and biometric industry expertise which strengthen the board’s collective qualifications, skills and experience.

Thomas E. Bush, III has served as a Director of the Company since January 29, 2014. Since 2009, Mr. Bush has provided business consulting services through his firm, Tom Bush Consulting. Prior to that, Mr. Bush served with the Federal Bureau of Investigation for over 33 years. Mr. Bush joined the FBI in September 1975, ultimately becoming the Director of the CJIS division, with over 2,500 employees and a budget of approximately $1 billion. Mr. Bush is known for providing critical services in support of the criminal justice community, including two significant IT projects, Next Generation Identification and N-Dex, which were awarded by CJIS during his tenure at the FBI. Mr. Bush has received many awards during his career, most notably a Presidential Rank Award for Meritorious Service in 2007. We believe Mr. Bush’s qualifications to sit on the board of directors include his extensive experience in law enforcement, security matters, and the use of biometric technologies in the government sector, which provide the board with a unique perspective on security and public sector matters.

Robert J. Michel has served as a Director of the Company since April 10, 2017. He has over 30 years of accounting and financial management experience. Since September, 2018, he has served as the Chief Financial Officer of Daxor Corporation (NYSE MKT: DXR), a medical device manufacturing company specializing in blood volume analysis. Prior to Daxor, from November, 2017 until September 2018, Mr. Michel served as the CFO of Roadway Moving, Inc., a transportation, moving and storage company located in New York City. Immediately prior to Roadway Moving, Inc., Mr. Michel served as a consultant with Feuer & Orlando, LLP, a New York City based CPA firm, from May, 2016 until November 2017. From 2009 until March, 2016, Mr. Michel was the Chief Financial Officer of Asta Funding, Inc. (Nasdaq: ASFI), a diversified financial services company where he was responsible for all financial matters and SEC reporting. From 2004 until 2009, Mr. Michel served as the Controller and the Director of Financial Reporting and Compliance for Asta Funding. Mr. Michel is a certified public accountant, earned a MBA in Taxation from St. John’s University, and a BS in Business Administration from Villanova University. Mr. Michel gained his public accounting experience at PricewaterhouseCoopers in New York.  We believe Mr. Michel’s qualifications to sit on the board of directors include his substantial experience in accounting and financial management for public companies which provide the board with a deep knowledge of financial and SEC reporting and strengthen the board’s collective qualifications, skills, and experience.

Thomas Gilley has served as a Director of the Company since January 29, 2014. Mr. Gilley is an entrepreneur, investor and advisor in the connected product Internet of Things (IoT) industry with 37 patents. Since founding his Enterprise Software IoT company in 2012 and selling it in 2016, Mr. Gilley invests in technology companies, serves as growth strategy advisor, and independent board member to companies in the connected industry. Mr. Gilley was previously employed at Apple Computer, in the Advance Technology Group, Portable Products Group and Strategy Advisor. Before and after Apple, Mr. Gilley founded several successful companies including PicoStar, a Silicon Valley incubator-technology investment company, and an on-demand web media company he sold to Vignette. Mr. Gilley acted as CTO throughout the transaction until the company’s ultimate acquisition by OpenText. We believe Mr. Gilley’s qualifications to sit on the board of directors include his substantial experience in starting, operating and financing technology companies which provides the board with a deep knowledge of the sales and development cycles applicable to growth businesses in the technology industry.

Wong Kwok Fong (Kelvin) has served as a Director of the Company since December 4, 2015, as Managing Director of our Hong Kong Subsidiary since August 2016, and as Vice-Chairman of the Board of Directors since March 2019. He is the co-founder of China Goldjoy Group (previously World Wide Touch Technology Holdings Limited), a company listed on The Stock Exchange of Hong Kong. From 1997 until August, 2015, Kelvin served as the Chairman of China Goldjoy Group and served as its Chief Technology Officer through October 2016. During this time, Kelvin played a significant role in the substantial growth of the business. Kelvin brings over 15 years of senior management experience in manufacturing, supply chain, and marketing functions in the electronics and technology industries, including establishing manufacturing plants in Hong Kong and China, and building an extensive network in the electronics and technology industries. We believe Kelvin’s qualifications to sit on the board of directors include his substantial experience in the technology industry, including biometrics and payment systems, and serving the Asian markets, which broaden and strengthen the board’s collective qualifications, skills, and experience.

Pieter Knook, has served as a Director of the Company since May 2, 2016. Mr. Knook has over 30 years of experience in mobility and software technology in Europe, Asia and the United States. Since 2010, Mr. Knook has served on the boards of a number of private equity backed and publicly traded early stage technology companies, including Altitude Angel in Reading, the London Internet Exchange, Pulsant in the UK, BroadHorizon in the Netherlands and Telenor in Norway. Mr. Knook served as the Director of Internet Services at Vodafone Group in London from March 2008 through October 2010. Prior to joining Vodafone, Mr. Knook spent 18 years at Microsoft. As President of Microsoft Asia from 1997 to 2001, Mr. Knook led the company’s efforts in opening and expanding Asian markets. He subsequently served as Senior Vice President of Microsoft’s mobile communication business from 2001 through 2008. We believe Mr. Knook’s qualifications to sit on the board of directors include his extensive technology industry experience, which further broaden and strengthen the board’s collective qualifications, skills, and experience.

Emmanual Alia (Manny), was appointed Director of the Company on April 3, 2020. Since 2018, Mr. Alia has been providing management consulting services as an advisor to businesses seeking market entry strategies to emerging markets such as Africa and the Caribbean. From 2011 to 2018, Mr. Alia served as an Executive Director at the Corporate and Investment division of JPMorgan, and as a Senior Vice-President at CHASE Bank’s Consumer and Community Banking specializing in the financial and banking services industry and opportunities in Africa. During Mr. Alia’s tenure with JPMorgan, he served as head of WholeSale Operations in the Receivables Operations of the Global banking operations in the US and Canada, head of Retail Banking in the Greater Detroit area, and head of branches in the New York and New Jersey areas. For two years Mr. Alia was co-chair of the Black Organizational Leadership Development, an employee networking group in JPMorgan that works with firm’s leadership to strengthen the firm’s message, strategies and community outreach globally. Mr. Alia received a Bachelor of Arts in Accounting from SouthEastern University and a Master’s of Business Administration (MBA) from Cornell University. We believe Mr. Alia’s qualifications to sit on the board of directors include his extensive industry experience and connection and networking abilities in the African communities and markets which further broaden and strengthen the board’s collective qualifications, skills, and experience.

Non-director Executive Officers

Cecilia Welch has served as the Chief Financial Officer of the Company since December 21, 2009. Ms. Welch joined the Company in 2007 as Corporate Controller. Prior to joining the Company, from January 2006 to December 2006, she was the Controller for Savaje Technologies (acquired by Sun Microsystems), a developer of advanced mobile telephone software. From October 2004 to January 2006, she was Controller for Crystal Systems, a manufacturer of sapphire crystals used for industrial, semiconductor, defense and medical applications. From December 1988 to July 2004, she was the Controller for ATN Microwave (acquired by Agilent Technologies), a manufacturer of automated test equipment. Ms. Welch has a Bachelor’s degree in Accounting from Franklin Pierce University.

Mira K. Lacous has served as Chief Technology Officer of the Company since March 13, 2014. Prior to her appointment as Chief Technology Officer, she served as Senior Vice President of Technology & Development since 2012, and as our Vice President of Technology and Development since 2000. Ms. LaCous has over 30 years of product/project management, solution architecture, software development, team leadership and customer relations experience, with a background that includes successfully bringing numerous technologies to market, including automated voice response systems, automated building control systems, software piracy protection, intranet training materials and testing, page layout and design software, image scanning software and systems, biometric security, and biometric algorithms. Ms. LaCous is also the author of six US patented technologies, multiple international patents, and other patent pending solutions. Ms. LaCous has a Bachelor’s in Computer Science from North Dakota State University.

James Sullivan has served as BIO-key’s Senior Vice President of Strategy and Compliance and BIO-key’s Chief Legal Officer since February, 2020, as Senior Vice President of Strategy and Business Development of the Company from April 2012 through December 2018, and the dual role of Senior Vice President of Global Sales from August 2015 through December of 2016. Mr. Sullivan is a recognized expert in biometric authentication, cyberlaw and privacy for consumer and mobile applications. During over 17 years with the Company, Mr. Sullivan has directly worked with dozens of the Company’s customers, including AT&T, Israel Defense Forces, LexisNexis, NCR and Omnicell, as well as large-scale biometric-centered identity management projects that interface daily with millions of corporate and consumer users. Mr. Sullivan earned a Juris Doctor cum laude from Georgia State University College of Law, is a member of the Georgia Bar, and enrolled to practice before the IRS. Mr. Sullivan has an undergraduate degree in Computer Science from Brown University and has over 25 years of experience in IT projects and implementation, including directly working with security and identity management solutions at the Company, Computer Associates, Platinum Technology, and Memco Software.

Director Independence

As required under the NASDAQ Marketplace Rules, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our board considered certain relationships between our directors and us when determining each director’s status as an “independent director” under Rule 5605(a)(2) of the NASDAQ Marketplace Rules. Based upon such definition and SEC regulations, we have determined that Robert Michel, Pieter Knook, Thomas Bush, III, Thomas Gilley and Manny Alia are “independent” under NASDAQ standards.

Board Leadership Structure and Role in Risk Oversight

We do not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as our board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the board. The board has determined that having our Chief Executive Officer serve as Chairman is in the best interest of our stockholders at this time. This structure makes the best use of the Chief Executive Officer’s extensive knowledge of the Company and our industry, as well as fostering greater communication between our management and the board.

Our corporate governance guidelines provide that the board of directors is responsible for reviewing the process for assessing the major risks facing us and the options for their mitigation. This responsibility is largely satisfied by our audit committee, which is responsible for reviewing and discussing with management and our independent registered public accounting firm our major risk exposures and the policies management has implemented to monitor such exposures, including our financial risk exposures and risk management policies.

Committees of the Board of Directors

Audit Committee

Our audit committee is comprised of Robert J. Michel (Chair), Pieter Knook, and Emmanuel Alia, all of whom meet the independence standards for purposes of serving on an audit committee established by NASDAQ and under the Exchange Act. Our audit committee (i) assists the board of directors in its oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, and corporate policies and controls, (ii) has the sole authority to retain and terminate our independent registered public accounting firm, approve all auditing services and related fees and the terms thereof, and pre-approve any non-audit services to be rendered by our independent registered public accounting firm, and (iii) is responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm has unrestricted access to our audit committee. Our board of directors has determined that Robert J. Michel qualifies as an “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K.

Our audit committee operates under a written charter that is reviewed annually. The charter is available on our website at www.bio-key.com.

Compensation Committee

Our compensation committee is comprised of Thomas Bush, III (Chair) and Robert Michel, both of whom meet the independence standards established by NASDAQ and under the Exchange Act. The compensation committee’s duties include overseeing our overall compensation philosophy, policies and programs. This includes reviewing and analyzing the design and function of our various compensation components, establishing salaries, incentives and other forms of compensation for officers and non-employee directors, and administering our equity incentive plan. In fulfilling its responsibilities, the compensation committee has the authority to delegate any or all of its responsibilities to a subcommittee of the compensation committee.

Our compensation committee operates under a written charter that is reviewed annually. The charter is available on our website at www.bio-key.com.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Thomas Gilley (Chair) and Thomas Bush, III, both of whom meet the independence standards established by NASDAQ and under the Exchange Act. The nominating and corporate governance committee is responsible for making recommendations to the board of directors regarding candidates for directorships and the size and composition of the board. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the board concerning corporate governance matters.

Our nominating and corporate governance committee operates under a written charter that is reviewed annually. The charter is available on our website at www.bio-key.com.

Considerations in Evaluating Director Nominees

In selecting nominees for director, without regard to the source of the recommendation, our nominating and corporate governance uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee may consider, among other things, the current size and composition of our board of directors, the needs of our board of directors, and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee may consider include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, leadership skills, potential conflicts of interest, and other commitments. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. In addition, our nominating and corporate governance committee considers all applicable statutory and regulatory requirements and the requirements of any exchange upon which our common stock is listed or to which it may apply in the foreseeable future.

Although our board of directors does not maintain a specific policy with respect to board diversity, we believe that our board of directors should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences in reviewing candidates for nomination to the board of directors. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Code of Ethics

We have adopted a Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. Our Code of Ethics is designed to deter wrongdoing and promote: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in our other public communications; (iii) compliance with applicable governmental laws, rules, and regulations; (iv) the prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and (v) accountability for adherence to the code.  We intend to disclose amendments or waivers of the Code of Ethics on our website within four business days.  Any person may obtain a copy of our Code of Ethics free of charge by sending a written request for such to the attention of the Chief Financial Officer of the Company, 3349 Highway 138, Building A Suite E, Wall, NJ 07719.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●

had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●

been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●

been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●

been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Term of Office

Our directors are elected at the annual meeting of stockholders and hold office until the annual meeting of the stockholders next succeeding his or her election, or until his or her prior death, resignation or removal in accordance with our bylaws. Our officers are appointed by the Board and hold office until the annual meeting of the Board next succeeding his or her election, and until his or her successor shall have been duly elected and qualified, subject to earlier termination by his or her death, resignation or removal.

Delinquent Section 16(a) Reports

Reports of all transactions in our common stock by officers, directors and ten percent (10%) stockholders are required to be filed with the SEC pursuant to Section 16(a) of the Exchange Act. Based solely on our review of copies of the reports received, or representations of such reporting persons, we believe that during the year ended December 31, 2020, all Section 16(a) filing requirements applicable to our officers, directors and ten percent (10%) stockholders were satisfied in a timely fashion, except for one late Form 4 filing by Mr. Sullivan.

EXECUTIVE COMPENSATION

The following table sets forth a summary of the compensation paid to or accrued by our chief executive officer and the two most highly compensated executive officers other than our chief executive officer, for the fiscal years ended December 31, 2020 and 2019:

SUMMARY COMPENSATION TABLE

Name	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)		Total ($)

Michael W. DePasquale	2020	275,000	50,000	-	21,450	2,219		348,669
Chief Executive Officer	2019	275,000	-	34,510	-	1,127		310,637

Mira K. LaCous	2020	213,000	-	-	21,450	2,493		236,943
Chief Technology Officer	2019	213,075	-	12,941	-	1,401		227,417

James Sullivan	2020	150,000	35,000	-	21,450	137,238	(4)	343,688
Chief Legal Officer	2019	150,000	-	25,883	-	55,240	(5)	231,123

(1)

The aggregate grant date fair value of the option awards was estimated using the Black-Scholes option pricing model, with the assumptions listed in Note A to the Company’s financial statements. The amount shown in this column represents the grant date fair value calculated under FASB ASC 718.

(2)

The aggregate grant date fair value of the restricted shares is calculated by the multiplying the quantity of shares issued by the closing trading price of the shares on the date of issuance calculated under FASB ASC 718.

(3)	Consists of life insurance premiums paid by the Company except as otherwise noted.
(4)	Consists of $135,383 of sales commissions and $1,855 of life insurance premiums paid by the Company.
(5)	Consists of $53,385 of sales commissions and $1,855 of life insurance premiums paid by the Company.

Narrative Disclosure to Summary Compensation Table

Compensation for our executives is comprised of three main components: base salary, annual performance-based cash bonus, and long-term equity awards. We do not target a specific weighting of these three components or use a prescribed formula to establish pay levels. Rather, the board of directors and compensation committee considers changes in the business, external market factors and our financial position each year when determining pay levels and allocating between long-term and current compensation for the named executive officers.

Cash compensation is comprised of base salary and an annual performance-based cash bonus opportunity. The compensation committee generally seeks to set a named executive officer’s targeted total cash compensation opportunity within a range that is the average of the applicable peer company and/or general industry compensation survey data, adjusted as appropriate for individual performance and internal pay equity and labor market conditions.

In setting cash compensation levels, we favor a balance in which base salaries are generally targeted at slightly below the peer average and a bonus opportunity that is targeted at slightly above the average. The base salary of our CEO has not been increased since 2018. In 2020, we increased the base salary of Mr. Sullivan to $225,000 to compensate for the fact that in connection with his promotion to Chief Legal Officer, he would be limited to sales commissions on only three of his existing long term accounts.

Performance-based bonuses have historically been based upon the achievement of certain revenue milestones established by the compensation committee. The committee believes that this higher emphasis on performance-based cash bonuses places an appropriate linkage between a named executive officer’s pay, his or her individual performance, and the achievement of specific business goals by placing a higher proportion of annual cash compensation at risk, thereby aligning executive opportunity with the interests of stockholders.

In 2020, due to extraordinary efforts in maintaining operations during the pandemic, acquiring PistolStar, and the completing an underwritten public offering, Mr. DePasquale and Mr. Sullivan were awarded cash bonuses of $50,000 and $35,000, respectively. Based on the performance of the Company in 2019, we did not award any discretionary incentive compensation to our named executive officers.

We also include an equity component as part of our compensation package because we believe that equity-based compensation aligns the long-term interests of our named executive officers with those of stockholders. In March 2019, we issued options to Mr. DePasquale to purchase 4,167 of common stock, to Mr. Sullivan to purchase 3,125 shares of common stock, and to Ms. LaCous to purchase 1,563 shares of common stock. The foregoing options have an exercise price of $9.44 per share, the last sales price of our common stock on the date of grant, have a term of seven years, and vest in three equal annual installments commencing March 21, 2020. We did not issue any options to the named executive officers in 2020.  In August 2020, we issued 4,125 shares of restricted stock to Mr. DePasquale, Mr. Sullivan and Ms. LaCous. These shares vest in equal annual installments over a three-year period from the date of grant.

These cash and equity compensation components of pay are supplemented by various benefit plans that provide health, life, accident, disability and severance benefits, most of which are the same as the benefits provided to all of our US based employees.

Employment Agreements

On March 26, 2010, we entered into an employment agreement, effective as of March 25, 2010, with Michael W. DePasquale to serve as our Chief Executive Officer until March 24, 2011. The agreement automatically renews for subsequent one-year terms, unless the employment relationship is terminated by either party, or modified in accordance with the terms and conditions of the agreement. Since 2018, Mr. DePasquale’s annual base salary has been $275,000, subject to adjustment by the compensation committee. In addition to the base salary, a “Performance Bonus” may be awarded to Mr. DePasquale on the basis of the Company achieving certain corporate and strategic performance goals, as determined by the compensation committee in its sole discretion. The employment agreement contains standard and customary confidentiality, non-solicitation and “work made for hire” provisions as well as a covenant not to compete which prohibits Mr. DePasquale from doing business with any current or prospective customer of the Company or engaging in a business competitive with that of the Company during the term of his employment and for the one-year period thereafter. This agreement also contains a number of termination and change in control provisions as described under the captions “Termination Arrangements” and “Change in Control Arrangements” below.

On April 5, 2017, we entered into an employment agreement with James Sullivan. The agreement automatically renews for subsequent one-year terms, unless terminated by the Company upon at least two months prior written notice which is treated as termination without cause. Under this agreement, Mr. Sullivan’s initial base salary was $150,000 plus commissions, subject to adjustment. The agreement contains standard and customary confidentiality, technical invention provisions as well as non-competition and non-solicitation covenants which prohibit Mr. Sullivan from doing business with any current or prospective customer of the Company or engaging in any business competitive with that of the Company during the term or his employment and for the one-year period thereafter. The agreement also contains a number of termination provisions as described under the caption “Termination Agreements” below.

On November 20, 2001, we entered into an employment agreement with Mira LaCous. The agreement automatically renews for subsequent one-year terms, unless terminated by the Company upon at least one-month prior written notice which is treated as termination without cause and provides for a discretionary bonus which shall not exceed 50% of base salary. The agreement contains standard and customary confidentiality, technical invention provisions as well as non-competition and non-solicitation covenants which prohibit Ms. LaCous from doing business with any current or prospective customer of the Company or engaging in any business competitive with that of the Company during the term or her employment and for the one-year period thereafter. The agreement also contains a number of termination provisions as described under the caption “Termination Agreements” below.

Stock Option Grants and Restricted Stock Awards

In the event of any change in the outstanding shares of our common stock by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or what the board deems to be similar circumstances, the number and kind of shares subject to outstanding options and restricted stock awards, and the exercise price of such options shall be appropriately adjusted. Restricted Furthermore, option agreements and restricted stock award agreements contain change of control provisions as described under the caption “Change in Control Provisions” below.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

DECEMBER 31, 2020

The following table sets forth for each named executive officer, information regarding outstanding equity awards as at December 31, 2020. The option awards and per share amounts for all periods reflect our 1-for-8 reverse stock split, which was effective November 20, 2020.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)(1)

Michael W. DePasquale	2,605			39.35	3/13/2021	4,125	14,520
	2,605			17.27	8/13/2022
	31,250			21.20	3/16/2024
	2,778	1,389	(2)	15.68	3/23/2025
	1,389	2,778	(3)	9.44	3/21/2026

Mira LaCous	1,563			39.36	3/13/2021	4,125	14,520
	1,042			17.27	8/13/2022
	12,500			21.20	3/16/2024
	1,042	521	(2)	15.68	3/23/2025
	521	1,042	(3)	9.44	3/21/2026

James Sullivan	1,563			39.36	3/13/2021	4,125	14,520
	2,084			17.27	8/13/2022
	12,500			21.20	3/16/2024
	2,084	1,041	(2)	15.68	3/23/2025
	1,042	2,083	(3)	9.44	3/21/2026

(1)	Calculated based on the closing market price of the Company’s common stock on December 31, 2020 of $3.52 per share.
(2)	The options vest equally in three annual installments commencing March 23, 2019.
(3)	The options vest equally in three annual installments commencing March 21, 2020.

Narrative Disclosure to Outstanding Equity Awards at Fiscal Year End Table

The following are the material terms of each agreement, contract, plan or arrangement that provide for payments to one or more of our named executive officers at, following or pursuant to their resignation, retirement or termination, or in connection with a change in control of the Company.

Termination Arrangements

We may terminate our employment agreement with Mr. DePasquale at any time with or without cause. In the event of termination by us without cause, we will continue to pay Mr. DePasquale his then current base salary for the greater of nine months from the date of such termination or the number of months remaining until the end of the term of the agreement.

We may terminate our employment agreement with Mr. Sullivan at any time with or without cause. In the event of termination by us without cause, we will continue to pay Mr. Sullivan his then current base salary, plus earned commissions, for the greater of six months from the date of such termination or the number of months remaining until the end of the term of the agreement.

We may terminate our employment agreement with Ms. LaCous at any time with or without cause. In the event of termination by us without cause, we will continue to pay Ms. LaCous her then current base salary for nine months from the date of such termination.

Change in Control Provisions

Our 2015 Equity Incentive Plan (the “Plan”) provides for the acceleration of vesting of unvested options and termination of any restriction or forfeiture provisions applicable to restricted stock awards upon a “Change in Control” of the Company. A Change in Control is defined in the Plans to include (i) a sale or transfer of substantially all of the Company’s assets; (ii) the dissolution or liquidation of the Company; (iii) a merger or consolidation to which the Company is a party and after which the prior stockholders of the Company hold less than 50% of the combined voting power of the surviving corporation’s outstanding securities; (iv) the incumbent directors cease to constitute at least a majority of the Board of Directors; or (v) a change in control of the Company which would otherwise be reportable under Section 13 or 15(d) of the Exchange Act. In the event of a “Change In Control” the Plan provides for the immediate vesting of all options issued thereunder and termination of all forfeiture provisions applicable to restricted stock award issued thereunder. Options issued to executive officers outside of the Plans contain change in control provisions substantially similar to those contained in the Plans.

Our employment agreement with Mr. DePasquale contains a change in control provision that is triggered if Mr. DePasquale is not offered continued employment with us or any successor, or within five years following such Change of Control, we or any successor terminate Mr. DePasquale’s employment without cause. If this occurs, then we will pay Mr. DePasquale his base salary and benefits earned but unpaid through the date of termination, and any prorated bonus earned during the then current bonus year, plus two times his then current base salary.

DIRECTOR COMPENSATION FOR THE FISCAL YEAR ENDED

DECEMBER 31, 2020

The following table sets forth for each director, information regarding their compensation for the year ended December 31, 2020:

Name (1)	Stock Awards ($) (2)	Total ($)
Thomas E. Bush, III (3)	4,502	4,502
Thomas Gilley (3)	4,002	4,002
Yau Jianhui (4)	1,001	1,001
Pieter Knook (5)	6,002	6,002
Robert J Michel (5)	6,502	6,502
Fabian Shin (6)	4,001	4,001
Alia, Emmanuel (7)	3,501	3,501

(1)	Mr. DePasquale and Kelvin Wong have been omitted from the above table because they do not receive any additional compensation for serving on our Board of Directors.
(2)	The aggregate fair value of the common stock issued was calculated based on the closing price of our common stock on the date of issuance in accordance with FASB ASC 718.
(3)	At December 31, 2020, Messrs. Bush and Gilley each held options to purchase 2,716 shares of common stock.
(4)	At December 31, 2020, Mr. Jianhui held options to purchase 188 shares of common stock. Mr. Jianhui was not nominated for re-election to the Board of Directors at Company’s Annual Meeting in 2020.
(5)	At December 31, 2020, Messrs. Knook and Michel each held options to purchase 2,064 shares of common stock.
(6)	At December 31, 2020, Mr. Shin held options to purchase 501 shares of common stock. Mr. Shin resigned from the Board of Directors on September 2, 2020.
(7)	At December 31, 2020, Mr. Alia held options to purchase 313 shares of common stock.

Narrative Disclosure to Director Compensation Table

During 2020, we had a policy to pay to each non-employee director $3,000 per board meeting, $1,000 per telephonic board meeting, and $500 per board committee meeting attended. Fees for attendance at regular quarterly board meetings held during the first three quarters of each fiscal year are paid through the issuance of common stock and payments for the last meeting of the year are paid in cash or, at the option of the director, in shares of common stock. All of our directors elected to receive payment in common stock for the last board meeting in 2020. All directors will be indemnified by us for actions associated with being a director to the fullest extent permitted under Delaware law. We reimburse each of our non-employee directors for their reasonable expenses incurred in connection with attending meetings of the board of directors and related committees.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of December 31, 2020, information with respect to securities authorized for issuance under equity compensation plans. The shares and per share amounts reflect BIO-key’s 1-for-8 reverse stock split, which was effective November 20, 2020.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	94,183	10.73	36,086
Equity compensation plans not approved by security holders	133,091	$22.48	—
Total	227,274	$17.61	36,086

On January 27, 2016, the stockholders approved the 2015 Equity Incentive Plan (the “2015 Plan”). Under the terms of this plan, 187,500 shares of common stock are reserved for issuance to employees, officers, directors, and consultants of the Company at exercise prices which may not be below 100-110% of fair market value. The term of stock options granted may not exceed ten years. Options issued under the 2015 Plan vest pursuant to the terms of stock option agreements with the recipients. In the event of a change in control, certain stock awards issued under this plan may be subject to additional acceleration of vesting as may be provided in the participants’ written agreement. The 2015 Plan expires in December 2025.

In addition to options issued under the 2015 Plan, we have issued options to purchase common stock to employees, officers, directors and consultants outside of the plan. As of December 31, 2020, there were outstanding non-plan options to purchase 133,091 shares of common stock. The terms of these outstanding options are substantially similar to the provisions of the 2015 Plan and options issued thereunder.  In the event of change in control, as defined, certain of the non-plan options outstanding vest immediately.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth, as of April 12, 2021 information with respect to the securities holdings of all persons that we, pursuant to filings with the SEC and our stock transfer records, have reason to believe may be deemed the beneficial owner of more than 5% of our common stock. The following table also sets forth, as of such date, the beneficial ownership of our common stock by all of our current officers and directors, both individually and as a group.

The beneficial owners and amount of securities beneficially owned have been determined in accordance with Rule 13d-3 under the Exchange Act and, in accordance therewith, include all shares of our common stock that may be acquired by such beneficial owners within 60 days of April 12, 2021 upon the exercise or conversion of any options, warrants or other convertible securities. This table has been prepared based on 7,817,913 shares of common stock outstanding on April 12, 2021.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percentage of Class

Michael W. DePasquale	58,383	(2)	*
Cecilia Welch	26,626	(3)	*
Mira LaCous	20,272	(4)	*
James Sullivan	38,043	(5)	*
Thomas Gilley	5,847	(6)	*
Robert J. Michel	5,831	(7)	*
Thomas E. Bush, III	5,366	(8)	*
Pieter Knook	5,309	(9)	*
Emmanuel Alia	1,144	(10)	*
Wong Kwok Fong (Kelvin)	582,784	(11)	7.5%
All officers and directors as a group (10) persons	749,605		9.6%

Lind Global Micro Fund, LP	833,126	(12)	9.6%

*	Less than 1%

(1)	Unless otherwise indicated, the address of each person listed below is c/o BIO-key International, Inc., 3349 Highway 138, Building A, Suite E, Wall, NJ 07719.
(2)	Includes 40,800 shares issuable on exercise of options and 4,125 shares of restricted stock which remain subject to vesting. Does not include 1,389 shares issuable upon exercise of options subject to vesting.
(3)	Consists of shares issuable upon exercise of options and 4,125 shares of restricted stock which remain subject to vesting. Does not include 1,041 shares issuable upon exercise of options subject to vesting.
(4)

Consists of shares issuable upon exercise of options and 4,125 shares of restricted stock which remain subject to vesting. Does not include 521 shares issuable upon exercise of options subject to vesting.

(5)

Includes 19,793 shares issuable on exercise of options and 4,125 shares of restricted stock which remain subject to vesting. Does not include 1,041 shares issuable upon exercise of options subject to vesting.

(6)	Includes 1,908 shares issuable on exercise of options. Does not include 417 shares issuable upon exercise of options subject to vesting.
(7)	Includes 1,647 shares issuable on exercise of options. Does not include 417 shares issuable upon exercise of options subject to vesting.
(8)	Includes 1,908 shares issuable on exercise of options. Does not include 417 shares issuable upon exercise of options subject to vesting.
(9)	Includes 1,648 shares issuable on exercise of options. Does not include 417 shares issuable upon exercise of options subject to vesting.
(10)	Consists of shares of common stock. Does not include 313 shares issuable upon exercise of options subject to vesting.
(11)	Includes 25,695 shares issuable on exercise of options and 4,125 shares of restricted stock which remain subject to vesting. Does not include 1,398 shares issuable upon exercise of options subject to vesting. The address of Kelvin is Flat C, 27/F, Block 5, Grand Pacific Views, Siu Lam, Hong Kong N7.
(12)	Includes 833,125 shares issuable upon exercise of warrants. The address of Lind Global Capital Micro Fund, LP is 444 Madison Ave, Floor 41, New York, NY 10022

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Standstill Agreement with Principal Stockholder

Pursuant to separate securities purchase agreements dated October 29, 2015 and November 11, 2015 with each of Wong Kwok Fong (Kelvin), Micron, and Giant Leap we issued and sold shares of series A-1 stock to Kelvin and shares of series B-1 stock to Micron and Giant Leap, which were subsequently converted into shares of our common stock. The forgoing agreements contain a standstill provision (the “Standstill”) which prohibits each of these investors either alone or together with any other person, from acquiring additional shares of our common stock or any of our assets, soliciting proxies, or seeking representation on our board of directors. Kelvin is the Vice-Chairman of the board of directors, an executive officer, and principal stockholder of the Company.

Loans from Wong Kwok Fong (Kelvin)

Between March 2019 and February 2020, we received a series of non-interest-bearing advances from Mr. Wong Kwok Fong (Kelvin) in the aggregate amount of $217,360 to pay current liabilities. The amounts were repaid in their entirety during the 2020 fiscal year. Mr. Wong is the Vice-Chairman of the Board, an executive officer, and a principal stockholder of the Company.

Loans from Michael W. DePasquale

In December 2019, we received two non-interest-bearing advances from Michael DePasquale in the aggregate amount of $114,000 to pay current liabilities. The amounts were repaid in their entirety during the 2020 fiscal year. Mr. DePasquale serves as the Chairman of the Board and Chief Executive Officer of the Company.

Sales Incentive Agreement with Technology Transfer Institute (“TTI”)

On March 25, 2020, we entered into a sales incentive agreement TTI. The agreement provides that for each $5,000,000 in revenue (up to a maximum of $20,000,000), TTI generates for the Company during the first year that generate net income (calculated under U.S. generally accepted accounting principles) of at least 20%, we will pay TTI a sales incentive fee of $500,000 payable by the issuance of 62,500 shares of common stock. In the event that TTI generates revenue for the Company in excess of $20,000,000 during first year, we will issue TTI a five-year warrant to purchase 12,500 shares of Common Stock at an exercise price of $12.00 per share for each $1,000,000 of revenue in excess of $20,000,000 (up to a maximum of $25,000,000). In no event will we be obligated to issue more than 250,000 shares of common stock or warrants to purchase more than 62,500 shares of common stock pursuant to this agreement. Manny Alia, a member of our board of directors, served as the Chief Executive Officer of TTI until August 12, 2020.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, our amended certificate of incorporation authorizes us to issue 170,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

The following summary description of our common stock is based on the provisions of our certificate of incorporation and bylaws, which are incorporated by reference into the registration statement which includes this prospectus, and the applicable provisions of the Delaware General Corporation Law (“DGCL”). This information may not be complete in all respects and is qualified in its entirety by reference to the provisions of our certificate of incorporation, bylaws and the DGCL. For information on how to obtain copies of our certificate of incorporation and bylaws, see the information below under the heading “Where You Can Find More Information.”

Authorized. We currently have authority to issue up to 170,000,000 shares of common stock, $0.0001 par value per share. As of April 12, 2021, we had 7,817,913 shares of common stock outstanding. From time to time we may amend our certificate of incorporation to increase the number of authorized shares of common stock. Any such amendment would require the approval of the holders of a majority of the voting power of the shares entitled to vote thereon.

Voting. For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in the holder’s name on our books. Our common stock does not have cumulative voting rights. Holders of a plurality of our outstanding common stock can elect all of the directors who are up for election in a particular year. Holders of a majority of our outstanding common stock act by a majority for all other matters, except as limited by our certificate of incorporation, bylaws and the DGCL.

Dividends. If our board of directors declares a dividend, holders of common stock will receive payments from our funds that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any is outstanding.

Liquidation and Dissolution. If we are liquidated or dissolve, the holders of our common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to the persons who hold preferred stock, if any is outstanding.

Fully Paid and Nonassessable. All shares of our outstanding common stock are fully paid and nonassessable and any additional shares of common stock that we issue will be fully paid and nonassessable.

Other Rights and Restrictions. Holders of our common stock do not have preemptive or subscription rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. The rights, preferences and privileges of common stockholders are subject to the rights of the stockholders of any series of preferred stock which we may designate in the future. Our charter and bylaws do not restrict the ability of a holder of common stock to transfer his or her shares of common stock.

Listing. Our common stock is listed on The Nasdaq Capital Market under the symbol “BKYI.”

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc.

Preferred Stock

The following summary description of our preferred stock is based on the provisions of our certificate of incorporation and bylaws, which are incorporated by reference into the registration statement which includes this prospectus, and the applicable provisions of the DGCL. This information may not be complete in all respects and is qualified in its entirety by reference to the provisions of our certificate of incorporation, bylaws and the DGCL. For information on how to obtain copies of our certificate of incorporation and bylaws, see the information below under the heading “Where You Can Find More Information.”

General. We currently have authority to issue up to 5,000,000 shares of preferred stock, $0.0001 par value per share, none of which are outstanding. We may amend from time to time our certificate of incorporation to increase the number of authorized shares of preferred stock or to designate a new class of preferred stock. Unless required by law, the authorized shares of preferred stock will be available for issuance without further action by you. Our Board of Directors is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:

●	the designation of the series;

●

the number of shares of the series, which our Board of Directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

●	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

●	the dates at which dividends, if any, will be payable;

●	the redemption rights and price or prices, if any, for shares of the series;

●	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

●	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs;

●

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

●	restrictions on the issuance of shares of the same series of any other class or series; and

●	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium for their common stock over the market price of that common stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock, or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Anti-Takeover Provisions of the Company’s Certificate of Incorporation; Blank Check Preferred Stock. As described above, our Board of Directors is authorized without further stockholder action, to designate any number of series of preferred stock with such rights, preferences and designations as determined by the Board of Directors. Shares of preferred stock issued by the Board of Directors could be utilized, under certain circumstances, to make an attempt to gain control of the Company more difficult or time-consuming. For example, shares of preferred stock could be issued with certain rights that might have the effect of diluting the percentage of common stock owned by a significant stockholder or issued to purchasers who might side with management in opposing a takeover bid that the Board of Directors determines is not in the best interests of the Company and its stockholders. The existence of the preferred stock may, therefore, be viewed as having possible anti-takeover effects.

July 2020 Warrants

The following summary of certain terms and provisions of the July Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the July Warrant, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions of the form of July Warrant for a complete description of the terms and conditions of the July Warrants.

The July Warrants were issued pursuant to the terms of a warrant agency agreement between us and Broadridge Issuer Solutions, Inc., as warrant agent.  The July Warrants have been issued in book-entry form and were initially represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of DTC and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. Prospective investors should review a copy of the form of warrant agency agreement, which is included as an Exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the July Warrants.  The July Warrants have a five-year term and are exercisable for shares of our common stock at an exercise price of $5.20 per share. The holder of a July Warrant will not be deemed a holder of our underlying common stock until the July Warrant is exercised, except as set forth in the July Warrants.

Subject to limited exceptions, a holder of July Warrants will not have the right to exercise any portion of its July Warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder's affiliates) would beneficially own a number of shares of common stock in excess of 4.99% of the shares of our common stock then outstanding after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that upon notice to us, the holder may increase or decrease the Beneficial Ownership Limitation, provided that in no event will the Beneficial Ownership Limitation exceed 9.99% and any increase in the Beneficial Ownership Limitation will not be effective until 61 days following notice of such increase from the holder to us.

The exercise price and the number of shares issuable upon exercise of the July Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock.

The July Warrant holders must pay the exercise price in cash upon exercise of the July Warrants, unless such July Warrant holders are utilizing the cashless exercise provision of the July Warrants, which is only available in certain circumstances such as if the underlying shares are not registered with the SEC pursuant to an effective registration statement. If a July Warrant is exercised via the “cashless” exercise provision, the holder will receive the number of shares equal to the quotient obtained by dividing (i) the difference between the VWAP (as determined pursuant to the terms of the warrants) and the exercise price of the July Warrant multiplied by the number of shares issuable under the July Warrant by (ii) the VWAP. We intend to use commercially reasonable efforts to have the registration statement of which this prospectus supplement forms a part, effective when the July Warrants are exercised.

In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common shares are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock (a “fundamental transaction”), then following such event, the holders of the July Warrants will be entitled to receive upon exercise of the July Warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the July Warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity is required to assume the obligations under the July Warrants.

Upon the holder’s exercise of a July Warrant, we will issue the shares of common stock issuable upon exercise of the July Warrant within two trading days following our receipt of a notice of exercise, provided that payment of the exercise price has been made (unless exercised via the “cashless” exercise provision).

Prior to the exercise of any July Warrants to purchase common stock, holders of the July Warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote, except as set forth therein.

July Warrant holders may exercise July Warrants only if the issuance of the shares of common stock upon exercise of the July Warrants is covered by an effective registration statement, or an exemption from registration is available under the Securities Act and the securities laws of the state in which the holder resides. We intend to use commercially reasonable efforts to have the registration statement of which this prospectus supplement forms a part effective when the July Warrants are exercised. The July Warrant holders must pay the exercise price in cash upon exercise of the July Warrants unless there is not an effective registration statement or, if required, there is not an effective state law registration or exemption covering the issuance of the shares underlying the July Warrants (in which case, the July Warrants may only be exercised via a “cashless” exercise provision).

We have not applied, and do not intend to apply, for listing of the July Warrants on any securities exchange or other trading system.

Delaware Law and Charter and Bylaw Provisions

Business Combinations. We are subject to the provisions of Section 203 of the DGCL. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock. This provision could have the effect of delaying or preventing a change in control of our company.

Indemnification. Our charter and bylaws contain provisions to indemnify our directors and officers to the fullest extent permitted by the DGCL. These provisions do not limit or eliminate our right or the right of any stockholder of ours to seek non-monetary relief, such as an injunction or rescission in the event of a breach by a director or an officer of his duty of care to us.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide that stockholders who desire to nominate a person for election to our board of directors must comply with specified notice and information provisions. Our bylaws contain similar advance notice provisions for stockholder proposals for action at stockholder meetings. These provisions prevent stockholders from making nominations for directors and stockholder proposals from the floor at any stockholder meeting and require any stockholder making a nomination or proposal to submit the name of the nominees for board seats or the stockholder proposal, together with specified information about the nominee or any stockholder proposal, prior to the meeting at which directors are to be elected or action is to be taken. These provisions ensure that stockholders have adequate time to consider nominations and proposals before action is required, and they may also have the effect of delaying stockholder action.

Certain Effects of Authorized but Unissued Stock

As described in above, we have shares of common stock and preferred stock available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the Nasdaq Capital Market. We may use these additional shares for a variety of corporate purposes, including for future public or private offerings to raise additional capital or facilitate corporate acquisitions or for payment as a dividend on our capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the DGCL and subject to any limitations set forth in our certificate of incorporation. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

Nasdaq Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “BKYI.”

Transfer Agent

The transfer agent of our common stock and warrant agent for the July Warrants is Broadridge Corporate Issuer Solutions, Inc.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

We are offering up to an aggregate of 3,979,775 shares of our common stock which are issuable upon exercise of the July Warrants.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock” in this prospectus.

PLAN OF DISTRIBUTION

The 3,979,775 shares of common stock offered by this prospectus will be issued and sold upon the exercise of the outstanding July Warrants. Holders who exercise July Warrants must deliver a notice and payment of the purchase price, or a notice upon cashless exercise thereof, in accordance with the terms of the July Warrants. The terms of the July Warrants are described under “Description of Securities—The July Warrants.” The form of the July Warrants is an exhibit to the registration statement of which this prospectus is a part.

The shares of common stock issuable upon exercise of the July Warrants are listed on The Nasdaq Capital Market under the symbol “BKYI.”

The common stock issuable upon the exercise of the July Warrants will not be offered by us through underwriters, or brokers or dealers.

LEGAL MATTERS

The validity of the shares of common stock and warrants being offered by this prospectus has been passed upon for us by Fox Rothschild LLP, Lawrenceville, New Jersey.

EXPERTS

Our consolidated financial statements as of and for the years ended December 31, 2020 and 2019 included in this prospectus and elsewhere in the registration statement have been audited by Rotenberg Meril Solomon Bertiger & Guttilla, P.C., an independent registered public accounting firm, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said report.  The balance sheets of PistolStar, Inc. as of December 31, 2019 and 2018 and the related statements of income and retained earnings and cash flows for each of the two years then ended, as set forth in their reports are included in this prospectus and registration statement in reliance on the reports of Penchansky & Co., PLLC.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of BIO-key International, Inc.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents we file with the SEC that contain that information. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference all documents that we filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as, after the effective date of the registration statement of which this prospectus forms a part and before the termination of the offering of the securities covered by this prospectus, except that we do not incorporate any document or portion of a document that is “furnished” to the SEC but not deemed to be “filed” with the SEC.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents BIO-key International, Inc., Attention: Chief Financial Officer; 3349 Highway 138, Building A, Suite E, Wall, New Jersey 07719, 732-359-1112.

You also may access these filings on our website at www.bio-key.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any document we file with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The address of the SEC’s website is www.sec.gov. The information on the SEC’s website is not part of this prospectus, and any references to this website or any other website are inactive textual references only.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC to register the securities to be offered hereby. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. In addition to the foregoing, we maintain a website at www.bio-key.com. Our website content is made available for informational purposes only. It should neither be relied upon for investment purposes nor is it incorporated by reference into this prospectus. We make available at www.bio-key.com copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K and any amendments to such document as soon as practicable after we electronically file such material with or furnish such documents to the SEC.

FINANCIAL STATEMENTS

The following financial statements of BIO-key International, Inc. are included herein at the indicated page numbers:

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

BIO-key International, Inc.

Wall, NJ

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of BIO-key International, Inc. and Subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) are especially challenging, subjective, or complex judgements. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Revenue Recognition – Refer to Notes A and B of the consolidated financial statements

Description of the Matter

The Company’s revenues are generated pursuant to written contractual arrangements to provide software licenses and/or hardware and to provide related maintenance and support services or professional services. The Company’s performance obligations are either satisfied at a point in time when the customer obtains control of the hardware or is granted the software license or satisfied over time for maintenance revenue over the contractual period. Software licenses may be sold as perpetual licenses or subscription licenses. Contracts may include multiple performance obligations. Significant judgment is exercised by the Company in determining revenue recognition for these contractual arrangements, and includes the following:

●

Determination of whether products and services are considered distinct performance obligations that should be accounted for separately versus together, such as software licenses and related services that are sold with cloud-based services.

●	The pattern of delivery (i.e., timing of when revenue is recognized) for each distinct performance obligation.

●	Identification and treatment of contract terms that may impact the timing and amount of revenue recognized (e.g., variable consideration and/or optional purchases).

●	Determination of stand-alone selling prices for each distinct performance obligation and for products and services that are not sold separately.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures included:

●	We obtained an understanding of the Company’s revenue recognition process including the various product and service offerings;

●

We reviewed management’s assessment of the terms and conditions of contracts with customers which included an analysis of the distinct performance obligations and a review of the conclusion as to whether revenue from such performance obligations should be recognized over time or at a point in time;

●	We selected a sample of contracts with customers and performed the following:

o Obtained and read customer sales orders and/or sales invoices and other documents that are part of the agreement.

o Tested management’s process for identifying distinct performance obligation(s) in the contract;

o Tested the allocation between software revenue and maintenance revenue including testing any carve out of maintenance from subscription based software and maintenance sales.

The outcome of the audit procedures resulted in determining the amounts of revenue and the application of ASC 606 is reasonable.

PistolStar, Inc. Acquisition – Refer to Note C of the consolidated financial statements

Description of the Matter

On June 30, 2020, the Company acquired PistolStar, Inc. The total purchase price included a cash payment of $2,000,000 and the issuance of a $500,000 promissory note. The Company accounted for the acquisition under the acquisition method of accounting for business combinations. The promissory note component of the purchase price was adjusted to fair value of $464,000, resulting in total purchase consideration of $2,464,000. The purchase price was allocated to the assets acquired and liabilities assumed based on their respective fair values.

Management utilized the services of an outside business valuation and advisory firm to assist with determining the fair values of the purchase consideration, deferred revenue and identified intangible assets. The fair values of the identified intangible assets and deferred revenue were estimated by the outside firm using discounted cash flow analysis including the relief-from-royalty method for proprietary software and trade names, excess earnings method for customer relationship, and cost to recreate methodology for assembled workforce, the latter of which is included with residual goodwill. Determining the fair value of the identified intangible assets acquired requires significant judgment, including the amount and timing of expected future cash flows and the selected discount rate.

We identified the assumptions related to estimating the amount and timing of the expected future cash flows and discount rate to be a critical audit matters given the inherent judgement involved in estimating these amounts. Performing audit procedures to evaluate the reasonableness of these estimates and assumptions require a high degree of auditor judgement and an increased extent of effort.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures included:

●	We obtained an understanding of the Company's process to determine the fair value of the net assets acquired.

●	We read the stock purchase agreement;

●	We evaluated the reasonableness of the following:

o Valuation methodologies utilized by the outside business valuation and advisory firm in estimating fair values of assets acquired and liabilities assumed;

o The discount rates utilized, including testing the source of information underlying the determination of the discount rates, testing the mathematical accuracy of the calculation, and developing a range of independent estimates and comparing those to the discount rates used by management.

The outcome of the audit procedures resulted in determining that the values recorded by management and provided by the outside business valuation and advisory firm are reasonable.

/s/ Rotenberg Meril Solomon Bertiger & Guttilla,P.C.
ROTENBERG MERIL SOLOMON BERTIGER & GUTTILLA, P.C.

We have served as the Company's auditor since 2010.

Saddle Brook, New Jersey

March 29, 2021

BIO-key International, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$16,993,096	$79,013
Accounts receivable, net	548,049	126,000
Due from factor	60,453	110,941
Note receivable	295,000	-
Inventory	330,947	429,119
Prepaid expenses and other	201,507	108,397
Investment – debt security	512,821	512,821
Total current assets	18,941,873	1,366,291
Resalable software license rights	58,882	73,802
Equipment and leasehold improvements, net	81,793	95,509
Capitalized contract costs, net	165,315	231,519
Deposits and other assets	8,712	8,712
Operating lease right-of-use assets	487,325	566,479
Intangible assets, net	1,514,146	154,386
Goodwill	1,262,526	-
Total non-current assets	3,578,699	1,130,407
TOTAL ASSETS	$22,520,572	$2,496,698

LIABILITIES
Accounts payable	$244,158	$844,557
Loans payable – related parties	-	188,737
Accrued liabilities	508,487	572,885
Convertible notes payable, net of debt discount and debt issuance costs	-	2,255,454
Note payable – PistolStar acquisition, net of debt discount	232,000	-
Deferred revenue - current	657,349	359,212
Operating lease liabilities, current portion	234,309	170,560
Total current liabilities	1,876,303	4,391,405
Deferred revenue – long term	44,987	-
Operating lease liabilities, net of current portion	264,163	390,466
Total non-current liabilities	309,150	390,466
TOTAL LIABILITIES	2,185,453	4,781,871

Commitments

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock — authorized, 170,000,000 shares; issued and outstanding; 7,814,572 and 1,812,483 of $.0001 par value at December 31, 2020 and December 31, 2019, respectively	782	182
Additional paid-in capital	119,844,026	87,437,661
Accumulated deficit	(99,509,689)	(89,723,016)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	20,335,119	(2,285,173)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$22,520,572	$2,496,698

All BIO-key shares issued and outstanding for all periods reflect BIO-key’s 1-for-8 reverse stock split, which was effective November 20, 2020.

The accompanying notes are an integral part of these statements.

BIO-key International, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2020	2019

Revenues
Services	$1,432,228	$925,245
License fees	962,038	442,649
Hardware	442,516	899,634
Total revenues	2,836,782	2,267,528

Costs and other expenses
Cost of services	502,214	272,318
Cost of license fees	49,891	916,112
Cost of hardware	242,721	1,272,815
Total costs and other expenses	794,826	2,461,245
Gross Profit (Loss)	2,041,956	(193,717)

Operating expenses
Selling, general and administrative	5,848,687	5,036,820
Research, development and engineering	1,396,436	1,331,667
Total operating expenses before impairment	7,245,123	6,368,487
Impairment of resalable software license rights	-	(6,957,516)
Operating loss	(5,203,167)	(13,519,720)

Other income (expense)
Interest income	30,649	154
Government grant – Paycheck Protection Program	340,819	-
Interest expense	(4,343,212)	(1,069,134)
Loss on extinguishment of debt	(499,076)	-
Total other income (expense)	(4,470,820)	(1,068,980)
Net loss	(9,673,987)	(14,588,700)
Deemed dividend from trigger of anti-dilution provision feature	(112,686)	-
Net loss available to common stockholders	(9,786,673)	(14,588,700)

Basic and Diluted Loss per Common Share	$(2.08)	$(8.21)

Weighted Average Shares Outstanding:
Basic and Diluted	4,700,787	1,777,961

All BIO-key shares issued and outstanding for all periods reflect BIO-key’s 1-for-8 reverse stock split, which was effective November 20, 2020.

The accompanying notes are an integral part of these statements.

BIO-key International, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance as of December 31, 2018	1,758,288	$176	$85,600,362	$(75,134,316)	$10,466,222
Issuance of common stock for directors’ fees	4,612	1	35,012	-	35,013
Issuance of common stock for commitment fees net of adjustments	49,583	5	594,995	-	595,000
Warrant debt discount valuation	-	-	595,662	-	595,662
Legal and commitment fees	-	-	(301,077)	-	(301,077)
Share-based compensation	-	-	912,707	-	912,707
Net loss	-	-	-	(14,588,700)	(14,588,700)
Balance as of December 31, 2019	1,812,483	$182	$87,437,661	$(89,723,016)	$(2,285,173)
Issuance of common stock for directors’ fees	5,270	-	28,511	-	28,511
Issuance of common stock pursuant to securities purchase agreements	43,939	5	277,828	-	277,833
Issuance of common stock pursuant to public offering	4,264,313	426	22,173,999	-	22,174,425
Issuance of common stock pursuant to warrant exercises	918,538	92	5,602,503	-	5,602,595
Issuance of common stock for conversion of convertible note payable	728,654	73	3,788,927	-	3,789,000
Issuance of restricted common stock to employees	41,375	4	(4)	-	-
Warrants issued with convertible notes	-	-	1,388,339	-	1,388,339
Warrant issued for consulting fees	-	-	107,576	-	107,576
Legal and commitment fees	-	-	(2,371,223)	-	(2,371,223)
Beneficial conversion feature	-	-	641,215	-	641,215
Deemed dividends related to down-round features	-	-	112,686	(112,686)	-
Share-based compensation	-	-	656,008	-	656,008
Net loss	-	-	-	(9,673,987)	(9,673,987)
Balance as of December, 2020	7,814,572	$782	$119,844,026	$(99,509,689)	$20,335,119

All BIO-key shares issued and outstanding for all periods reflect BIO-key’s 1-for-8 reverse stock split, which was effective November 20, 2020.

The accompanying notes are an integral part of these statements.

BIO-key International, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2020	2019

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(9,673,987)	$(14,588,700)
Adjustments to reconcile net loss to cash used for operating activities:
Bad debt expense	-	564,361
Depreciation	85,751	81,852
Amortization of intangible assets and write-off	120,240	43,256
Amortization of resalable software license rights	-	843,287
Impairment of resalable software license rights	-	6,957,516
Amortization of debt discount	1,425,040	571,332
Amortization of capitalized contract costs	152,714	138,679
Amortization of debt issuance costs	2,166,650	424,980
Loss on extinguishment of debt	499,076	-
Amortization of beneficial conversion feature	641,215	-
Share based and warrant compensation for employees and consultants	763,584	912,707
Stock based fees to directors	28,511	35,013
Amortization of operating lease right-of-use assets	220,915	36,458
Change in assets and liabilities:
Accounts receivable	(237,257)	883,671
Due from factor	50,488	(54,259)
Capitalized contract costs	(86,510)	(50,999)
Inventory	98,172	569,710
Resalable software license rights	14,920	41,005
Prepaid expenses and other	(83,625)	29,819
Accounts payable	(600,399)	438,025
Accrued liabilities	(84,415)	138,653
Deferred revenue	(246,876)	162,603
Operating lease liabilities	(204,315)	(29,316)
Net cash used for operating activities	(4,950,108)	(1,850,347)
CASH FLOWS FROM INVESTING ACTIVITIES:
Issuance of note receivable	(295,000)	-
Purchase of PistolStar	(2,000,000)	-
Cash acquired from purchase of PistolStar	100,747	-
Proceeds from maturity of debt security	512,821	-
Purchase of debt security	(512,821)	(512,821)
Cash paid for patents	-	(1,736)
Capital expenditures	(35,568)	(28,753)
Net cash used for investing activities	(2,229,821)	(543,310)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from public offering	22,174,425	-
Proceeds from issuance of convertible notes	3,958,000	3,217,000
Repayment of convertible notes	(4,509,250)	(707,000)
Proceeds from the exercise of warrants	5,602,595	-
Costs to issue notes and common stock	(2,693,021)	(361,273)
Repayment of note payable - PistolStar	(250,000)	-
Net repayments of loans payable to related parties	(188,737)	-
Net cash provided by financing activities	24,094,012	2,148,727
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	16,914,083	(244,930)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	79,013	323,943
CASH AND CASH EQUIVALENTS, END OF YEAR	$16,993,096	$79,013

The accompanying notes are an integral part of these statements.

SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION

	Years ended December 31,
	2020	2019

Cash paid for:
Interest	$109,426	$72,822
Income taxes	$-	$-

Noncash investing and financing activities:

Accounts receivable acquired from PistolStar	$184,792	$-
Prepaid expenses acquired from PistolStar	$9,485	$-
Equipment acquired from PistolStar	$36,467	$-
Intangible assets acquired from PistolStar	$1,480,000	$-
Goodwill related to PistolStar acquisition	$1,262,526	$-
Issuance of note payable for PistolStar acquisition, net of discount	$464,000	$-
Accrued expenses acquired from PistolStar	$20,017	$-
Deferred revenue acquired from PistolStar	$590,000	$-
Right-of-use asset addition under ASC 842	$141,761	$719,812
Operating lease liabilities under ASC 842	$141,761	$707,217
Issuance of common stock for conversion of note payable	$3,789,000	$-
Issuance of common stock pursuant to securities purchase agreements	$277,833	$595,000
Warrants issued with convertible notes	$1,388,339	$595,662
Beneficial conversion feature	$641,215	$-
Deemed dividends related to down-round features	$112,686	$-
Debt issuance cost allocated to equity	$-	$152,000
Debt discount issued with convertible note	$-	$550,000

The accompanying notes are an integral part of these statements.

BIO-key International, Inc. and Subsidiaries

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE A —THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

The Company, founded in 1993, develops and markets proprietary fingerprint identification biometric technology and software solutions enterprise-ready identity access management solutions to commercial, government and education customers throughout the United States and internationally. The Company was a pioneer in developing automated, finger identification technology that supplements or compliments other methods of identification and verification, such as personal inspection identification, passwords, tokens, smart cards, ID cards, PKI, credit cards, passports, driver’s licenses, OTP or other form of possession or knowledge-based credentialing. Additionally, advanced BIO-key® technology has been, and is, used to improve both the accuracy and speed of competing finger-based biometrics.

Going Concern and Basis of Presentation

We have historically financed our operations through access to the capital markets by issuing secured and convertible debt securities, convertible preferred stock, common stock, and through factoring receivables. We currently require approximately $735,000 per month to conduct our operations, a monthly amount that we have been unable to consistently achieve through revenue generation.  During 2020, we generated approximately $2,837,000 of revenue, which is below our average monthly requirements.  During 2020, we raised approximately $24,000,000 from financing activities and at December 31, 2020 had approximately $17,000,000 in cash. As of the date of this report, the Company has enough cash for twelve to eighteen months of operations, and therefore, there is no longer uncertainty in our going concern status.

Effective November 20, 2020, the Company implemented a reverse stock split of its outstanding common stock at a ratio of 1-for-8. All share figures and results are reflected on a post-split basis.

Summary of Significant Accounting Policies

A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

1.  Principles of Consolidation

The accompanying consolidated financial statements include the accounts of BIO-key International, Inc. and its wholly-owned subsidiaries (collectively, the “Company”). Intercompany accounts and transactions have been eliminated in consolidation.

2. Use of Estimates

Our consolidated financial statements are prepared in accordance with GAAP as set forth in the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) and consider the various staff accounting bulletins and other applicable guidance issued by the U.S. Securities and Exchange Commission (SEC). These accounting principles require us to make certain estimates, judgments and assumptions. The Company believes that the estimates, judgments and assumptions upon which it relies are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. Certain significant accounting policies that contain subjective management estimates and assumptions include those related to revenue recognition, accounts receivable, inventory, intangible assets and long-lived assets, and income taxes. To the extent there are material differences between these estimates, judgments or assumptions and actual results, its consolidated financial statements will be affected. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting among available alternatives would not produce a materially different result.

3. Revenue Recognition

In accordance with ASC 606, revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for these services. To achieve this core principle, the Company applies the following five steps:

●	Identify the contract with a customer
●	Identify the performance obligations in the contract
●	Determine the transaction price

●	Allocate the transaction price to performance obligations in the contract
●	Recognize revenue when or as the Company satisfies a performance obligation

All of the Company's performance obligations, and associated revenues, are generally transferred to customers at a point in time, with the exception of support and maintenance, and professional services, which are generally transferred to the customer over time.

Software licenses

Software license revenue consist of fees for perpetual and subscription licenses for one or more of the Company’s biometric fingerprint solutions or identity access management solutions. Revenue is recognized at a point in time once the software is available to the customer for download. Software license contracts are generally invoiced in full on execution of the arrangement.

Hardware

Hardware revenue consists of fees for associated equipment sold with or without a software license arrangement, such as servers, locks and fingerprint readers. Customers are not obligated to buy third party hardware from the Company, and may procure these items from a number of suppliers. Revenue is recognized at a point in time once the hardware is shipped to the customer. Hardware items are generally invoiced in full on execution of the arrangement.

Support and Maintenance

Support and maintenance revenue consists of fees for unspecified upgrades, telephone assistance and bug fixes. The Company satisfies its support and maintenance performance obligation by providing “stand-ready” assistance as required over the contract period. The Company records deferred revenue (contract liability) at time of prepayment until the contracts term occurs. Revenue is recognized over time on a ratable basis over the contract term. Support and maintenance contracts are up to one to five years in length and are generally invoiced in advance at the beginning of the term. Support and Maintenance revenue for subscription licenses is carved out of the total license cost at 18% and recognized on a ratable basis over the license term.

Professional Services

Professional services revenues consist primarily of fees for deployment and optimization services, as well as training. The majority of the Company’s consulting contracts are billed on a time and materials basis, and revenue is recognized based on the amount billable to the customer in accordance with practical expedient ASC 606-10-55-18. For other professional services contracts, the Company utilizes an input method and recognizes revenue based on labor hours expended to date relative to the total labor hours expected to be required to satisfy its performance obligation.

Contracts with Multiple Performance Obligations

Some contracts with customers contain multiple performance obligations. For these contracts, the Company accounts for individual performance obligations separately if they are distinct. The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. The standalone selling prices are determined based on overall pricing objectives, taking into consideration market conditions and other factors, including the value of the contracts, the cloud applications sold, customer demographics, geographic locations, and the number and types of users within the contracts.

The Company considered several factors in determining that control transfers to the customer upon shipment of hardware and availability of download of software.  These factors include that legal title transfers to the customer, the Company has a present right to payment, and the customer has assumed the risks and rewards of ownership.

Accounts receivable from customers are typically due within 30 days of invoicing.  The Company does not record a reserve for product returns or warranties as amounts are deemed immaterial based on historical experience.

Costs to Obtain and Fulfill a Contract

Costs to obtain and fulfill a contract are predominantly sales commissions earned by the sales force and are considered incremental and recoverable costs of obtaining a contract with a customer. These costs are deferred and then amortized over a period of benefit determined to be four years. These costs are included as capitalized contract costs on the balance sheet. The period of benefit was determined by taking into consideration customer contracts, technology, and other factors based on historical evidence. Amortization expense is included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Deferred Revenue

Deferred revenue includes customer advances and amounts that have been paid by customer for which the contractual maintenance terms have not yet occurred. The majority of these amounts are related to maintenance contracts for which the revenue is recognized ratably over the applicable term, which generally is 12-60 months. Contracts greater than 12 months are segregated as long term deferred revenue. Maintenance contracts include provisions for unspecified when-and-if available product updates and customer telephone support services. At December 31, 2020 and 2019, amounts in deferred revenue were approximately $702,000 and $359,000, respectively.

4. Business Combinations

In accordance with ASC 805, Business Combinations (ASC 805), the Company recognizes the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. Determining these fair values requires management to make significant estimates and assumptions, especially with respect to intangible assets.

The Company recognizes identifiable assets acquired and liabilities assumed at their acquisition date fair value. Goodwill as of the acquisition date is measured as the excess of consideration transferred over the net acquisition date fair value of the assets acquired and the liabilities assumed and represents the expected future economic benefits arising from other assets acquired that are not individually identified and separately recognized. While the Company uses its best estimates and assumptions as part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the acquisition date, its estimates are inherently uncertain and subject to refinement. Assumptions may be incomplete or inaccurate, and unanticipated events or circumstances may occur, which may affect the accuracy or validity of such assumptions, estimates or actual results. As a result, during the measurement period, which may be up to one year from the acquisition date, the Company records adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill to the extent that it identifies adjustments to the preliminary purchase price allocation. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the consolidated statements of operations.

5. Goodwill and acquired intangible assets

Goodwill is not amortized, but is evaluated for impairment annually, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company has determined that there is a single reporting unit for the purpose of conducting this goodwill impairment assessment. For purposes of assessing potential impairment, the Company estimates the fair value of the reporting unit, based on the Company’s market capitalization, and compares this amount to the carrying value of the reporting unit. If the Company determines that the carrying value of the reporting unit exceeds its fair value, an impairment charge would be required. The annual goodwill impairment test will be performed as of December 31st of each year. To date, the Company has not identified any impairment to goodwill.

Intangible assets acquired in a business combination are recorded at their estimated fair values at the date of acquisition. The Company amortizes acquired definite-lived intangible assets over their estimated useful lives based on the pattern of consumption of the economic benefits or, if that pattern cannot be readily determined, on a straight-line basis.

6. Cash Equivalents

Cash equivalents consist of liquid investments with original maturities of three months or less. At December 31, 2020 and 2019, cash equivalents consisted of a money market account.

7. Accounts Receivable

Accounts receivable are carried at original amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful receivables by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions. Accounts receivable are written off when deemed uncollectible.

As a result of the payment delays for a large customer, the Company has reserved $1,720,000 at December 31, 2020 and 2019, which represents 100% of the remaining balance owed under the contract. Recoveries of accounts receivable previously written off are recorded when received. The Company made a license sale to a Chinese reseller in December 2018. Revenue was recognized in accordance with ASC 606 in the amount of $1.1 million in 2018. As of December 31, 2019, the second payment for $555,555 was still outstanding and payable. The Company wrote off directly to bad debt expense $555,555 that was promised to be paid in March 2019, but not received.

Accounts receivable at December 31, 2020 and 2019 consisted of the following:

	December 31,
	2020	2019

Accounts receivable - current	$561,834	$139,785
Accounts receivable - non current	1,720,000	1,720,000
	2,281,834	1,859,785

Allowance for doubtful accounts - current	(13,785)	(13,785)
Allowance for doubtful accounts - non current	(1,720,000)	(1,720,000)
	(1,733,785)	(1,733,785)

Accounts receivable, net of allowances for doubtful accounts	$548,049	$126,000

The allowance for doubtful accounts for the years ended December 31, 2020 and 2019 is as follows:

	Balance at Beginning of Year	Charged to Costs and Expenses	Deductions From Reserves	Balance at End of Year
Year Ended December 31, 2020
Allowance for Doubtful Accounts	$1,733,785	$-	$-	$1,733,785
Year Ended December 31, 2019
Allowance for Doubtful Accounts	$1,733,785	$-	$-	$1,733,785

Bad debt expenses (if any) are recorded in selling, general, and administrative expense.

8. Equipment and Leasehold Improvements, Intangible Assets and Depreciation and Amortization

Equipment and leasehold improvements are stated at cost.  Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over the estimated service lives, principally using straight-line methods. Leasehold improvements are amortized over the shorter of the life of the improvement or the lease term, using the straight-line method.

The estimated useful lives used to compute depreciation and amortization for financial reporting purposes are as follows:

	Years
Equipment and leasehold improvements
Equipment (years)	3	-	5
Furniture and fixtures (years)	3	-	5
Software (years)		3
Leasehold improvements	life or lease term

Intangible assets other than goodwill consist of patents, trade name, proprietary software, and customer relationships.  Patent costs are capitalized until patents are awarded. Upon award, such costs are amortized using the straight-line method over their respective economic lives. If a patent is denied, all costs are charged to operations in that year. Trade names, proprietary software, and customer relationships are amortized over the economic useful life.

9. Impairment or Disposal of Long Lived Assets, including Intangible Assets

The Company reviews long-lived assets, including intangible assets subject to amortization, whenever events or changes in circumstances indicate that the carrying amount of such an asset may not be recoverable. Recoverability of these assets is measured by comparison of their carrying amount to the future undiscounted cash flows the assets are expected to generate. If such assets are considered impaired, the impairment to be recognized is equal to the amount by which the carrying value of the assets exceeds their fair value determined by either a quoted market price, if any, or a value determined by utilizing a discounted cash flow technique. In assessing recoverability, the Company must make assumptions regarding estimated future cash flows and discount factors. If these estimates or related assumptions change in the future, the Company may be required to record impairment charges. Intangible assets with determinable lives are amortized over their estimated useful lives, based upon the pattern in which the expected benefits will be realized, or on a straight-line basis, whichever is greater. The Company recorded an impairment charge in 2019 with respect to the FingerQ Resalable Software License Rights. Refer to Note I – Resalable License Rights for additional information.

10. Advertising Expense

The Company expenses the costs of advertising as incurred. Advertising expenses for 2020 and 2019 were approximately $494,000 and $317,000, respectively.

11. Research and Development Expenditures

Research and development expenses include costs directly attributable to the conduct of research and development programs primarily related to the development of our software products and improving the efficiency and capabilities of our existing software. Such costs include salaries, payroll taxes, employee benefit costs, materials, supplies, depreciation on research equipment, services provided by outside contractors, and the allocable portions of facility costs, such as rent, utilities, insurance, repairs and maintenance, depreciation and general support services. All costs associated with research and development are expensed as incurred.

12. Earnings Per Share of Common Stock (“EPS”)

The Company’s EPS is calculated by dividing net income (loss) applicable to common stockholders by the weighted-average number of common shares outstanding during the reporting period. Diluted EPS includes the effect from potential issuances of common stock, such as stock issuable pursuant to the conversion of preferred stock, exercise of stock options and warrants, when the effect of their inclusion is dilutive.

13. Accounting for Stock-Based Compensation

The Company accounts for share based compensation in accordance with the provisions of ASC 718-10, “Compensation — Stock Compensation,” which requires measurement of compensation cost for all stock awards at fair value on date of grant and recognition of compensation over the service period for awards expected to vest. The majority of its share-based compensation arrangements vest over either a three or four year vesting schedule. The Company expenses its share-based compensation under the ratable method, which treats each vesting tranche as if it were an individual grant. The fair value of stock options is determined using the Black-Scholes valuation model, and requires the input of highly subjective assumptions. These assumptions include estimating the length of time employees will retain their vested stock options before exercising them (the “expected option term”), the estimated volatility of its common stock price over the option’s expected term, the risk-free interest rate over the option’s expected term, and the Company’s expected annual dividend yield. Changes in these subjective assumptions can materially affect the estimate of fair value of stock-based compensation and consequently, the related amount recognized as an expense in the consolidated statements of operations. As required under the accounting rules, the Company reviews its valuation assumptions at each grant date and, as a result, the Company is likely to change its valuation assumptions used to value employee stock-based awards granted in future periods. The values derived from using the Black-Scholes model are recognized as expense over the service period, net of estimated forfeitures (the number of individuals that will ultimately not complete their vesting requirements). The estimation of stock awards that will ultimately vest requires significant judgment. The Company considers many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience. Actual results, and future changes in estimates, may differ substantially from current estimates. Options and warrants to outsiders are accounted for under ASC 718.

The following table presents share-based compensation expenses included in the Company’s consolidated statements of operations:

	Year ended December 31,
	2020	2019

Selling, general and administrative	$705,971	$828,981
Research, development and engineering	86,124	118,739
	$792,095	$947,720

Valuation Assumptions for Stock Options

For 2020 and 2019, 28,440 and 30,167 stock options were granted, respectively. The fair value of each option was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	Year ended December 31,
	2020	2019
Weighted average Risk free interest rate	0.30%	2.33%
Expected life of options (in years)	4.50	4.50
Expected dividends	0%	0%
Weighted average Volatility of stock price	115%	84%

The stock volatility for each grant is determined based on the review of the experience of the weighted average of historical daily price changes of the Company’s common stock over the expected option term. The expected term was determined using the simplified method for estimating expected option life, which qualify as “plain-vanilla” options; and the risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option.

14. Derivative Liabilities

In connection with the issuances of equity instruments or debt, the Company may issue options or warrants to purchase common stock. In certain circumstances, these options or warrants may be classified as liabilities, rather than as equity. In addition, the equity instrument or debt may contain embedded derivative instruments, such as conversion options or listing requirements, which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative liability instrument. The Company early-adopted the new provisions issued July 2017, for derivative liability instruments under FASB ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments with Down Round Features; II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Non-controlling Interests with a Scope Exception. Under ASU 2017-11, down round features do not meet the criteria for derivative accounting and no liability is to be recorded until an actual issuance of securities triggers the down-round feature. Prior to these provisions, the liabilities were recorded without the actual issuance of the securities triggering the down-round feature.

15. Income Taxes

The provision for, or benefit from, income taxes includes deferred taxes resulting from the temporary differences in income for financial and tax purposes using the liability method. Such temporary differences result primarily from the differences in the carrying value of assets and liabilities. Future realization of deferred income tax assets requires sufficient taxable income within the carryback, carryforward period available under tax law. The Company evaluates, on a quarterly basis whether, based on all available evidence, if it is probable that the deferred income tax assets are realizable. Valuation allowances are established when it is more likely than not that the tax benefit of the deferred tax asset will not be realized. The evaluation, as prescribed by ASC 740-10, “Income Taxes,” includes the consideration of all available evidence, both positive and negative, regarding historical operating results including recent years with reported losses, the estimated timing of future reversals of existing taxable temporary differences, estimated future taxable income exclusive of reversing temporary differences and carryforwards, and potential tax planning strategies which may be employed to prevent an operating loss or tax credit carryforward from expiring unused. Because of the Company’s historical performance and estimated future taxable income, a full valuation allowance has been established.

The Company accounts for uncertain tax provisions in accordance with ASC 740-10-05, “Accounting for Uncertainty in Income Taxes.” The ASC clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. The ASC prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The ASC provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

16. Leases

In accordance with ASC 842, Leases (ASC 842), the Company records a right-of-use (ROU) asset and a lease liability on the balance sheet for all leases with terms longer than 12 months and classifies them as either operating or finance leases.

At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present and the classification of the lease including whether the contract involves the use of a distinct identified asset, whether the Company obtains the right to substantially all the economic benefit from the use of the asset, and whether the Company has the right to direct the use of the asset. Leases with a term greater than one year are recognized on the balance sheet as ROU assets, lease liabilities and, if applicable, long-term lease liabilities. The Company has elected not to recognize on the balance sheet leases with terms of one year or less under practical expedient in paragraph ASC 842-20-25-2. For contracts with lease and non-lease components, the Company has elected not to allocate the contract consideration, and to account for the lease and non-lease components as a single lease component.

Lease liabilities and their corresponding ROU assets are recorded based on the present value of lease payments over the expected lease term. The implicit rate within our operating leases are generally not determinable and, therefore, the Company uses the incremental borrowing rate at the lease commencement date to determine the present value of lease payments. The determination of the Company’s incremental borrowing rate requires judgment. The Company determines the incremental borrowing rate for each lease using our estimated borrowing rate, adjusted for various factors including level of collateralization, term and currency to align with the terms of the lease. The operating lease ROU asset also includes any lease prepayments, offset by lease incentives.

An option to extend the lease is considered in connection with determining the ROU asset and lease liability when it is reasonably certain we will exercise that option. An option to terminate is considered unless it is reasonably certain we will not exercise the option.

17. Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326), referred to herein as ASU 2016-13, which significantly changes how entities will account for credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. ASU 2016-13 replaces the existing incurred loss model with an expected credit loss model that requires entities to estimate an expected lifetime credit loss on most financial assets and certain other instruments. Under ASU 2016-13 credit impairment is recognized as an allowance for credit losses, rather than as a direct write-down of the amortized cost basis of a financial asset. The impairment allowance is a valuation account deducted from the amortized cost basis of financial assets to present the net amount expected to be collected on the financial asset. Once the new pronouncement is adopted by the Company, the allowance for credit losses must be adjusted for management’s current estimate at each reporting date. The new guidance provides no threshold for recognition of impairment allowance. Therefore, entities must also measure expected credit losses on assets that have a low risk of loss. For instance, trade receivables that are either current or not yet due may not require an allowance reserve under currently generally accepted accounting principles, but under the new standard, the Company will have to estimate an allowance for expected credit losses on trade receivables under ASU 2016-13. ASU 2016-13 is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2022 for smaller reporting companies. Early adoption is permitted. The Company is currently assessing the impact ASU 2016-13 will have on its consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standard if currently adopted would have a material effect on the accompanying consolidated financial statements.

NOTE B—REVENUE FROM CONTRACTS WITH CUSTOMERS

Disaggregation of Revenue

The following table summarizes revenue from contracts with customers for the years ended:

	North America	South America	EMEA*	Asia	December 31, 2020

License fees	$842,307	$-	$46,922	$72,809	$962,038
Hardware	267,996	-	144,647	29,873	442,516
Services	1,296,696	18,300	94,124	23,108	1,432,228
Total Revenues	$2,406,999	$18,300	$285,693	$125,790	$2,836,782

	North America	South America	EMEA*	Asia	December 31, 2019

License fees	$208,827	$46,717	$117,401	$69,704	$442,649
Hardware	388,938	12,636	342,304	155,756	899,634
Services	794,318	8,514	99,911	22,502	925,245
Total Revenues	$1,392,083	$67,867	$559,616	$247,962	$2,267,528

* EMEA – Europe, Middle East, Africa

Revenue recognized during the year ended December 31, 2020 from amounts included in deferred revenue at the beginning of the period was approximately $290,000. The Company did not recognize any revenue from performance obligations satisfied in prior periods. Total deferred revenue (contract liability) was $702,336 and $359,212 at December 31, 2020 and 2019, respectively.

Transaction Price Allocated to the Remaining Performance Obligations

ASC 606 requires that the Company disclose the aggregate amount of transaction price that is allocated to performance obligations that have not yet been satisfied as at December 31, 2020. The guidance provides certain practical expedients that limit this requirement, which the Company’s contracts meet as follows:

●	The performance obligation is part of a contract that has an original expected duration of one year or less, in accordance with ASC 606-10-50-14.

At December 31, 2020, deferred revenue represents the Company’s remaining performance obligations related to prepaid support and maintenance, all of which is expected to be recognized from one to five years.

NOTE C—PISTOLSTAR, INC. ACQUISITION

On June 30, 2020, the Company acquired PistolStar, Inc., a private company based in the United States, which provides enterprise-ready identity access management solutions, including multi-factor authentication, identity-as-a-service, single sign-on and self-service password reset to commercial, government and education customers throughout the United States and internationally.

From April 10, 2020 until the Company acquired PistolStar, it licensed PortalGuard®, PistolStar’s authentication software, which the Company combines with its biometric authentication solutions offered to existing and prospective customers.

The total purchase price of $2.5 million included cash payment of $2.0 million and the issuance of a $500,000 promissory note.

The acquisition of PistolStar has been accounted for as a business combination and, in accordance with ASC 805, the Company has recorded the assets acquired and liabilities assumed at their respective fair values as of the acquisition date. The following table summarizes the final purchase price allocation:

Purchase consideration:
Total cash paid, net of acquired cash	$2,000,000
Present value of 4% Promissory note	464,000
Total purchase price consideration	$2,464,000

Fair value of assets acquired and liabilities assumed:
Cash and cash equivalents	$100,747
Accounts receivable	184,792
Prepaid expenses and other current assets	9,485
Fixed assets	36,467
Intangible assets	1,480,000
Goodwill	1,262,526
Total assets acquired	3,074,017

Accrued expenses and other current liabilities	738
Accrued payroll	19,279
Deferred revenue	590,000
Total fair value of assets acquired and liabilities assumed	$2,464,000

The promissory note, which was issued to the previous owner of PistolStar, carries interest at 4% per annum and is payable in four installments over the 12-month period following the closing. The balance of the note at December 31, 2020 was $232,000, net of the unamortized debt discount. On January 21, 2021, the Company paid the $250,000 balance due on the note.

In the year ended December 31, 2020, acquisition-related expenses were immaterial. Acquisition-related expenses have been included primarily in general and administrative expenses in the consolidated statements of operations. The operating results of PistolStar have been included in the consolidated statements of operations beginning on July 1, 2020. Revenue from PistolStar for the period from July 1, 2020 through December 31, 2020 totaled $1,064,384. The income from PistolStar for the period from July 1, 2020 through December 31, 2020 was $202,558.

The significant intangible assets identified in the purchase price allocation discussed above include the trade name, proprietary software, and customer relationships. To value the trade name and proprietary software, the Company utilized the Relief from Royalty Method, which quantifies the cost savings associated with asset ownership via a discounted cashflow analysis. To value the customer relationships, the Company utilized the Excess Earnings Method, which isolates the value of the specific intangible asset by discounting its income stream to present value.

The fair value of the assets acquired and liabilities assumed reflected in the tables above is less than the purchase price, resulting in the recognition of goodwill. The goodwill reflects the value of the synergies the Company expects to realize and the assembled workforce.

The following table presents the final fair values and useful lives of the identifiable intangible assets acquired:

	Amount	Estimated useful life (in years)
Trade Name	$130,000		15
Proprietary Software	420,000		5
Customer relationships	930,000	8	-	10
Total identifiable intangible assets	$1,480,000

NOTE D—FACTORING

Due from factor consisted of the following as of December 31:

	Original Invoice Value	Factored Amount	Factored Balance due
Year Ended December 31, 2020
Factored accounts receivable	$241,715	$181,262	$60,453
Year Ended December 31, 2019
Factored accounts receivable	$233,005	$122,064	$110,941

The Company entered into an accounts receivable factoring arrangement with a financial institution (the “Factor”) which has been extended to October 31, 2021. Pursuant to the terms of the arrangement, the Company, from time to time, sells to the Factor a minimum of $150,000 per quarter of certain of its accounts receivable balances on a non-recourse basis for credit approved accounts. The Factor remits 35% of the foreign and 75% of the domestic accounts receivable balance to the Company (the “Advance Amount”), with the remaining balance, less fees, forwarded to the Company once the Factor collects the full accounts receivable balance from the customer. In addition, the Company, from time to time, receives over advances from the Factor. Factoring fees range from 2.75% to 15% of the face value of the invoice factored and are determined by the number of days required for collection of the invoice. The cost of factoring is included in selling, general and administrative expenses. The cost of factoring was as follows:

	Years Ended December 31,
	2020	2019

Factoring fees	$98,748	$203,950

NOTE E—FAIR VALUES OF FINANCIAL INSTRUMENTS

Cash and cash equivalents, accounts receivable, due from factor, accounts payable and accrued liabilities are carried at, or approximate, fair value because of their short-term nature. The carrying value of the Company’s notes and loan payables approximated fair value as the interest rates related to the financial instruments approximated market.

NOTE F—CONCENTRATION OF RISK

Financial instruments which potentially subject the Company to risk primarily consist of cash, and cash equivalents, investment in debt security, and accounts receivables.

The Company maintains its cash and cash equivalents with various financial institutions, which, at times may exceed insured limits. The exposure to the Company is solely dependent upon daily bank balances and the respective strength of the financial institutions. The Company was in excess of coverage of approximately $16,020,000 and $0 at December 31, 2020 and 2019, respectively. The Company has not incurred any losses on these accounts.

The Company extends credit to customers on an unsecured basis in the normal course of business. The Company’s policy is to perform an analysis of the recoverability of its receivables at the end of each reporting period and to establish allowances where appropriate. The Company analyzes historical bad debts and contract losses, customer concentrations, and customer credit-worthiness when evaluating the adequacy of the allowances.

During the year ended December 31, 2020, one customer accounted for 18% of total revenue. During the year ended December 31, 2019, two customers accounted for 22% and 14% of total revenue, respectively.

One customer accounted for 31% of total accounts receivable, as of December 31, 2020. Three customers accounted for 18%, 16% and 14% of total accounts receivable, respectively, as of December 31, 2019.

NOTE G—NOTE RECEIVABLE

During the third quarter 2020, the Company loaned $295,000 as an advance to Technology Transfer Institute (“TTI”) to aid in fulfilling the African contracts. The note does not bear any interest if paid within the nine (9) monthly installments beginning December 31, 2020.  The note bears a default rate of 5%. Currently, TTI is in the process of raising capital to repay the loan, and facilitate fulfilling the African contracts.

NOTE H—INVENTORY

Inventory is stated at the lower of cost, determined on a first in, first out basis, or realizable value, and consists primarily of fabricated assemblies and finished goods. Inventory is comprised of the following as of December 31:

	2020	2019

Finished goods	$221,130	$287,761
Fabricated assemblies	109,817	141,358
Total inventory	$330,947	$429,119

NOTE I—RESALABLE SOFTWARE LICENSES RIGHTS

On November 11, 2015, the Company entered into a license agreement for the rights to all software and documentation regarding the technology currently known as or offered under the FingerQ name. The license agreement grants the Company the exclusive right to reproduce, create derivative works and distribute copies of the FingerQ software and documentation, create new FingerQ related products, and grant sub-licenses of the licensed technology to end users. The license rights have been granted to the Company in perpetuity, with a stated number of end-user resale sub-licenses allowed under the contract for a total of $12,000,000.

The Company initially determined the software license rights to be a finite lived intangible asset and estimated that the software license rights shall be economically used over a 10-year period, with a weighting towards the beginning years of that time frame.

During the fourth quarter of 2019, the Company re-evaluated the recoverability of the carrying amount of the balance of license rights and concluded that there were no significant undiscounted cash flows expected to be generated from the future sale of the license rights. Accordingly, an impairment charge of $6,957,516 was recorded in the fourth quarter of 2019, which reduced the carrying amount of the FingerQ license rights to zero.  A total of $843,888 (prior to the impairment charge) was expensed during 2019.

On December 31, 2015, the Company purchased third-party software licenses in the amount of $180,000 in anticipation of a large pending deployment that has yet to materialize. The Company is amortizing the total cost over the same methodology described above with the greater of the two approaches being the actual unit cost per license sold. A total of $14,920 and $40,404 was charged to cost of sales during the years ended December 31, 2020 and 2019, respectively. Since the license purchase, the actual per unit cost (actual usage) of such license rights in the cumulative amount of $121,118 has been charged to cost of sales, with a carrying balance of $58,882 and $73,802 as of December 31, 2020 and 2019, respectively.

The Company has classified the balance as non-current until a larger deployment occurs.

Estimated minimum amortization expense based on straight line amortization of the software license rights for each of the next five years and thereafter approximates the following:

Years ending December 31
2021	$18,000
2022	18,000
2023	18,000
2024	4,882
Total	$58,882

NOTE J—INVESTMENT IN DEBT SECURITY

During 2019, the Company purchased a 4,000,000 Hong Kong dollar denominated Bond Certificate with a financial institution in Hong Kong. The Bond Certificate translated to $512,821 U.S. Dollars on the June 2019 purchase date. The bond had a one-year term which matured in June 2020, bearing interest at 5% per annum. The Company redeemed the bond and recorded interest income of approximately $25,800.

The Company then purchased a new 4,000,000 Hong Kong dollar denominated Bond Certificate with a financial institution in Hong Kong in June 2020. The new Bond Certificate translated to $512,821 U.S. Dollars, based on the exchange rate at the purchase date. The Company can invest up to 20,000,000 Hong Kong dollars under the terms of the certificate, bearing interest at 5% per annum. The investment is recorded at amortized cost which approximates fair value and is currently planned to be held to maturity.

NOTE K—EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements consisted of the following as of December 31:

	2020	2019

Equipment	$789,760	$648,286
Furniture and fixtures	164,079	164,079
Software	32,045	32,045
Leasehold improvements	25,135	23,403
	1,011,019	867,813

Less accumulated depreciation and amortization	(929,226)	(772,304)

Total	$81,793	$95,509

Depreciation was $85,751 and $81,852 for 2020 and 2019, respectively. Amounts are recorded in selling, general, and administrative expense as well as in cost of services.

NOTE L—INTANGIBLE ASSETS

Intangible assets consisted of the following as of December 31:

	2020			2019
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Write- offs	Net Carrying Amount

Trade name	$130,000	$(4,333)	$125,667	$-	$-	$-	$-
Proprietary software	420,000	(42,000)	378,000	-	-	-	-
Customer relationships	930,000	(51,667)	878,333	-	-	-	-
Patents and patents pending	365,080	(232,934)	132,146	380,080	(210,694)	(15,000)	154,386
Total	$1,845,080	$(330,934)	$1,514,146	$380,080	$(210,694)	$(15,000)	$154,386

Aggregate amortization expense for 2020 and 2019 was $120,240 and $28,256, respectively. Estimated minimum amortization expense based on straight line amortization of the software license rights for each of the next five years and thereafter approximates the following:

Years ending December 31
2021	$216,000
2022	215,000
2023	213,000
2024	209,000
2025	165,000
Thereafter	496,146
Total	$1,514,146

NOTE M—ACCRUED LIABILITIES

Accrued liabilities consisted of the following as of December 31:

	2020	2019

Compensation	$87,015	$193,823
Compensated absences	227,147	155,962
Accrued legal and accounting fees	83,738	105,933
Sales tax payable	17,544	17,248
Factoring fees	5,495	31,458
Other	87,548	68,461

Total	$508,487	$572,885

NOTE N—RELATED PARTY TRANSACTIONS

Licensing Agreement with Subsidiaries of GSFG.

On November 11, 2015, BIO-key Hong Kong Limited, a subsidiary of the Company, entered into a license purchase agreement with certain subsidiaries of China Goldjoy Group Limited (“CGG”). The license agreement provides for the grant of a perpetual, irrevocable, exclusive, worldwide, fully paid license to all software and documentation regarding the software code, toolkit, electronic libraries and related technology currently known as or offered under the name, together with perpetual license under all related patents held by the licensors and any other intellectual property rights owned by the licensors related to the forgoing software.  The Company made a one-time payment of $12,000,000 to the licensors. Mr. Yao Jianhu is the chairman and chief executive officer of CGG and served as a director of the Company until August 6, 2020. Mr. Wong Kwok Fong served as the chief technology officer of CGG through October 2016 and is principal stockholder, a director and executive officer of the Company. During the fourth quarter of 2019, the Company recorded an impairment charge of approximately $7 million, bringing the carrying value of FingerQ license rights to zero. Refer to Note I - Resalable License Rights for additional information.

Non-Interest-Bearing Advances

During the 2019 fiscal year, the Company received a series of non-interest-bearing advances from Mr. Wong Kwok Fong, and Mr. Michael DePasquale, to pay current liabilities. The balance of the advances as at December 31, 2019 was $74,737 and $114,000, respectively, which were both repaid in full during 2020.

NOTE O—CONVERTIBLE NOTES PAYABLE

Convertible notes payable as of December 31, 2020 and December 31, 2019 consist of the following:

	December 31,	December 31,
	2020	2019

Securities Purchase Agreement dated July 10, 2019	$-	$2,255,454
January 2020 Note	-	-
February 2020 Note	-	-
May 2020 Note	-	-
June 2020 Note	-	-
Convertible notes payable, net	$-	$2,255,454

Securities Purchase Agreement dated July 10, 2019

On July 10, 2019, the Company issued a $3,060,000 principal amount senior secured convertible note (the “Original Note”). At closing, a total of $2,550,000 was funded. The original issue discount was $510,000. The principal amount due of the Original Note was due and payable as follows: $918,000 was due 180 days after funding, $1,071,000 was due 270 days after funding, and the remaining balance due 12 months after the date of funding.

The Original Note was secured by a lien on substantially all of the Company’s assets and properties and was convertible at the option of the Investor in shares of common stock at a fixed conversion price of $12.00 per share.

In connection with the closing of the Original Note, the Company issued a five-year warrant to the Investor to purchase 250,000 shares of common stock at a fixed exercise price of $12.00 per share, paid a $50,000 commitment fee, and issued 33,334 shares of common stock in payment of a $400,000 due diligence fee. The Company also paid banker fees of $193,500 and legal fees of $71,330. The valuation of the warrant of $595,662 was recorded to debt discount and was amortized over the life of the Original Note. The fees associated with the agreement were allocated to debt issuance costs and additional paid-in capital based on the respective ratio of the valuation of the note and warrant. Amortization of the debt issuance costs and debt discount are included in interest expense on the statement of operations.

On March 12, 2020, the Company issued a $3,789,000 principal amount senior secured convertible note (the “Amended Note”), which replaced the Original Note and included an additional $729,000 in interest due to the debt restructuring. The principal amount was due and payable in full on April 13, 2020. The Amended Note was secured by a lien on substantially all of the Company’s assets and properties and was convertible at the option of the Investor into shares of common stock at a fixed conversion price of $5.20 per share. The Company accounted for the transaction as a debt extinguishment and, therefore, the balance of the fees and unamortized discount associated with the Original Note were written off and included as loss on extinguishment of debt. On the day of the amendment, the closing stock price for the day was $6.08, which resulted in a beneficial conversion of $0.88 per share outstanding or $641,215 to be amortized to interest expense over the term of the Amended Note, as adjusted for any debt conversion.

On April 12, 2020, and May 6, 2020, the Company entered into amendments (the “Amendments”) to the Amended Note. The Amendments extended the maturity date to June 12, 2020 and extended the Investor’s right to convert the Amended Note into shares of the Company’s common stock at a price of $5.20 per share through June 12, 2020. All other provisions of the Amended Note remained the same.

Until the second anniversary of the closing, the investor had the right to purchase up to 20% of the securities the Company issues in any future private placement, subject to certain exceptions for, among other things, strategic investments.

On June 10, 2020, the investor converted the last of the remaining principal into shares of common stock for payment in full, and the remaining principal balance was $0. The Amended Note amount of $3,789,000 was converted into 728,654 shares of common stock.

Secured convertible note payable, net of unamortized debt discount and debt issuance costs was:

	December 31,	December 31,
	2020	2019
Principal amount	$3,789,000	$3,060,000
Less: conversion of principal into shares of common stock	(3,789,000)	-
Net Principal amount	-	3,060,000

Less: unamortized debt discount and beneficial conversion feature	-	(574,330)
Less: unamortized debt issuance costs	-	(230,216)
Notes payable, net of unamortized debt discount and debt issuance costs	$-	$2,255,454

January 2020 Note

On January 13, 2020, the Company issued a $157,000 principal amount secured 10% convertible redeemable note (the “January 2020 Note”) to an institutional investor with a maturity date of June 13, 2020 which was convertible into common stock at a conversion price of $12.00 per share. The January 2020 Note was redeemable at any time by payment of a premium to the principal balance starting at 10% and increasing to 30%. At the closing, the Company agreed to issue 81,250 shares of common stock in lieu of payment of a $75,000 commitment fee which was reduced to 6,250 shares as the January 2020 Note was repaid prior to the maturity date. The Company paid $7,000 of legal fees for the January 2020 Note.

On June 12, 2020, the January 2020 Note was paid in full by payment of $211,984. The 75,000 shares were returned to the Company in July 2020.

February 2020 Note

On February 13, 2020, the Company issued a $126,000 principal amount secured 10% convertible redeemable note (the “February 2020 Note”) to an institutional investor with a maturity date of July 13, 2020 which was convertible into common stock at a conversion price of $9.20 per share.  On March 12, 2020, the Original Note was amended to reduce the conversion price to $5.20 per share, which reduced the conversion price of the February Note to $5.20 and resulted in a deemed dividend of $70,998. The February 2020 Note was redeemable at any time by payment of a premium to the principal balance starting at 10% and increasing to 30%.   The Company issued 6,250 shares of common stock to the investor in lieu of payment of a $57,500 commitment fee. The Company paid $6,000 of legal fees in connection with the issuance of February 2020 Note.

The February 2020 Note was paid in full on July 10, 2020 by payment of $170,442.

May 2020 Note

On May 6, 2020, the Company issued a $2,415,000 principal amount senior secured convertible note (the “May 2020 Note”). At closing, $2,100,000 was funded. The principal amount was due and payable in five equal monthly installments of $268,333 beginning seven months after the funding date with the remaining balance due on the twelfth month after the date of funding. The May 2020 Note was convertible at a fixed convertible price of $9.28 per share. In connection with the issuance of the May 2020 Note, the Company paid a $133,333 due diligence fee by issuing 14,368 shares of common stock to the Investor priced at $9.28 per share. The Company also paid a placement fee of 7% of the gross proceeds to a placement agent. In connection with the closing of the May 2020 Note, the Company issued a five-year warrant to the investor to purchase 237,500 shares of common stock at a fixed exercise price of $9.28 and was immediately exercisable. The valuation of the warrant of $876,937 was recorded to debt discount and was amortized over the life of the May 2020 Note. The fees associated with the agreement were allocated to debt issuance costs and additional paid-in-capital based on the respective ratio of the valuation of the note and warrant. Amortization of the debt issuance costs and debt discount were included in the interest expense on the statement of operations.

Following the completion of the underwritten offering in July 2020, the principal balance of $2,415,000 was paid in full during the third quarter of 2020.  As a result of the repayment, the Company expensed the remaining debt discounts and issuance costs of $1,218,163 in July 2020.

June 2020 Note

On June 29, 2020, the Company issued a $1,811,250 principal amount senior secured convertible note (the “June 2020 Note”).  At closing, $1,575,000 was funded. The principal amount was due and payable in nine equal monthly installments of $201,250 beginning four months after the funding date with the remaining balance due on the twelfth month after the date of funding. The June 2020 Note was convertible at a fixed convertible price of $9.28 per share. In connection with the issuance of the June 2020 Note, the Company paid a $100,000 due diligence fee by issuing 17,071 shares to the Investor priced at $5.86 per share. The Company also paid a placement fee of 7% of the gross proceeds to a placement agent.

In connection with the closing of the June 2020 Note, the Company issued a five-year warrant to the Investor to purchase 178,125 shares of common stock at a fixed exercise price of $9.28 per share, and was immediately exercisable. The valuation of the warrant of $511,402 was recorded to debt discount and was amortized over the life of the June 2020 Note. The fees associated with the agreement were allocated to debt issuance costs and additional paid-in capital based on the respective ratio of the valuation of the note and warrant. Amortization of the debt issuance costs and debt discount are included in interest expense on the statement of operations.

Following the completion of the underwritten offering in July 2020, the principal balance of $1,811,250 was paid in full during the third quarter of 2020. As a result of the repayment, the Company expensed the remaining debt discounts and issuance costs of $957,919 in July 2020.

NOTE P—LEASES

The Company’s leases office space in New Jersey, Hong Kong, Minnesota, and New Hampshire with lease termination dates of 2023, 2022, 2022, and 2022, respectively. The leases include non-lease components with variable payments. The following tables present the components of lease expense and supplemental balance sheet information related to the operating leases, were:

	Year ended December 31, 2020	Year ended December 31, 2019

Lease cost
Operating lease cost	$239,192	$186,246
Short-term lease cost	-	41,535
Total lease cost	$239,192	$227,781

Balance sheet information
Operating right-of-use assets	$487,325	$566,479

Operating lease liabilities, current portion	$234,309	$170,560
Operating lease liabilities, non-current portion	264,163	390,466
Total operating lease liabilities	$498,472	$561,026

Weighted average remaining lease term (in years) – operating leases	2.26	3.33
Weighted average discount rate – operating leases	5.50%	5.50%

Supplemental cash flow information related to leases were as follows:

Cash paid for amounts included in the measurement of operating lease liabilities	$235,186	$179,105

Maturities of operating lease liabilities were as follows as of December 31, 2020:

2021	$256,977
2022	187,594
2023	89,225
Total future lease payments	$533,796
Less: imputed interest	(35,324)
Total	$498,472

NOTE Q—COMMITMENTS AND CONTINGENCIES

Sales Incentive Agreement with TTI

On March 25, 2020, the Company entered into a sales incentive agreement Technology Transfer Institute (“TTI”). Terms of the agreement include the following:

1.	The term of the agreement is one year unless notice to terminate (as defined) is given. The agreement will be automatically extended for additional one-year terms unless terminated.

2.

For each $5,000,000 in revenue (up to a maximum of $20,000,000) TTI generates during the first year that results in net income of at least 20% (as defined), the Company will pay TTI a sales incentive fee of $500,000 payable by the issuance of 62,500 shares of common stock.

3.

In the event that TTI generates revenue in excess of $20,000,000 during the first year, the Company will issue TTI a five-year warrant to purchase 12,500 shares of Common Stock at an exercise price of $12.00 per share for each $1,000,000 of revenue in excess of $20,000,000 (up to a maximum of $25,000,000).

In no event will the Company be obligated to issue more than 250,000 shares of common stock or warrants to purchase more than 62,500 shares of common stock pursuant to this agreement.

There has been no revenue generated nor sales incentive fees paid during the period ended December 31, 2020.

Litigation

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of December 31, 2020, the Company was not a party to any pending lawsuits.

NOTE R— EQUITY

1. Preferred Stock

Within the limits and restrictions provided in the Company’s Certificate of Incorporation, the Board of Directors has the authority, without further action by the shareholders, to issue up to 5,000,000 shares of preferred stock, $.0001 par value per share, in one or more series, and to fix, as to any such series, any dividend rate, redemption price, preference on liquidation or dissolution, sinking fund terms, conversion rights, voting rights, and any other preference or special rights and qualifications.

2. Common Stock

Effective November 20, 2020, the Company implemented a reverse stock split of its outstanding common stock at a ratio of 1-for-8. The number of authorized shares and the par value of the Company's common stock and preferred stock were not affected by the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares were rounded up to the nearest whole share. The reverse stock split became effective at the opening of trading on November 20, 2020.

Holders of common stock have equal rights to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. Holders of common stock have one vote for each share held of record and do not have cumulative voting rights.

Holders of common stock are entitled, upon liquidation of the Company, to share ratably in the net assets available for distribution, subject to the rights, if any, of holders of any preferred stock then outstanding. Shares of common stock are not redeemable and have no preemptive or similar rights. All outstanding shares of common stock are fully paid and nonassessable.

Issuances of Common Stock

On July 23, 2020, the Company completed an underwritten public offering of shares of common stock and warrants resulting in net proceeds of approximately $22.7 million, after deducting underwriting discounts and commissions and estimated offering expenses. 4,264,313 shares of common stock were issued as a result of this offering, and a further 797,038 shares of common stock were issued upon the exercise of 512,500 prefunded warrants and 284,538 warrants exercised in conjunction with the offering.

On March 30, 2020, the Company issued 121,500 shares of common stock upon exercise of warrants at $12.00 per share, resulting in proceeds of $1,458,000 to the Company.

See Note O Convertible Notes Payable for common stock issuances related to conversion of convertible notes payable and shares of common stock issued for fees in connection with the agreements during fiscal 2020 and 2019.

Issuances of Nonvested Stock

Nonvested stock consists of shares of common stock that are subject to restrictions on transfer and risk of forfeiture until the fulfillment of specified conditions. The fair value of nonvested shares is determined based on the market price of the Company's common stock on the grant date. Nonvested stock is expensed ratably over the term of the restriction period.

The Company issued 38,250 and 3,125 shares of restricted common stock in August and November of 2020, respectively to certain employees and directors of the Company. These shares vest in equal annual installments over a three-year period from the date of grant, and had a fair value on the date of issuance of $198,900, and $11,250, respectively. Nonvested stock compensation for the year ended December 31, 2020 was $23,764.

Issuances to Directors, Executive Officers & Consultants

During the year ended December 31, 2020, the Company issued 5,270 shares of common stock to its directors in lieu of payment of board fees, valued at $28,511. During the year ended December 31, 2019, the company issued 4,612 shares of common stock to its directors in lieu of payment of board fees, valued at $35,013.

Employees’ exercise options

During 2020 and 2019, no employee stock options were exercised.

3. Warrants

Securities Purchase Agreement dated November 13, 2014:

As part of a Securities Purchase Agreement, dated November 13, 2014, by and between the Company and a number of private and institutional investors, the Company issued to certain private investors warrants to purchase 124,610 shares of common stock.  The warrants expired in November 2019.

Securities Purchase Agreement dated September 23, 2015:

On September 23, 2015, the Company issued warrants (the “2015 Warrants”) to purchase 8,681 shares of common stock in connection with the issuance of a promissory note. The warrants were immediately exercisable at an initial exercise price of $28.80 per share and had a term of five years. The 2015 Warrants expired in September 2020.

The 2015 Warrants had a "full ratchet" anti-dilution adjustment provision which could be triggered in the event the Company sold or granted any additional shares of common stock, options, warrants or other securities that were convertible into common stock at a price lower than $28.80 per share. The anti-dilution was not triggered by certain “exempt issuances” which among other issuances, includes the issuance of shares of common stock, options or other securities to officers, employees, directors, consultants or service providers.

Anti-dilution features were triggered as follows:

On February 14, 2020, the February 2020 Note was issued at a conversion price of $9.20 that triggered the anti-dilution provisions included in the 2015 Warrants. In addition, the amendments to the Original Note reduced the conversion price of the Original Note to $5.20 which also triggered the anti-dilution provision of the 2015 Warrants. As a result of the forgoing transactions, the number of shares of common stock issuable upon the full exercise of the 2015 Warrants increased to 48,078, the exercise was reduced to $5.20 per share, and the Company recorded a non-cash deemed dividend in amount of $41,688.

Warrants Issued for Services:

During the second quarter of 2020, the Company issued a warrant to purchase 15,625 shares of common stock to an investor in payment for a business referral valued at $94,655.

During the third quarter of 2020, the Company issued a warrant to purchase 3,125 shares of common stock to a former employee for a business referral valued at $12,921.

Warrants Issued with Convertible Notes:

In 2020, the Company issued warrants to purchase 415,625 shares in connection with the May 2020 and June 2020 Notes. In 2019, the Company issued a warrant to purchase 250,000 shares in connection with the Securities Purchase Agreement dated July 10, 2019.

Valuation Assumptions for Warrants:

The Company records the warrants at their fair value which is determined using the Black-Scholes valuation model on the date of the grant. The fair value of each warrant was estimated with the following assumptions:

	Year ended December 31,
	2020	2019
Weighted average Risk free interest rate	0.33%	1.82%
Weighted average price	$9.25	$12.00
Weighted average exercise period	5	5
Weighted average Volatility of stock price	110%	83%

The warrant volatility for each issuance is determined based on the review of the experience of the weighted average of historical daily price changes of the Company’s common stock over the expected exercise period. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the years to maturity.

A summary of warrant activity is as follows:

	Total Warrants	Weighted average exercise price	Weighted average remaining life (in years)	Aggregate intrinsic value

Outstanding, as of December 31, 2018	472,622	12.72	2.05

Granted	250,000	12.00
Exercised	—	—
Forfeited	—	—
Expired	(299,063)	12.00
Outstanding, as of December 31, 2019	423,559	12.80	3.94	—
Granted – public offering	4,264,313	5.20
Granted – prefunded warrants from the public offering	512,500	0.08
Granted – other	434,375	9.25
Increase due to trigger of anti-dilution provision feature	27,244	5.20
Exercised – public offering	(284,538)	5.20
Exercised – prefunded warranted from the public offering	(512,500)	0.08
Exercised – other	(121,500)	12.00
Forfeited	—	—
Expired	(54,066)	6.86
Outstanding, as of December 31, 2020	4,689,387	6.04	4.48	—

NOTE S—STOCK OPTIONS

2004 Stock Option Plan

On October 12, 2004, the Board of Directors of the Company approved the 2004 Stock Option Plan (the “2004 Plan”). The 2004 Plan was not presented to stockholders for approval and thus incentive stock options were not available under this plan. Under the terms of this plan, 20,834 shares of common stock were reserved for issuance to employees, officers, directors, and consultants of the Company at exercise prices which may not be below 85% of fair market value. The term of stock options granted may not exceed ten years. Options issued under the 2004 Plan vest pursuant to the terms of stock option agreements with the recipients. In the event of a change in control, as defined, all options outstanding vest immediately. The 2004 Plan expired in October 2014.

2015 Stock Option Plan

On January 27, 2016, the shareholders approved the 2015 Equity Incentive Plan (the “2015 Plan”). Under the terms of this plan, 187,500 shares of common stock are reserved for issuance to employees, officers, directors, and consultants of the Company at exercise prices which may not be below 100-110% of fair market value. At our annual shareholders meeting in 2019, we adopted an amendment to the 2015 Plan which increases the number of shares of common stock authorized for issuance under the 2015 Plan from 83,334 shares to 187,500 shares and also effected certain changes in light of the Tax Cuts and Jobs Act of 2017 and its impact on Section 162(m) of the United States Internal Revenue Code of 1986, as amended. The term of stock options granted may not exceed ten years. Options issued under the 2015 Plan vest pursuant to the terms of stock option agreements with the recipients. In the event of a change in control, certain stock awards issued under this plan may be subject to additional acceleration of vesting as may be provided in the participants’ written agreement. The 2015 Plan expires in December 2025.

Non-Plan Stock Options

Periodically, the Company has granted options outside of the 2004 and 2015 Plans to various employees and consultants. In the event of change in control, as defined, certain of the non-plan options outstanding vest immediately.

Stock Option Activity

Information summarizing option activity is as follows:

	Number of Options				Weighted average	Weighted average remaining	Aggregate
	2004 Plan	2015 Plan	Non Plan	Total	exercise price	life (in years)	intrinsic value

Outstanding, as of December 31, 2018	4,167	47,740	146,596	198,503	$21.76
Granted	—	30,167	—	30,167	9.36
Exercised	—	—	—	—	—
Forfeited	—	(5,077)	(521)	(5,598)	18.16
Expired	(261)	(1,839)	(2,005)	(4,105)	24.64
Outstanding, as of December 31, 2019	3,906	70,991	144,070	218,967	$20.08	5.00	$0

Granted	—	28,440	—	28,440	5.04
Exercised	—	—	—	—	—
Forfeited	—	(4,545)	—	(4,545)	17.34
Expired	(3,906)	(703)	(10,979)	(15,588)	29.17
Outstanding, as of December 31, 2020	—	94,183	133,091	227,274	$17.61	3.87	$0
Vested or expected to vest at December 31, 2020				209,427	$18.51	3.68	$0
Exercisable at December 31, 2020				167,980	$20.77	3.21	$0

The options outstanding and exercisable at December 31, 2020 were in the following exercise price ranges:

			Options Outstanding			Options Exercisable
Range of exercise prices			Number of shares	Weighted average exercise price	Weighted average remaining life (in years)	Number exercisable	Weighted average exercise price
$3.60	-	5.20	28,065	$5.01	6.67	84	$4.08
$5.21	-	15.68	49,919	12.16	4.82	23,814	13.30
$15.69	-	39.36	149,290	21.80	3.06	144,082	22.01
$3.60	-	39.36	227,274			167,980

The aggregate intrinsic value in the table above represents the total intrinsic value, based on the Company’s closing stock price of $3.52 as of December 31, 2020, which would have been received by the option holders had all option holders exercised their options as of that date. The total number of in-the-money options exercisable as of December 31, 2020 was 0.

The weighted average fair value of options granted during the years ended December 31, 2020 and 2019 was $3.16 and $8.24 per share, respectively. The total intrinsic value of options exercised during the years ended December 31, 2020 and 2019 was $0. The total fair value of shares vested during the years ended December 31, 2020 and 2019 was $899,750 and $891,760, respectively.

As of December 31, 2020, future forfeiture adjusted compensation cost related to nonvested stock options is $232,547 and will be recognized over an estimated weighted average period of 1.21 years.

NOTE T—INCOME TAXES

There was no provision for federal or state taxes as at December 31, 2020 and 2019.

The Company has deferred taxes due to income tax credits, net operating loss carryforwards, and the effect of temporary differences between the carrying values of certain assets and liabilities for financial reporting and income tax purposes. Significant components of deferred taxes are as follows at December 31:

	2020	2019

Accrued compensation	$81,000	$84,000
Accounts receivable allowance	474,000	474,000
Stock-based compensation	1,073,000	894,000
Basis differences in fixed assets	(14,000)	(5,000)
Basis differences in intangible assets	65,000	62,000
Net operating loss and credit carryforwards	13,337,000	15,002,000
Valuation allowances	(15,016,000)	(16,511,000)

	$—	$—

The Company has a valuation allowance against the full amount of its net deferred taxes due to the uncertainty of realization of the deferred tax assets due to operating loss history of the Company. The Company currently provides a valuation allowance against deferred taxes when it is more likely than not that some portion, or all of its deferred tax assets will not be realized. The valuation allowance could be reduced or eliminated based on future earnings and future estimates of taxable income. Similarly, income tax benefits related to stock options exercised have not been recognized in the financial statements.

As of December 31, 2020, the Company has federal net operating loss carryforwards of approximately $63 million. Approximately $52 million are subject to expiration between 2020 and 2037, and $11 million net operating loss carryforwards have no expiration date. These net operating loss carryforwards are subject to the limitations under Section 382 of the Internal Revenue Code due to changes in the equity ownership of the Company.

A reconciliation of the effective income tax rate on operations reflected in the Statements of Operations to the US Federal statutory income tax rate is presented below.

	2020	2019

Federal statutory income tax rate	21%	21%
Permanent differences	(9)	(2)
Effect of net operating loss	(12)	(19)

Effective tax rate	—%	—%

The Company has not been audited by the Internal Revenue Service (“IRS”) or any states in connection with income taxes. The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The periods from 2017 through 2020 remain open to examination by the IRS and state jurisdictions. The Company believes it is not subject to any tax audit risk beyond those periods. The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company does not have any accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense incurred during the years ended December 31, 2020 and 2019.

NOTE U—PROFIT SHARING PLAN

The Company has established a savings plan under section 401(k) of the Internal Revenue Code. All employees of the Company, after completing one day of service, are eligible to enroll in the 401(k) plan. Participating employees may elect to defer a portion of their salary on a pre-tax basis up to the limits as provided by the IRS Code. The Company is not required to match employee contributions but may do so at its discretion. The Company made no contributions during the years ended December 31, 2020 and 2019.

NOTE V—EARNINGS PER SHARE (EPS)

The Company’s basic EPS is calculated using net income (loss) available to common shareholders and the weighted-average number of shares outstanding during the reporting period. Diluted EPS includes the effect from potential issuance of common stock, such as stock issuable pursuant to the exercise of stock options and warrants and the assumed conversion of preferred stock.

The reconciliation of the numerator of the basic and diluted EPS calculations for the following fiscal years ended December 31:

	2020	2019

Basic Numerator:
Net Loss	$(9,673,987)	$(14,588,700)
Deemed dividend from trigger of anti-dilution provision feature	(112,686)	-
Net loss available to common stockholders (basic and diluted EPS)	$(9,786,673)	$(14,588,700)

The following table summarizes the weighted average securities that were excluded from the diluted per share calculation because the effect of including these potential shares was antidilutive due to net losses.

	Years ended December 31,
	2020	2019

Stock options	1,002	118
Restricted stock	3,098	-
Convertible notes	-	182,343
Potentially dilutive securities	4,100	182,461

Items excluded from the diluted per share calculation because the exercise price was greater than the average market price of the common shares:

	Years ended December 31,
	2020	2019

Stock options	223,899	218,716
Warrants	4,689,387	423,559
Total	4,913,286	642,275

NOTE W—SUBSEQUENT EVENTS

On March 4, 2021, the Company issued 1,375 shares of common stock to its directors in payment of board fees. Additionally, the Company issued an aggregate of 1,250 shares of restricted common stock to two new employees which vest in equal annual installments over a three-year period from the date of grant.

On March 9, 2021, the Company issued 278 shares of common stock to its directors in payment of board committee fees.

The Company has reviewed subsequent events through the date of this filing.

The following financial statements of PistolStar, Inc. are included herein at the indicated page numbers:

INDEPENDENT AUDITOR'S REPORT

To the Stockholder

of PistolStar, Inc,

Bedford, New Hampshire

We have audited the accompanying financial statements of PistolStar, Inc., (a New Hampshire corporation), which comprise the balance sheet as of December 31, 2019, and the related statements of income and retained earnings and cash flows for the year then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PistolStar, Inc., as of December 31, 2019, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Penchansky & Co., PLLC

Certified Public Accountants

Manchester, New Hampshire

June 18, 2020

PistolStar, Inc.

BALANCE SHEET

December 31,
2019
ASSETS
Cash and cash equivalents	$528,103
Accounts receivable, net	57,727
Prepaid expenses	11,210
Total current assets	597,040
Equipment and leasehold improvements, net	43,422
Other assets	194,447
Total non-current assets	237,869
TOTAL ASSETS	$834,909

LIABILITIES
Accounts payable	$7,931
Contract liability	726,492
Accrued corporation taxes	70
TOTAL LIABILITIES	734,493

Commitments and Contingencies

STOCKHOLDERS' EQUITY
Common stock - 1,000,000 shares authorized; issued 950,000 shares: outstanding; 325,000 shares, no par value	4,000
Treasury stock – 625,000 shares at cost	(2,500)
Retained earnings	98,916
TOTAL STOCKHOLDERS' EQUITY	100,416
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$834,909

The accompanying notes are an integral part of these statements.

PistolStar, Inc.

STATEMENT OF INCOME AND RETAINED EARNINGS

Year ended December 31,
2019

Revenues
License fees	$1,584,487
Costs and other expenses
Cost of license fees	1,054,950
Gross Profit	529,537
Operating expenses
Selling, general and administrative	454,334
Operating income	75,203
Other income
Interest income	2,628
Total other income	2,628
Net income before Provision for Taxes	77,831
State taxes	6,699
Net income	71,132
Retained earnings, beginning of year	51,567
Distribution	(23,783)
Retained earnings, end of year	$98,916

The accompanying notes are an integral part of these statements.

PistolStar Inc.

STATEMENT OF CASH FLOWS

Year ended December 31,
2019

CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$71,132
Adjustments to reconcile net income to cash used provided by operating activities:
Depreciation and amortization	16,048
Change in assets and liabilities:
Accounts receivable	5,278
Prepaid expenses and other	(2,429)
Accounts payable	(347)
Accrued corporate taxes	(819)
Contract liability	52,944
Net cash provided by operating activities	141,807
CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions	(23,783)
Net cash used in by financing activities	(23,783)
NET INCREASE IN CASH AND CASH EQUIVALENTS	118,024
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	410,079
CASH AND CASH EQUIVALENTS, END OF YEAR	$528,103

The accompanying notes are an integral part of these statements.

PISTOLSTAR, INC.

Notes to the Financial Statements

For The Year Ended December 31, 2019

NOTE 1    Summary of Significant Accounting Policies:

This summary of significant accounting policies of the Company is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for the integrity and objectivity of the financial statements. The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP") a codified by the Financial Accounting Standards Board and those principles have been consistently applied in the preparation of the financial statements.

Basis of Presentation

The Company uses the accrual basis of accounting. Revenue is recognized when it is earned and expenses are recognized when incurred, without regard to the time of receipt or payment.

Use of Estimates in Preparation of Financial Statements

Management used estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Accordingly, actual results may differ.

New Accounting Pronouncements

Topic 606

The Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606). The core principle of ASU 2014-09 is to recognize revenue when the promised goods or services due are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. This standard allows for early adoption and is effective for the Company for the year beginning January 1, 2018. See Note 2.

Topic 842

The Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, Leases, (Topic 842). This new standard amends a number of aspects of lease accounting, including requiring lessees to recognize operating leases with a term greater than one year on their balance sheet as a right-of-use asset and a corresponding lease liability. This standard is effective for the company for the year beginning January 1, 2021. Management will be evaluating the potential impact the pronouncement will have on the financial statements, if any.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all liquid deposits with maturity of three months or less to be cash and/or cash equivalents. At December 31, 2019, the Company had no cash equivalents.

PISTOLSTAR, INC.

Notes to the Financial Statements

For The Year Ended December 31, 2019

Accounts Receivable and Bad Debt

Accounts receivable are reported at net realizable value. Net realizable value is equal to the gross amount of accounts receivable less an estimated allowance for accounts unlikely to be collected. Historically, the Company has not experienced material write-offs and, therefore, has not established an allowance account.

Advertising Costs

The Company expenses marketing costs, consisting of tradeshows, promotional mailers and other media expenditures as they are incurred. Total amount expensed for the year ended December 31, 2019 was $106,961.

Revenue Recognition

Revenue is realized or realizable and earned when persuasive evidence of a performance obligation has been satisfied. The Company records revenue from contract sales, and recognizes this revenue over the term of the contract with the consumer, beginning at commencement of the contract.

Intangible Assets

The cost associated with obtaining computer domains have been capitalized and amortized over the useful life of 5 years, on a straight line basis.

Fixed Assets

Property and equipment are stated on the basis of cost. Repairs are charged to expense as they are incurred. For financial reporting purposes, depreciation is computed on the straight line basis. For tax reporting purposes, depreciation is computed by the modified accelerated cost recovery system as required by the Internal Revenue Code. The useful lives of the assets are as follows:

Asset	Years
Equipment	5 -7 years
Leasehold Improvements	39 years

NOTE 2 - Contract Liability:

During the year ending December 31, 2019, the Company has a fee agreement to provide support services and authentication services to consumers for one year contracts. In connection with this agreement, the Company has a contract liability, which is being amortized on a straight-line basis over the twelve-month term of the contracts. As of December 31, 2019, the balance of the liability was $726,492.

PISTOLSTAR, INC.

Notes to the Financial Statements

For The Year Ended December 31, 2019

NOTE 3 - Retirement Plan:

The Company established a qualified 401 (k) retirement plan, effective January 1, 2016, for employee's that meet the Company vesting period, that allow salary deferrals, safe harbor contributions, employer matching contributions up to 4% of employee compensation, and profit share contributions. Total contributions for the year ending December 31, 2019 was $15,703.

NOTE 4 - Concentrations:

Cash

The Company maintains its bank accounts with one commercial bank. Cash in these accounts at times exceeded the insured limit set by the Federal Deposit Insurance Corporation ("FDIC"). The Company's management believes this risk is minimal.

Accounts Receivable

Customer accounts receivable balances as a percentage of the total accounts receivable that are greater than 10% amount to a concentration of credit risk for the year ended December 31, 2019 was 65%.

NOTE 5 - Income Tax Matters:

PistolStar, Inc. is an S-Corp and as such not a taxpaying entity for federal income tax purposes. Therefore, no provision or liability for federal income taxes has been included in the financial statements for the year ended December 31, 2019. The Company, however, is still liable for state taxes.

The Company's evaluation on December 31, 2019 revealed no uncertain tax positions that would have a material effect on the financial statements. The Company's tax returns are subject to possible examination by the taxing authorities. For federal and state purposes the tax returns essentially remain open for possible examination for a period of three years after the respective filing deadlines of those returns.

NOTE 6 - Compensated Absences:

The Company allows compensated absences that will accrue evenly throughout the calendar year beginning January 1 of each year. Employees must take the time in the year it was earned and forfeit accrued unused time at the end of each year.

NOTE 7 - Operating Lease:

The Company leases its office space under a 10-year operating lease requiring monthly payments and minimum prorated share of operating expenses of $4,345. The lease expired on January 31, 2019, and was extended for an additional three years, commencing on February 1, 2019 and ending on January 31, 2022. Rent expense for the year December 31, 2019 was $53,931.

PISTOLSTAR, INC.

Notes to the Financial Statements

For The Year Ended December 31, 2019

NOTE 7 - Operating Lease - continued:

The following is a schedule by years of future minimum rentals under the leases at December 31, 2019:

Years Ending December 31,	Facilities & Residences

2020	52,142
2021	52,142
2022	4,345
Total	$108,629

NOTE 8 - Subsequent Events:

In preparing the financial statements, Management has evaluated events and transactions for potential recognition or disclosure through June 18, 2020, which is the date the financial statements were available to be issued.

During May, 2020, the Company’s stockholder agreed to sell the stock of the Company to a publicly traded company in excess of book value.

INDEPENDENT AUDITOR'S REPORT

To the Stockholder

of PistolStar, Inc.

Bedford, New Hampshire

We have audited the accompanying financial statements of PistolStar, Inc., (a New Hampshire corporation), which comprise the balance sheet as of December 31, 2018, and the related statements of income and retained earnings and cash flows for the year then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PistolStar, Inc., as of December 31, 2018, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Penchansky & Co., PLLC

Certified Public Accountants

Manchester, New Hampshire

June 5, 2020

PistolStar, Inc.

BALANCE SHEET

December 31,
2018
ASSETS
Cash and cash equivalents	$410,079
Accounts receivable, net	63,005
Prepaid expenses	8,781
Total current assets	481,865
Equipment and leasehold improvements, net	58,171
Other assets	195,747
Total non-current assets	253,918
TOTAL ASSETS	$735,783

LIABILITIES
Accounts payable	$8,278
Contract liability	673,549
Accrued corporation taxes	889
TOTAL LIABILITIES	682,716

Commitments and Contingencies

STOCKHOLDERS' EQUITY
Common stock - 1,000,000 shares authorized; issued 950,000 shares; outstanding 325,000 shares; no par value	4,000
Treasury stock – 625,000 shares at cost	(2,500)
Retained earnings	51,567
TOTAL STOCKHOLDERS' EQUITY	53,067
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$735,783

The accompanying notes are an integral part of these statements.

PistolStar, Inc.

STATEMENT OF INCOME AND RETAINED EARNINGS

Year ended December 31,
2018

Revenues
License fees	$1,663,780
Costs and other expenses
Cost of license fees	1,118,665
Gross Profit	545,115
Operating expenses
Selling, general and administrative	496,425
Operating income	48,690
Other income (expense)
Interest income	4,511
Interest expense	(1,417)
Total other income (expense)	3,094
Net income before Provision for Taxes	51,784
State taxes	7,929
Net income	43,855
Retained earnings, beginning of year	34,910
Distribution	(27,198)
Retained earnings, end of year	$51,567

The accompanying notes are an integral part of these statements.

PistolStar Inc.

STATEMENT OF CASH FLOWS

Years ended December 31,
2018

CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$43,855
Adjustments to reconcile net income to cash used provided by operating activities:
Depreciation and amortization	17,154
Change in assets and liabilities:
Accounts receivable	218,395
Prepaid expenses and other	392
Accounts payable	(6,337)
Accrued Corporate taxes	(17)
Contract liability	(146,636)
Net cash provided by operating activities	126,806
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment on lease obligations	(14,293)
Distributions	(27,198)
Net cash used in by financing activities	(41,491)
NET INCREASE IN CASH AND CASH EQUIVALENTS	85,315
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	324,764
CASH AND CASH EQUIVALENTS, END OF YEAR	$410,079

The accompanying notes are an integral part of these statements.

PISTOLSTAR, INC.

Notes to the Financial Statements

For The Year Ended December 31, 2018

Organization and Operations

PistolStar, Inc., (the "Company"), is a New Hampshire Corporation, founded on January 11, 1999, and located in Bedford, New Hampshire. The Company is in the business of providing innovative authentication solutions while delivering high-quality, enterprise-ready authentication. The Company operates principally in the Northeast United States.

NOTE 1    Summary of Significant Accounting Policies:

This summary of significant accounting policies of the Company is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for the integrity and objectivity of the financial statements. The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP") as codified by the Financial Accounting Standards Board and those principles have been consistently applied in the preparation of the financial statements.

Basis of Presentation

The Company uses the accrual basis of accounting. Revenue is recognized when it is earned and expenses are recognized when incurred, without regard to the time of receipt or payment.

Use of Estimates in Preparation of Financial Statements

Management used estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Accordingly, actual results may differ.

New Accounting Pronouncements

Topic 606

The Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU)

2014-09, Contracts with Customers (Topic 606). The core principle of ASU 2014-09 is to recognize revenue when the promised goods or services due are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. This standard allows for early adoption and is effective for the Company for the year beginning January 1, 2018. See Note 2.

Topic 842

The Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, Leases, (Topic 842). This new standard amends a number of aspects of lease accounting, including requiring lessees to recognize operating leases with a term greater than one year on their balance sheet as a right-of-use asset and a corresponding lease liability. This standard is effective for the company for the year beginning January 1, 2021. Management will be evaluating the potential impact the pronouncement will have on the financial statements, if any.

PISTOLSTAR, INC.

Notes to the Financial Statements

For The Year Ended December 31, 2018

NOTE 1- Summary of Significant Accounting Policies - continued:

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all liquid deposits with maturity of three months or less to be cash and/or cash equivalents. At December 31, 2018, the Company had no cash equivalents.

Accounts Receivable and Bad Debt

Accounts receivable are reported at net realizable value. Net realizable value is equal to the gross amount of accounts receivable less an estimated allowance for accounts unlikely to be collected. Historically, the Company has not experienced material write-offs and, therefore, has not established an allowance account.

Advertising Costs

The Company expenses marketing costs, consisting of tradeshows, promotional mailers and other media expenditures as they are incurred. Total amount expensed for the year ended December 31, 2018 was $142,057.

Revenue Recognition

Revenue is realized or realizable and earned when persuasive evidence of a performance obligation has been satisfied. The Company records revenue from contract sales, and recognizes this revenue over the term of the contract with the consumer, beginning at commencement of the contract.

Intangible Assets

The cost associated with obtaining computer domains have been capitalized and amortized over the useful life of 5 years, on a straight line basis.

Fixed Assets

Property and equipment are stated on the basis of cost. Repairs are charged to expense as they are incurred. For financial reporting purposes, depreciation is computed on the straight line basis. For tax reporting purposes, depreciation is computed by the modified accelerated cost recovery system as required by the Internal Revenue Code. The useful lives of the assets are as follows:

Asset	Years
Equipment	5 -7 years
Leasehold Improvements	39 years

NOTE 2 - Contract Liability:

During the year ending December 31, 2018, the Company has a fee agreement to provide support services and authentication services to consumers for one year contracts. In connection with this agreement, the Company has a contract liability, which is being amortized on a straight-line basis over the twelve-month term of the contract. As of December 31, 2018, the balance of the liability was $673,549.

PISTOLSTAR, INC.

Notes to the Financial Statements

For The Year Ended December 31, 2018

NOTE 3 - Retirement Plan:

The Company established a qualified 401 (k) retirement plan, effective January 1, 2016, for employee's that meet the Company vesting period, that allow salary deferrals, safe harbor contributions, employer matching contributions up to 4% of employee compensation, and profit share contributions. Total contributions for the year ending December 31, 2018 was $29,568.

NOTE 4 - Concentrations:

Cash

The Company maintains its bank accounts with one commercial bank. Cash in these accounts at times exceeded the insured limit set by the Federal Deposit Insurance Corporation ("FDIC"). The Company's management believes this risk is minimal.

Accounts Receivable

Customer accounts receivable balances as a percentage of the total accounts receivable that are greater than 10% amount to a concentration of credit risk for the year ended December 31, 2018 was 49%.

NOTE 5 - Income Tax Matters:

PistolStar, Inc. is an S-Corp and as such not a taxpaying entity for federal income tax purposes. Therefore, no provision or liability for federal income taxes has been included in the financial statements for the year ended December 31, 2018. The Company, however, is still liable for state taxes.

The Company's evaluation on December 31, 2018 revealed no uncertain tax positions that would have a material effect on the financial statements. The Company's tax returns are subject to possible examination by the taxing authorities. For federal and state purposes the tax returns essentially remain open for possible examination for a period of three years after the respective filing deadlines of those returns.

NOTE 6 - Compensated Absences:

The Company allows compensated absences that will accrue evenly throughout the calendar year beginning January 1 of each year. Employees must take the time in the year it was earned and forfeit accrued unused time at the end of each year.

NOTE 7 - Operating Lease:

The Company leases it office space under a 10-year operating lease requiring monthly payments of $4,345. The lease expired on January 31, 2019, and was extended for an additional three years, commencing on February 1, 2019. The Company leased additional space on an at-will, month by month lease for $500 per month. Rent expense for the year December 31, 2018 was $64,018.

PISTOLSTAR, INC.

Notes to the Financial Statements

For The Year Ended December 31, 2018

NOTE 7 - Operating Lease - continued:

The following is a schedule by years of future minimum rentals under the leases at December 31, 2018:

Years Ending December 31,	Facilities & Residences

2019	52,140
2020	52,140
2021	52,140
2022	4,345
Total	$160,765

NOTE 8 - Related Party Transactions:

The Company entered into a lease with its sole shareholder for real estate to be used as storage, with quarterly payments of $9,000. The lease is at will and expired on March 31, 2018.

NOTE 9 - Subsequent Events:

In preparing the financial statements, Management has evaluated events and transactions for potential recognition or disclosure through June 5, 2020, which is the date the financial statements were available to be issued.

During May, 2020, the Company’s stockholder agreed to sell stock of the Company to a publicly traded company in excess of book value.

PistolStar, Inc.

BALANCE SHEET

(Unaudited)

March 31, 2020

ASSETS
Cash and cash equivalents	$513,214
Accounts receivable, net	196,138
Prepaid expenses and other	10,383
Total current assets	719,735
Equipment and leasehold improvements, net	41,785
Deposits and other assets	194,326
Total non-current assets	236,111
TOTAL ASSETS	$955,846

LIABILITIES
Accounts payable	$1,452
Accrued liabilities	2,070
Deferred revenue	807,225
Total current liabilities	810,747
TOTAL LIABILITIES	810,747

STOCKHOLDERS’ EQUITY
Common stock - 1,000,000 shares authorized; issued 950,000 shares; outstanding 325,000 shares; no par value	4,000
Treasury stock – 625,000 shares at cost	(2,500)
Additional paid in capital	27,276
Retained Earnings	116,323
TOTAL STOCKHOLDERS’ EQUITY	145,099
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$955,846

The accompanying notes are an integral part of these statements.

PistolStar, Inc.

STATEMENT OF INCOME AND RETAINED EARNINGS
(Unaudited)

Three months ended March 31,
2020

Revenues
License fees	$405,919
Costs and other expenses
Cost of license fees	299,983
Gross Profit	105,936

Operating Expenses
Selling, general and administrative	87,386
Operating income	18,550
Other income (expenses)
Interest income	590
Total Other Income	590
Net income	19,140

State taxes	1,733
Net income	17,407
Retained earnings, beginning of period	98,916
Retained earnings, end of period	$116,323

The accompanying notes are an integral part of these statements.

PISTOLSTAR, INC.

STATEMENT OF STOCKHOLDER’S EQUITY

(Unaudited)

	Common Stock		Treasury Stock		Additional Paid-in	Retained
	Shares	Amount	Shares	Amount	Capital	Earnings	Total
Balance as of January 1, 2020	325,000	$4,000	625,000	$(2,500)	$-	$98,916	$100,416
Stockholder contribution	-	-	-	-	27,276	-	27,276
Net income	-	-	-	-	-	17,407	17,407
Balance as of March 31, 2020	325,000	$4,000	625,000	$(2,500)	$27,276	$116,323	$145,099

The accompanying notes are an integral part of these statements.

PISTOLSTAR, INC.
Statement of Cash Flows

Three months ended
March 31,
2020
CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$17,407
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation and amortization	1,758
Change in assets and liabilities:
Accounts receivable	(138,411)
Prepaid expenses	4
Prepaid taxes	823
Accounts payable	(3,515)
Credit card payable	(2,964)
Accrued commission	2,000
Contract liability	80,733
Net cash used by operating activities	(42,165)
CASH FLOWS FROM FINANCING ACTIVITIES:
Stockholder contribution	27,276
Net cash provided by financing activities	27,276
NET DECREASE IN CASH AND CASH EQUIVALENTS	(14,889)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	528,103
CASH AND CASH EQUIVALENTS, END OF PERIOD	$513,214

The accompanying notes are an integral part of these statements.

PISTOLSTAR, INC.

Notes to the Financial Statements

For The Three Months Ended March 31, 2020

Organization and Operations

PistolStar, Inc., (the “Company”), is a New Hampshire Corporation, founded on January 11, 1999, and located in Bedford, New Hampshire.  The Company is in the business of providing innovative authentication solutions while delivering high-quality, enterprise-ready authentication. The Company operates principally in the Northeast United States.

NOTE 1 – Summary of Significant Accounting Policies:

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management who is responsible for the integrity and objectivity of the financial statements. The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) as codified by the Financial Accounting Standards Board and those principles have been consistently applied in the preparation of the financial statements.

Basis of Presentation

The Company uses the accrual basis of accounting.  Revenue is recognized when it is earned and expenses are recognized when incurred, without regard to the time of receipt or payment.

Use of Estimates in Preparation of Financial Statements

Management used estimates and assumptions in preparing financial statements.  Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.  Accordingly, actual results may differ.

New Accounting Pronouncements

Topic 606

The Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606).  The core principle of ASU 2014-09 is to recognize revenue when the promised goods or services due are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services.  This standard allows for early adoption and is effective for the Company for the year beginning January 1, 2018.  See Note 2.

Topic 842

The Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, Leases, (Topic 842).  This new standard amends a number of aspects of lease accounting, including requiring lessees to recognize operating leases with a term greater than one year on their balance sheet as a right-of-use asset and a corresponding lease liability.  This standard is effective for the company for the year beginning January 1, 2021.  Management will be evaluating the potential impact the pronouncement will have on the financial statements, if any.

PISTOLSTAR, INC.

Notes to the Financial Statements

For The Three Months Ended March 31, 2020

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all liquid deposits with maturity of three months or less to be cash and/or cash equivalents.  At March 31, 2020, the Company had no cash equivalents.

Accounts Receivable and Bad Debt

Accounts receivable are reported at net realizable value.  Net realizable value is equal to the gross amount of accounts receivable less an estimated allowance for accounts unlikely to be collected.  Historically, the Company has not experienced material write-offs and, therefore, has not established an allowance account.

Advertising Costs

The Company expenses marketing costs, consisting of tradeshows, promotional mailers and other media expenditures as they are incurred.  Total amount expensed for the three months ended March 31, 2020 was $28,812.

Revenue Recognition

Revenue is realized or realizable and earned when persuasive evidence of a performance obligation has been satisfied.  The Company records revenue from contract sales, and recognizes this revenue over the term of the contract with the consumer, beginning at commencement of the contract.

Intangible Assets

The cost associated with obtaining computer domains have been capitalized and amortized over the useful life of 5 years, on a straight line basis.

Fixed Assets

Property and equipment are stated on the basis of cost.  Repairs are charged to expense as they are incurred.  For financial reporting purposes, depreciation is computed on the straight line basis. For tax reporting purposes, depreciation is computed by the modified accelerated cost recovery system as required by the Internal Revenue Code.  The useful lives of the assets are as follows:

Asset	Years
Equipment	5	–	7
Leasehold Improvements		39

PISTOLSTAR, INC.

Notes to the Financial Statements

For The Three Months Ended March 31, 2020

NOTE 2 – Contract Liability:

During the three months ending March 31, 2020, the Company has a fee agreement to provide support services and authentication services to consumers for one year contracts.  In connection with this agreement, the Company has a contract liability, which is being amortized on a straight-line basis over the twelve month term of the contract. As of March 31, 2020, the balance of the liability was $807,225.

NOTE 3 – Retirement Plan:

The Company established a qualified 401 (k) retirement plan, effective January 1, 2016, for employee’s that meet the Company vesting period, that allow salary deferrals, safe harbor contributions, employer matching contributions up to 4% of employee compensation, and profit share contributions.  Total contributions for the three months ending March 31, 2020 was $2,916.

NOTE 4 - Concentrations:

Cash

The Company maintains its bank accounts with one commercial bank.  Cash in these accounts at times exceeded the insured limit set by the Federal Deposit Insurance Corporation (“FDIC”).  The Company’s management believes this risk is minimal.

Accounts Receivable

Customer accounts receivable balances as a percentage of the total accounts receivable that are greater than 10% amount to a concentration of credit risk for the three months ended March 31, 2020 was 32%.

NOTE 5 - Income Tax Matters:

PistolStar, Inc. is an S-Corp and as such not a taxpaying entity for federal income tax purposes. Therefore, no provision or liability for federal income taxes has been included in the financial statements for the three months ended March 31, 2020.  The Company, however, is still liable for state taxes.

The Company’s tax returns are subject to possible examination by the taxing authorities. For federal and state purposes the tax returns essentially remain open for possible examination for a period of three years after the respective filing deadlines of those returns.

NOTE 6 – Compensated Absences:

The Company allows compensated absences that will accrue evenly throughout the calendar year beginning January 1 of each year.  Employees must take the time in the year it was earned and forfeit accrued unused time at the end of each year.  Management has chosen not to record through March 31, 2020.

PISTOLSTAR, INC.

Notes to the Financial Statements

For The Three Months Ended March 31, 2020

NOTE 7 – Operating Lease:

The Company leases its office space under a 10-year operating lease requiring minimum of $4,345.  The Company is also responsible for prorated share of operating expenses.  The lease expired on January 31, 2019, and was extended for an additional three years, commencing on February 1, 2019 and ending on January 31, 2022.  Rent expense for the three months ended March 31, 2020 was $13,126.

The following is a schedule by years of future minimum rentals under the leases at March 31, 2020:

Years Ending December 31,	Facilities & Residences

2020 (remaining months)	39,107
2021	52,142
2022	4,345
Total	$95,594

NOTE 8 – Subsequent Events:

The Corona Virus (COVID-19) pandemic created unforeseen circumstances, including, closing interaction in trade shows and safety precautions that amounted to total business disruption.  The United States Government, in conjunction with Small Business Administration, created a loan program to supplement income to support keeping employees on payroll.  While PistolStar, Inc. accepted the loan, the amounts were paid back as of May 13, 2020.

During May, 2020, the Company’s stockholder agreed to sell the assets and intangibles of the Company to a publicly traded company in excess of book value.  A Letter of Intent has been filed with the SEC in regards to such a purchase.

The following pro forma information is included herein at the indicated page numbers:

Notes to the Unaudited Pro forma Condensed Combined Statement of Operations	F-57
Unaudited Pro forma Condensed Combined Statement of Operations Year Ended December 31, 2020	F-59

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

NOTE 1 – BASIS OF PRESENTATION

The accompanying unaudited pro forma condensed combined financial statements of BIO-key International, Inc. (“BIO-key”) have been prepared to give effect to the transaction where, on June 30, 2020, BIO-key acquired all of the outstanding shares of common stock of PistolStar, Inc. (“PistolStar”).

The accompanying unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combine the historical consolidated statement of operations of BIO-key and the historical statement of operations from PistolStar to give effect to the transaction as if it occurred on January 1, 2020.

Pro forma adjustments have been limited to only those adjustments that are: directly attributable to the transaction; factually supportable; and in the case of pro forma statement of operations adjustments, expected to have a continuing impact on the combined financial results.

The accompanying financial statement has been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

The unaudited pro forma condensed combined financial statement is provided for informational purposes only and are not necessarily indicative of the results that would have occurred if the transaction had occurred on the first day of the period presented. The unaudited pro forma condensed combined financial statement should not be construed as being representative of future operating results or financial position of the combined company and should be read in conjunction with the:

1.	Accompanying Notes to the Unaudited Pro Forma Condensed Combined Statement of Operations;
2.	BIO-key’s historical audited consolidated financial statements and notes thereto included in this prospectus; and
3.	The description of the acquisition of PistolStar included herein in Note C to the Notes to the Financial Statements of BIO-key contained herein.

NOTE 2 – ACCOUNTING POLICIES

The accounting policies used in the preparation of the unaudited pro forma condensed combined financial statement are consistent with those described in the audited consolidated financial statements of BIO-key for the year ended December 31, 2020.

NOTE 3 –PRESENTATION ADJUSTMENTS

There were no reclassification adjustments were made to PistolStar’ financial statements to conform them to BIO-key’s presentation.

NOTE 4 – PRO FORMA ADJUSTMENTS (STATEMENT OF OPERATIONS)

See Unaudited Pro Forma Condensed Combined Statement of Operations on F-59

BIO-key International, Inc. and Subsidiaries
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
Year ended December 31, 2020

	Historical Statements
	BIO-key International Inc.	PistolStar, Inc.	Proforma adjustments giving effect to the PistolStar, Inc. Acquisition		Proforma financial statements after giving effect to the Acquisition
	(A)	(B)
Revenues
Services	$1,432,228	-	-		$1,432,228
License fees	962,038	$823,051	-		1,785,089
Hardware	442,516	-	-		442,516
Total revenues	2,836,782	823,051	-		3,659,833

Costs and other expenses
Cost of services	502,214	-	-		502,214
Cost of license fees	49,891	576,106	-		625,997
Cost of hardware	242,721	-	-		242,721
Total costs and other expenses	794,826	576,106	-		1,370,932
Gross Profit	2,041,956	246,945	-		2,288,901

Operating expenses
Selling, general and administrative	5,848,687	196,937	51,667	(C)	6,097,291
Research, development and engineering	1,396,436	-	46,333	(D)	1,442,769
Total operating expenses	7,245,123	196,937	98,000		7,540,060
Operating income (loss)	(5,203,167)	50,008	(98,000)		(5,251,159)

Other income (expense)
Interest income	30,649	1,680	-		32,329
Government grant – Paycheck Protection Program	340,819	-	-		340,819
Interest expense	(4,343,212)	-	(18,000)	(E)	(4,361,212)
Loss on extinguishment of debt	(499,076)	-	-		(499,076)
Total other income (expense)	(4,470,820)	1,680	(18,000)		(4,487,140)
Net income (loss)	(9,673,987)	51,688	(116,000)		(9,738,299)
Deemed dividends related to down-round features	(112,686)	-	-		(112,686)
Net income (loss) available to common stockholders	(9,786,673)	51,688	(116,000)		(9,850,985)

Basic and Diluted Loss per Common Share	$(2.08)	-	-		$(2.10)

Weighted Average Shares Outstanding:
Basic and Diluted	4,700,787	-	-		4,700,787

(A)

PistolStar, Inc. (“PistolStar”) was acquired on June 30, 2020. The results of its operations for the period from July 1, 2020 through December 31, 2020 are included in the consolidated results of BIO-key International Inc.

(B)	Represents the results of operations for PistolStar for the period from January 1, 2020 through June 30, 2020.
(C)	Represents amortization of customer relationships intangible assets from PistolStar acquisition for the six months before the acquisition.
(D)	Represents amortization of trade name and proprietary software intangible assets from PistolStar acquisition for the six months before the acquisition.
(E)	Represents amortization of debt discount.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts, paid or payable by BIO-key International, Inc., or the Registrant, in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee and the Financial Industry Authority, Inc., or FINRA, filing fee.

Item	Amount
SEC registration fee	$4,478.10
FINRA filing fee	$6,710.00
Legal fees and expenses	$145,000
Accounting fees and expenses	$30,000
Transfer Agent Fees	$5,000
Miscellaneous fees and expenses	$10,000
Total	$201,188.10

Item 14.	Indemnification of Directors and Officers.

Section 145 of the DGCL authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact of their prior or current service to the corporation as a director or officer, in accordance with the provisions of Section 145, which are sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

Our certificate of incorporation, as amended (the “Certificate of Incorporation”), provides that, unless otherwise required under applicable law, (a) a director shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, and (b) we shall indemnify any director or officer made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact of such person’s current or prior service as a director or officer of the Company any predecessor of the Company, or any other enterprise per the Company’s or any predecessor to the Company’s request.

Our bylaws provide that (a) we shall indemnify and hold harmless our directors and officers to the maximum extent and in the manner permitted by the DGCL against expenses (including attorneys’ fees) reasonably incurred in connection with any proceeding, whether civil, criminal, administrative or investigative, arising by reason of the fact that such person is or was an agent of the corporation, (b) we shall advance expenses incurred by any director or officer prior to the final disposition of any proceeding to which the director or officer was or is or is threatened to be made a party promptly following a request therefore, subject to certain limited requirements, and (c) the rights conferred in our Bylaws are not exclusive.

We have also obtained insurance policies covering our directors and officers with respect to certain liabilities, including liabilities arising under the Securities Act.

The foregoing represents a summary of the general effect of the DGCL, our Certificate of Incorporation, and any other contracts or arrangements of the Company relating to indemnification, and is qualified in its entirety by reference to, the terms and provisions of the DGCL, our Certificate of Incorporation, and such other contracts or arrangements relating to indemnification.

Item 15.	Recent Sales of Unregistered Securities.

The information provided below has been updated as noted to retroactively reflect the effect of the Company’s 1-for-8 reverse stock split effected in November 2020.

The following sets forth information regarding all unregistered securities sold by us in transactions that were exempt from the requirements of the Securities Act in the last three years. Except where noted, all of the securities discussed in this Item 15 were all issued in reliance on the exemption under Section 4(a)(2) of the Securities Act without engaging in any advertising or general solicitation of any kind, and unless otherwise indicated, without payment of placement agent fees or commissions.

On August 25, 2020, we issued a warrant to a former employee to purchase 3,125 shares of common stock exercisable at a price of $ 5.20 per share in consideration for a business referral. The warrant has a term of five years and is immediately exercisable.

On May 12, 2020, we issued a warrant to an investor for 15,625 shares of common stock exercisable at a price of $9.28 per share in consideration for a business referral.

On June 29, 2020, we entered into and closed a securities purchase agreement with Lind (the “Investor”) which provides for the issuance of a $1,811,250 principal amount senior secured convertible note (the “Note”). At closing, a total of $1,575,000 was funded to the Company with the proceeds to be used for the acquisition of PistolStar, Inc. The principal amount due of the Note is due and payable in nine (9) equal monthly installments of $201,250 beginning four (4) months after the funding date. The Note was secured by a lien on substantially all of our assets and properties and was convertible at the option of Lind into shares of our common stock at a fixed conversion price of $9.28 per share. We had the right to prepay the Note in full at any time without penalty (the “Buy-Back Right”). Until the second anniversary of the closing, Lind has the right to purchase up to 20% of the securities we issue in any future private placement, subject to certain exceptions for, among other things, strategic investments. In connection with the closing, “Warrant”) we issued 17,071 shares to the Investor priced at $5.86 per share, the closing price of our common stock price to closing of the transaction, in payment of a amount due under the Note. In connection with the closing, we issued a warrant (the “Warrant”) to the Investor to purchase 178,125 shares of common stock at a fixed exercise price of $9.28 per annum. The Warrant has a term of five years and is immediately exercisable. We paid a placement fee to Maxim equal to 7% of the aggregate gross proceeds raised in the transaction.

On May 6, 2020, we entered into and closed a securities purchase agreement (the “Purchase Agreement”) with Lind which provides for the issuance of a $2,415,000 principal amount senior secured convertible note (the “Note”). At closing, a total of $2,100,000 was funded with the proceeds to be used for general working capital purposes. The principal amount due of the Note is due and payable in five equal monthly installments of $268,333 beginning seven (7) months after the funding date with the remaining balance due twelve (12) months after the date of funding The Note was secured by a lien on substantially all of our assets and properties and was convertible at the option of the Investor into shares of our common stock at a fixed conversion price of $9.28 per share. We had the right to prepay the Note in full at any time without penalty (the “Buy-Back Right”). In connection with the closing, we issued a warrant (the “Warrant”) to the Investor to purchase 237,500 shares of common stock at a fixed exercise price of $9.28 per share and issued 14,368 shares to the Investor priced at $9.28 per share in payment of a $133,000 due diligence fee. The Warrant has a term of five years and is immediately exercisable. The Note and the Warrant contain “blocker provisions” which prohibit conversion or exercise, as applicable, if such conversion or exercise would result in the Investor being the beneficial owner of in excess of 4.99% of our common stock. We paid a placement fee to Maxim equal to 7% of the aggregate gross proceeds raised in the transaction.

On March 25, 2020, we entered into a sales incentive agreement (the “Sales Agreement”) with TTI to pursue market opportunities in the continent of Africa. The initial term of the Sales Agreement is one-year (the “Initial Term”) which will automatically extend for additional one-year terms unless earlier terminated by either party upon written notice of nonrenewal given on or before ninety (90) days before the end of the then current term. The Sales Agreement provides that for each $5,000,000 in revenue (up to a maximum of $20,000,000) TTI generates for the Company during the Initial Term through sales of the Company’s products and services in Africa to new government and private customers that generate net income (calculated under U.S. generally accepted accounting principles) of at least 20%, the Company will pay TTI a sales incentive fee of $500,000 payable by the issuance of 62,500 shares of Common Stock. In the event that TTI generates revenue for the Company in excess of $20,000,000 during the Initial Term, the Company will issue TTI a five-year warrant to purchase 12,500 shares of Common Stock at an exercise price of $12.00 per share (the “Warrants”) for each $1,000,000 of revenue in excess of $20,000,000 (up to a maximum of $25,000,000). In no event shall the Company be obligated to issue more than 250,000 shares of Common Stock or Warrants to purchase more than 62,500 shares of Common Stock pursuant to the Sales Agreement. These Warrants contain “blocker provisions” which prohibit exercise, if such exercise would result in TTI being the beneficial owner of in excess of 4.99% of our Common Stock or 9.99% of our Common Stock if TTI is the beneficial owner of more than 4.99% of our Common Stock.

On February 13, 2020, the Company issued a $126,000 principal amount convertible note (the “February 2020 Note”) and 6,250 shares of common stock in payment of a $57,500 commitment fee. The February 2020 Note was paid in full on July 10,2020 by payment of $172,442.

On January 13, 2020, the Company issued a $157,000 principal amount convertible note and 6,250 shares of common stock in payment of a $75,000 commitment fee. On June 12, 2020, the January 2020 Note was paid in full by payment of $211,984.

On July 10, 2019, the Company issued a $3,060,000 principal amount senior secured convertible note (the “Original Note”). At closing, a total of $2,550,000 was funded. The original issue discount was $510,000. The principal amount due of the Original Note was due and payable as follows: $918,000 was due 180 days after funding, $1,071,000 was due 270 days after funding, and the remaining balance due 12 months after the date of funding. The Original Note was secured by a lien on substantially all of the Company’s assets and properties and was convertible at the option of the Investor in shares of common stock at a fixed conversion price of $12.00 per share. The Company had the right to prepay the Original Note in full at any time without penalty in which event, the Investor had the option of converting 25% of the outstanding principal amount of the Note into shares of common stock. In connection with the closing of the Original Note, the Company issued a five-year warrant to the Investor to purchase 250,000 shares of common stock at a fixed exercise price of $12.00 per share, paid a $50,000 commitment fee, and issued 33,334 shares of common stock in payment of a $400,000 due diligence fee. The Company also paid banker fees of $193,500 and legal fees of $71,330. The valuation of the warrant of $595,662 was recorded to debt discount and was amortized over the life of the Note. The fees associated with the agreement were allocated to debt issuance costs and additional paid-in capital based on the respective ratio of the valuation of the note and warrant. Amortization of the debt issuance costs and debt discount are included in interest expense on the statement of operations. On March 12, 2020, the Company issued a $3,789,000 principal amount senior secured convertible note (the “Amended Note”), which replaced the Original Note. The principal amount was due and payable in full on April 13, 2020. As of the date of this prospectus, the Investor has converted $3,789,000 into 728,654 shares of common stock and the remaining principal balance is $0.

On June 14, 2019, we issued a $157,000 note due November 14, 2019 which was convertible into shares of common stock at a conversion price of $12.00 per share in consideration of gross cash proceeds of $157,000. In connection with this financing, we issued 25,000 shares of common stock in payment of a $30,000 commitment fee, 22,500 of which were returned to us since the note was redeemed in full on July 10, 2019 prior to the maturity date.

On April 4, 2019, we issued a $550,000 principal amount secured debenture due November 15, 2019 which was convertible into shares of common stock at a conversion price of $12.00 per share in consideration of gross cash proceeds of $510,000.  In connection with this financing, we issued 10,000 shares of common stock in payment of a $120,000 commitment fee and agreed to issue 1,250 shares of common stock to the investor each month in payment of a monthly commitment fee of $15,000 until the earlier of November 1, 2019 or the repayment or conversion of the debenture.  The debenture was redeemed and repaid in full on July 10, 2019.

On May 31, 2018, we received a conversion notice from Wong Kwok Fong to convert 23,508 shares of the Company’s Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred”). Each share of Series A-1 Preferred has an original issue price of $100.00 and is convertible into shares of Company common stock (“Common Stock”) at a conversion price of $28.80 per share. The forgoing conversion resulted in the issuance of 81,625 shares of Common Stock. As a result of the forgoing conversion, there are no longer any issued and outstanding shares of Series A-1 Preferred. On May 31, 2018, we entered into a securities purchase agreement (the “Purchase Agreement”) with Wong Kwok Fong to purchase 885 shares of Common Stock in consideration of the conversion of an accrued dividend payable on the Series A-1 Preferred in the amount of $25,463 resulting in a per share purchase price of $28.80. The terms of the Purchase Agreement provided for us to waive the standstill provision (the “Standstill Provision”) included in the securities purchase agreements dated October 29, 2015 and November 11, 2015 by and between the Company and Wong Kwok in order to permit him to purchase the forgoing shares. The Standstill Provision remains in full force and effect and prevents Wong Kwok Fong, either alone or together with any other person, from acquiring additional shares of the Common Stock or any of the Company’s assets, soliciting proxies, or seeking further representation on the Company’s board of directors. Wong Kwok Fong, is the Company’s Managing Director of Hong Kong Operations, a director of the Company, and a principal stockholder of the Company and, therefore, has an interest in the transactions described herein.

On May 23, 2018, we received a conversion notice from Giant Leap to convert 720 shares of the Company’s Series B-1 Convertible Preferred Stock (the “Series B-1 Preferred”) and a conversion notice from Micron to convert 43,860 shares of Series B-1 Preferred. Each share of Series B-1 Preferred has an original issue price of $100.00 and is convertible into shares of Company common stock (“Common Stock”) at a conversion price of $28.80 per share. The forgoing conversions resulted in the issuance of 154,792 shares of Common Stock. As a result of the forgoing conversion, there are no longer any issued and outstanding shares of Series B-1 Preferred.

On May 23, 2018, we entered into a securities purchase agreement with Giant Leap to purchase 373 shares of Common Stock in consideration of the conversion of an accrued dividend payable on the shares of Series B-1 Preferred owned by Giant Leap in the amount of $10,721 resulting in a per share purchase price of $28.80. On May 23, 2018, we also entered into a securities purchase agreement with Micron to purchase 1,550 shares of Common Stock in consideration of the conversion of an accrued dividend payable on the shares of Series B-1 Preferred owned by Micron in the amount of $44,621 resulting in a per share purchase price of $28.80.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

The following exhibits are being filed with this Registration Statement:

Exhibit	Exhibit
No.

2.1

Stock Purchase Agreement by and among the Company, Thomas J. Hoey, and PistolStar, Inc. dated June 6, 2020 (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K, filed with the SEC on July 7, 2020).

3.1	Certificate of Incorporation of BIO-key International, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K, filed with the SEC on January 5, 2005)

3.2	Bylaws (incorporated by reference to Exhibit 3.3 to the current report on Form 8-K, filed with the SEC on January 5, 2005)

3.3	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Appendix A to the definitive proxy statement, filed with the SEC on January 18, 2006)

3.4

Certificate of Amendment of Certificate of Incorporation of Bio-key International, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed with the SEC on March 31, 2015)

3.5

Certificate of Elimination of BIO-key International, Inc. filed October 6, 2015 (incorporated by reference to Exhibit 3.5 to the registration statement on Form S-1 File No. 333-208747 filed with the SEC on December 23, 2015)

3.6

Certificate of Designation of Preferences, Rights and Limitations of Series A-1 Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K, filed with the SEC on November 2, 2015)

3.7

Certificate of Designation of Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the quarterly report on Form 10-Q, filed with the SEC on November 16, 2015)

3.8

Certificate of Amendment of Certificate of Incorporation of Bio-key International, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K, filed with the SEC on December 28, 2016)

3.9

Certificate of Amendment of Certificate of Incorporation of Bio-Key International, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K, filed with the SEC on November 19, 2020)

4.1	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to the registration statement on Form SB-2, File No. 333-16451)

4.2	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.2 to Amendment No. 1 to the Registration Statement on Form S-1/A, filed with the SEC on July 17, 2020).

4.3	Form of Warrant (incorporated by reference to Exhibit 4.3 to Amendment No. 1 to the Registration Statement on Form S-1/A, filed with the SEC on July 17, 2020).

4.4	Form of Warrant Agency Agreement (incorporated by reference to Exhibit 4.4 to Amendment No. 2 to the Registration Statement on Form S-1/A, filed with the SEC on July 20, 2020).

5.1	Opinion of Fox Rothschild LLP (incorporated by reference to Exhibit 5.1 to current report on Form 8-K, filed with the SEC on July 23, 2020).

10.1

Employment Agreement by and between BIO-key International, Inc. and Mira LaCous dated November 20, 2001 (incorporated by reference to Exhibit 10.39 to the current report on Form 8-K, filed with the SEC on January 22, 2002)***

10.2

BIO-key International, Inc. 2004 Stock Incentive Plan (incorporated by reference to Exhibit 10.48 to amendment no. 1 the registrant’s registration statement on Form SB-2, File No. 33-120104, filed with the SEC on December 14, 2004)***

10.3

Employment Agreement, effective March 25, 2010, by and between the Company and Michael W. DePasquale (incorporated by reference to Exhibit 10.93 to the annual report on Form 10-K, filed with the SEC on March 26, 2010)***

10.4

Employment Agreement by and between BIO-key International, Inc. and Cecilia Welch dated May 15, 2013 (incorporated by reference to Exhibit 10.42 to the annual report on Form 10-K, filed with the SEC on March 31, 2014)***

10.5

Third Amendment to Lease Agreement by and between BIO-key International, Inc. and Victor AOP, Inc. dated June 30, 2013 (incorporated by reference to Exhibit 10.43 to the annual report on Form 10-K, filed with the SEC on March 31, 2014)

10.6

First Amendment to Lease Agreement by and between BIO-key International, Inc. and BRE/DP MN LLC dated September 12, 2013 (incorporated by reference to Exhibit 10.44 to the annual report on Form 10-K, filed with the SEC on March 31, 2014)

10.7	BIO-key International, Inc. 2015 Equity Incentive Plan (incorporated by reference to Appendix B to the definitive proxy statement filed with the SEC on December 15, 2015)***

10.9

Software License Purchase Agreement Dated November 11, 2015 by and among BIO-key Hong Kong Limited, Shining Union Limited, WWTT Technology China, Golden Vast Macao Commercial Offshore Limited, Giant Leap International Limited (incorporated by reference to Exhibit 10.36 to the registration statement on Form S-1 File No. 333-208747 filed with the SEC on December 23, 2015)**

10.11	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K, filed with the SEC on May 3, 2017)

10.12

Form Non-Plan Option Agreement between the Company and certain of its directors, officers, employees and contractors (incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q filed with the SEC on May 15, 2017)***

10.13

Securities Purchase Agreement dated April 3, 2018 by and between the Registrant and Wong Kwok Fong (Kelvin) (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K, filed with the SEC on April 4, 2018)

10.14

Securities Purchase Agreement dated May 23, 2018 by and between the Registrant and Giant Leap International Limited (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K, filed with the SEC on May 30, 2018)

10.15

Securities Purchase Agreement dated May 23, 2018 by and between the Registrant and Micron Technology Development Limited (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K, filed with the SEC on May 30, 2018)

10.16

Securities Purchase Agreement dated May 31, 2018 by and between the Registrant and Wong Kwok Fong (Kelvin) (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K, filed with the SEC on June 4, 2018)

10.17

Underwriting Agreement dated August 22, 2018 by and between the Registrant and Maxim Group LLP (incorporated by reference to Exhibit 1.1 to the current report on Form 8-K, filed with the SEC on August 27, 2018)

10.18	Form of Common Stock Purchase Warrant dated August 24, 2018 (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K, filed with the SEC on August 27, 2018)

10.19	GLP 2nd Amendment to Lease dated July 27, 2018 (incorporated by reference to Exhibit 10.26 to the annual report on Form 10-K, filed with the SEC on April 1, 2019)

10.20	Marlen 4th Amendment to Lease dated June 2, 2018 (incorporated by reference to Exhibit 10.27 to the annual report on Form 10-K, filed with the SEC on April 1, 2019)

10.21

Securities Purchase Agreement dated July 10, 2019 by and between the Registrant and Lind Global Macro Fund, LP. (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q, filed with the SEC on August 14, 2019)

10.22

Security Agreement dated July 10, 2019 by and between the Registrant and Lind Global Macro Fund, LP. (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q, filed with the SEC on August 14, 2019)

10.23

Collateral Sharing Agreement dated July 10, 2019 by and among the Registrant, Lind Global Macro Fund, LP and Versant Funding LLC (incorporated by reference to Exhibit 10.3 to the quarterly report on Form 10-Q, filed with the SEC on August 14, 2019)

10.24	$3,060,00 Senior Secured Convertible Promissory Note dated July 10, 2019 (incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q, filed with the SEC on August 14, 2019)

10.25	Common Stock Purchase Warrant dated July 10, 2019 (incorporated by reference to Exhibit 10.5 to the quarterly report on Form 10-Q, filed with the SEC on August 14, 2019)

10.26	BIO-key International, Inc. Amended and Restated 2015 Equity Incentive Plan (incorporated by reference to Appendix A to the definitive proxy statement filed with the SEC on April 30, 2019)***

10.27	Sales Incentive Agreement with Technology Transfer Institute dated March 25, 2020. (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q, filed with the SEC on June 8, 2020)

10.28	Form of Technology Transfer Institute Warrant. (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q, filed with the SEC on June 8, 2020)

10.29

Amended and Restated Senior Secured Convertible Promissory Note, due April 13, 2020 issued by the Company to Lind Global Macro Fund, LP. (incorporated by reference to Exhibit 10.3 to the quarterly report on Form 10-Q, filed with the SEC on June 8, 2020)

10.30

Amendment to Amended and Restated Senior Secured Convertible Promissory Note, due April 13, 2020 by and between the Company and Lind Global Macro Fund, LP dated April 12, 2020. (incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q, filed with the SEC on June 8, 2020)

10.31

Securities Purchase Agreement dated May 6, 2020 by and between the Company and Lind Global Macro Fund, LP. (incorporated by reference to Exhibit 10.5 to the quarterly report on Form 10-Q, filed with the SEC on June 8, 2020)

10.32	$2,415,000 Senior Secured Convertible Promissory Note dated May 6, 2020. (incorporated by reference to Exhibit 10.6 to the quarterly report on Form 10-Q, filed with the SEC on June 8, 2020)

10.33	Common Stock Purchase Warrant dated May 6, 2020. (incorporated by reference to Exhibit 10.7 to the quarterly report on Form 10-Q, filed with the SEC on June 8, 2020)

10.34

Amended and Restated Security Agreement dated May 6, 2020 by and between the Company and Lind Global Macro Fund, LP. (incorporated by reference to Exhibit 10.8 to the quarterly report on Form 10-Q, filed with the SEC on June 8, 2020)

10.35

Amendment No. 2 to Amended and Restated Senior Secured Convertible Promissory Note, due April 13, 2020 by and between the Company and Lind Global Macro Fund, LP dated May 13, 2020. (incorporated by reference to Exhibit 10.9 to the quarterly report on Form 10-Q, filed with the SEC on June 8, 2020)

10.36

Securities Purchase Agreement dated June 29, 2020 by and between the Company and Lind Global Macro Fund, LP (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K, filed with the SEC on July 1, 2020)

10.37	$1,811,250 Senior Secured Convertible Promissory Note dated June 29, 2020. (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K, filed with the SEC on July 1, 2020)

10.38	Common Stock Purchase Warrant dated May 6, 2020. (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K, filed with the SEC on July 1, 2020)

10.39

Second Amended and Restated Security Agreement dated June 29, 2020 by and between the Company and Lind Global Macro Fund, LP (incorporated by reference to Exhibit 10.4 to the current report on Form 8-K, filed with the SEC on July 1, 2020)

10.40	$500,000 Promissory note, dated June 30, 2020 (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed with the SEC on July 7, 2020).

10.41

Form of Restricted Stock Award Agreement under the BIO-key International, Inc. Amended & Restated 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K, filed with the SEC on August 28, 2020)***

10.42

Employment Agreement by and between BIO-key International, Inc. and James Sullivan dated April 5, 2017 *** (incorporated by reference to Exhibit 10.42 to the annual report on Form 10-K, filed with the SEC on March 29, 2021)

21.1	List of subsidiaries of BIO-key International, Inc. (incorporated by reference to Exhibit 21.1 to the annual report on Form 10-K, filed with the SEC on March 29, 2021)

23.1*	Consent of RMSBG

23.2*	Consent of Penchansky & Co., PLLC

23.3	Consent of Fox Rothschild LLP (included in Exhibit 5.1)

24.1*	Power of Attorney

*  filed herewith

** Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted sections have been filed separately with the Securities and Exchange Commission

*** Management compensatory plan.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)  For the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wall, New Jersey, on the 16th day of April 2021.

BIO-KEY INTERNATIONAL, INC.

By:	/s/ Michael DePasquale
Michael DePasquale
Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)

By:	/s/ Cecilia Welch
Cecilia Welch
Chief Financial Officer (principal financial and accounting officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of BIO-key International, Inc., hereby severally constitute and appoint Michael W. DePasquale, our true and lawful attorney with full power to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable BIO-key International, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael DePasquale	Chairman of the Board of Directors and Chief Executive Officer	April 16, 2021
Michael DePasquale	(Principal Executive Officer)

/s/ Cecilia Welch	Chief Financial Officer	April 16, 2021
Cecilia Welch	(Principal Financial Officer and Principal Accounting Officer)

*	Director	April 16, 2021
Robert J. Michel

*	Director	April 16, 2021
Thomas E. Bush III

*	Director	April 16, 2021
Thomas Gilley

*	Director	April 16, 2021
Peter Knook

*	Director	April 16, 2021
Wong Kwok Fong

*	Director	April 16, 2021
Manny Alia

*By:   /s/ Michael DePasquale

Michael DePasquale

Attorney-in-fact